UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.   )
Filed by the Registrant ☒      Filed by a Party other than the Registrant  ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
CASEY'S GENERAL STORES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check all boxes that apply):
☑	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Dear Shareholders:
I am pleased to invite you to attend the annual meeting of shareholders of Casey’s General Stores, Inc., to be held at 8:30 a.m. Central Time on August 28, 2024. The annual meeting will be held online in virtual format only, via live audio webcast at:
www.virtualshareholdermeeting.com/CASY2024
The Notice of Annual Meeting and Proxy Statement describe the matters to be considered and voted upon. At the virtual annual meeting, you will have an opportunity to vote and submit your questions through the webcast site.
Whether or not you attend the virtual annual meeting, it is important that your shares are represented. If you request a paper copy of the proxy materials, please promptly complete and return the proxy card or voter instruction form. Alternatively, you may vote by telephone or through the Internet as described below in the Proxy Statement.
On behalf of the Board of Directors and Casey’s leadership team, thank you for your support.
Sincerely,

Darren M. Rebelez
Board Chair, President and Chief Executive Officer
July 17, 2024

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
August 28, 2024
8:30 a.m. Central Time
www.virtualshareholdermeeting.com/CASY2024
The 2024 annual shareholders’ meeting (the “Annual Meeting”) of Casey’s General Stores, Inc. will be held as follows:
Date and Time	Location – Virtual Meeting Only	Record Date	Mailing Date
August 28, 2024 8:30 a.m. Central Time	www.virtualshareholdermeeting.com/CASY2024	June 26, 2024	On or around July 17, 2024
We encourage you to access the Annual Meeting webcast prior to the start time.	The Annual Meeting is virtual only via live audio webcast – there is no physical location for the meeting. You can ask questions and vote during the meeting.	Shareholders of record at the close of business on the record date are entitled to vote at the Annual Meeting.	Proxy materials are first being distributed or made available as of the mailing date.
At the meeting, the following items will be considered and acted upon, as described further in the Proxy Statement:
1	To elect eleven directors to serve until the next annual shareholders’ meeting and until their successors are elected and qualified
2	To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending April 30, 2025
3	To hold an advisory vote on our named executive officer compensation
4	Shareholder proposal regarding independent board chair policy, if properly presented at the Annual Meeting
5	Shareholder proposal regarding greenhouse gas emissions reporting, if properly presented at the Annual Meeting
6	To transact such other business as may properly come before the Annual Meeting or at any adjournment or postponement thereof
Your vote is important. It is important that your shares be represented and voted, whether or not you plan to attend the Annual Meeting. You can vote by any of the following methods:
Internet	Telephone	Mail	At the Annual Meeting
You may vote on the Internet at www.proxyvote.com.	You may vote by touch-tone telephone by calling 1-800-690-6903 or the number on your voter instruction form.	If you received/requested paper proxy materials, return your completed/signed proxy card or voter instruction form in the postage-paid envelope provided.	You may vote during the Annual Meeting on the virtual meeting website, listed above. See pages 5-8 for further details.
You will need the 16-digit control number included in your notice, proxy card or voter instruction form in order to vote.
By Order of the Board of Directors,

Scott Faber
Vice President, Deputy General Counsel and
Corporate Secretary
July 17, 2024

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on August 28, 2024
The Notice of Annual Meeting of Shareholders, the Proxy Statement and Annual Report are available at http://materials.proxyvote.com/147528

SECTION	PG.
SECTION (cont.)	PG.

PROXY STATEMENT SUMMARY
2024 FISCAL YEAR FINANCIAL SUMMARY
Casey’s is the third largest convenience store retailer in the United States – highlights include:
Casey’s – At-a-Glance
2,658 Stores	17 U.S. States	45,000 Team Members	$14.9 billion FY24 Revenue	7.9 million Rewards Members
Casey’s once again delivered exceptional performance for its shareholders during the 2024 fiscal year – highlights include (as compared to the 2023 fiscal year-end):
Net Income	EBITDA*	Share Price	Diluted EPS
$501.9 million ↑ $446.7 million (FY23)	$1.06 billion ↑ $952.5 million (FY23)	$319.58 ↑ $228.82 (FY23)	$13.43 ↑ $11.91 (FY23)
12.4% increase	11.2% increase	39.7% increase	12.8% increase
*EBITDA is a non-GAAP measure defined as net income before net interest expense, income taxes, depreciation and amortization. See Appendix A for reconciliation of net income to EBITDA.
2024 ANNUAL MEETING DETAILS
August 28, 2024 8:30 a.m. CT	www.virtualshareholdermeeting.com/CASY2024 (virtual only – there is no physical meeting location)	Record Date: June 26, 2024
Proposals	Description	Board’s Voting Recommendation
1. Election of Directors	To elect eleven directors to serve until the next annual shareholders’ meeting and until their successors are elected and qualified	✔ FOR each nominee
2. Ratify Auditors	To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending April 30, 2025	✔ FOR
3. “Say on Pay”	To hold an advisory vote on our named executive officer compensation	✔ FOR
4. Shareholder Proposal	Shareholder proposal regarding independent board chair policy, if properly presented at the Annual Meeting	☒ AGAINST
5. Shareholder Proposal	Shareholder proposal regarding greenhouse gas emissions reporting, if properly presented at the Annual Meeting	☒ AGAINST
Notice & Proxy Statement	1

VOTING ROADMAP
Proposal 1 Summary: Election of Directors
**The Board recommends a vote FOR all director nominees**
Nominees	Div.	Age	Director Since	Current Committees			Nominee Composition* / Highlights
				A	NCG	C/HC
Darren M. Rebelez Board Chair President and CEO, Casey’s General Stores, Inc.	✔	58	2019				Gender Diversity = 5 of 11 female (45%) Racial/Ethnic Diversity = 4 of 11 diverse (36%) Average Age = 61 years Average Tenure = 5 years
Judy A. Schmeling (I) Lead Independent Director Former COO, HSN, Inc. and President, Cornerstone Brands	✔	64	2018		M
Sri Donthi (I) Executive VP and Chief Technology Officer, Advance Auto Parts, Inc.	✔	57	2022	M
Governance Practices
✔ Annual election of directors
✔ Majority voting in uncontested elections
✔ Robust Lead Independent Director duties
✔ All directors independent other than CEO
✔ All committee members are independent
✔ Regular executive sessions
✔ Meaningful stock ownership requirements
✔ Proxy access (3/3/20/20)
✔ Single voting class of securities
✔ Robust code of conduct/ethics
✔ Regular board/committee self-assessments
✔ Director over-boarding limits
✔ Strong corporate governance guidelines
✔ ESG oversight by the Nom./Gov. Committee

Donald E. Frieson (I) Retired Executive VP, Supply Chain, Lowe’s Companies, Inc.	✔	66	2018		M	M
Cara K. Heiden (I) Retired Co-President, Wells Fargo Home Mortgage	✔	68	2017	C*
David K. Lenhardt (I) Former President and CEO, PetSmart, Inc.		55	2018	M*	C
Maria Castañón Moats (I) Retired Partner, PricewaterhouseCoopers, LLP	✔	56	2024	M*
(I) = Independent
Div. = Diversity (gender, race, or ethnicity)
C = Chair
M = Member
A = Audit
* = Audit Committee Financial Expert
NCG = Nominating and Corporate Gov.
C/HC = Compensation and Human Capital

Larree M. Renda (I) Retired Executive VP, Safeway, Inc.	✔	66	2014			C
Michael Spanos (I) COO, Delta Air Lines, Inc.		59	2022	M*
Gregory A. Trojan (I) Former CEO, BJ’s Restaurants, Inc.		65	2021			M
Allison M. Wing (I) CEO, Oobli, Inc.	✔	57	2018			M
Notice & Proxy Statement	2

Proposal 2 Summary: Ratify Independent Registered Public Accounting Firm
**The Board recommends a vote FOR ratification of KPMG**
Summary Information About KPMG

The Audit Committee has selected KPMG LLP to act as its independent registered public accounting firm for the fiscal year ending
April 30, 2025, and seeks ratification of the selection. KPMG has been the Company’s auditor since 1987.

Proposal 3 Summary: “Say on Pay”
**The Board recommends a vote FOR its NEO compensation**
FY24 Named Executive Officers	Compensation Governance
Darren M. Rebelez President and CEO
What We Do – Best Practices
✔ Strong pay for performance
✔ Incentive pay with multiple metrics tied to long-term shareholder value
✔ Meaningful stock ownership requirements for officers
✔ Double-trigger change of control provisions
✔ Independent compensation consultant
✔ Annual “say on pay” vote

What We Don’t Do
☒ No guaranteed incentive payments
☒ No uncapped incentive compensation opportunities
☒ No hedging or pledging of Company stock
☒ No tax gross-ups
☒ No excessive benefits or perquisites
☒ No single-trigger change of control provisions

“Say on Pay” Results: 2021: 97.9%, 2022: 97.0%, 2023: 97.6%
⯀ Pay program in FY24 was substantially the same as FY23, which as noted, our shareholders overwhelmingly supported

Stephen P. Bramlage, Jr. Chief Financial Officer
Ena Williams Chief Operating Officer
Thomas P. Brennan Chief Merchandising Officer
Chad M. Frazell Chief Human Resources Officer
FY24 Direct Compensation Elements
Element	Purpose	FY24 Metrics
Base Salary	Attracts and retains executives by providing competitive fixed annual cash compensation	Evaluated annually based on market and peer group data and individual and Company performance
Annual Incentive Program (“AIP”)	Performance based pay that delivers annual cash incentives when key financial/operating targets are met or exceeded	⯀ 60% - EBITDA ⯀ 40% - same store sales growth (inside sales)
Long-Term Incentive Program (“LTIP”)	Performance and time-based equity compensation to attract, retain and reward executives when key financial/operating targets are met or exceeded over a three-year performance period	⯀ 75% PSUs (1/2 ROIC, ½ EBITDA) (+/- 25% rTSR modifier based on top/bottom quartile TSR) ⯀ 25% time-based RSUs
FY24 Overall Pay Mix				Incentive Highlights
Target Direct Comp. Mix (CEO):				FY24 AIP Payout: Due to the exceptional financial performance of the Company during the 2024 fiscal year, including record EBITDA, the 2024 AIP achieved a payout of 157% of target.

Sal.	AIP	LTIP	= 88% at-risk
12%	19%	69%
Target Direct Comp. Mix (other NEO avg.):
FY22-FY24 LTIP Payout: Due to the continued long-term financial success of the Company, the LTIP PSU awards granted during the 2022 fiscal year vested at 200% of target for the ROIC PSUs and 200% of target for the EBITDA PSUs, for a total LTIP payout at 200% of target.

Sal.	AIP	LTIP	= 76% at-risk
24%	22%	54%

Notice & Proxy Statement	3

Proposals 4 and 5: Shareholder Proposals
**The Board recommends a vote AGAINST both shareholder proposals**
Shareholder Proposal Regarding Independent Board Chair Policy (Proposal 4) Shareholder Proposal Regarding Greenhouse Gas Emissions Reporting (Proposal 5)
The Board recommends a vote against both shareholder proposals.
Notice & Proxy Statement	4

ANNUAL MEETING FAQs
Why am I receiving these materials?
The Company’s Board of Directors, through the Notice of Internet Availability of Proxy Materials, the Notice of Annual Meeting of Shareholders, this Proxy Statement and the proxy card, is soliciting your vote on matters being submitted for shareholder approval at the Company’s 2024 annual shareholders’ meeting (the “Annual Meeting”) and any adjournments or postponements thereof.
When is the Annual Meeting?
The 2024 Annual Meeting will be held at 8:30 a.m. Central Time on August 28, 2024.
Is the Annual Meeting being held in a virtual only format?
Yes. Due to strong virtual shareholder participation last year, and to provide the opportunity for shareholders in a broader geography to attend, the Annual Meeting will be virtual only, via live audio webcast at www.virtualshareholdermeeting.com/CASY2024. There is no in-person option to attend the Annual Meeting. We encourage you to access the webcast prior to the start time of 8:30 am Central Time. If you encounter any difficulties accessing the virtual meeting, please call: (844) 976-0738 (toll-free), or (303) 562-9301 (international).
Do I need anything to attend the Annual Meeting?
Yes. To participate in the Annual Meeting, you will need Internet access and the 16-digit control number included on your Notice, proxy card or voting instruction form. When accessing the meeting website, insert the control number where indicated.
Can I vote my shares at the virtual Annual Meeting format?
Yes. You will be able to vote your shares electronically during the Annual Meeting by following the voting prompts at www.virtualshareholdermeeting.com/CASY2024.
Can I ask questions through the virtual Annual Meeting format, and are there any rules for questions?
We are committed to ensuring that shareholders be afforded the same rights and opportunities to participate as they would at an in-person meeting, which includes the ability to ask questions of our Board, senior leadership team and a representative from our independent registered public accounting firm, KPMG LLP, during the allotted question and answer session that follows adjournment of the formal business of the Annual Meeting. The Board Chair (or designee) may exercise discretion as to the order in which questions are asked and the amount of time devoted to any one question, and we reserve the right to edit or reject questions we deem profane or otherwise inappropriate. In addition, we will not entertain questions that are (i) not pertinent to meeting matters or the business of the Company, (ii) related to material non-public information of the Company, (iii) related to personal grievances, (iv) derogatory references to individuals or that are otherwise in bad taste, (v) repetitious of statements made by another shareholder, or (vi) related to pending or threatened litigation (see the Annual Meeting rules and procedures on the meeting website).
To submit your question the day of the Annual Meeting, beginning at 8:15 a.m. Central Time, log into www.virtualshareholdermeeting.com/CASY2024, click on the Q&A button, type your question into the “Submit a Question” field, and click “Submit”. If time does not allow for all questions, or a shareholder has a question after the annual meeting, please direct those questions to Brian J. Johnson, Senior VP – Investor Relations and Business Development, Casey’s General Stores, Inc., One SE Convenience Blvd., Ankeny, Iowa 50021.
Do I need to be a shareholder to attend the Annual Meeting?
No. The Annual Meeting will be accessible to anyone who is interested by visiting www.virtualshareholdermeeting.com/CASY2024; however, non-shareholders will not be permitted to vote or submit questions through the meeting website.
What is the record date for the Annual Meeting?
The record date for the Annual Meeting is June 26, 2024 (the “Record Date”).
What is the mailing date for the Annual Meeting?
This Proxy Statement and the proxy card are first being provided and/or made available on or about July 17, 2024, to each holder of record of common stock, no par value per share (“Common Stock”), of the Company at the close of business on the Record Date.
Notice & Proxy Statement	5

How many shares of Common Stock were issued and outstanding on the Record Date?
There were 37,111,457 shares of Common Stock issued and outstanding on the Record Date. Each share of Common Stock will be entitled to one vote on all matters.
What are the agenda items for the Annual Meeting?
At the Annual Meeting, shareholders will vote on the following matters (i) to elect eleven directors to serve until the next annual shareholders’ meeting and until their successors are elected and qualified; (ii) to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending April 30, 2025; (iii) to hold an advisory vote on our named executive officer compensation; (iv) to vote on two shareholder proposals, if properly presented at the Annual Meeting, and (v) to transact such other business as may properly come before the Annual Meeting or at any adjournment or postponement thereof.
Are there any other items of business to be conducted at the Annual Meeting?
The Board is not aware as of this date of any other matters proposed to be presented at the Annual Meeting other than those set forth herein. However, the persons named on the proxy card will have discretionary authority to vote on any other matter that is properly presented at the meeting, according to their best judgment.
Who is entitled to vote at the Annual Meeting?
The only securities eligible to vote at the Annual Meeting are shares of Common Stock. Only holders at the close of business on the Record Date of June 26, 2024, are entitled to vote. Each share represents one vote, and all shares vote together as a single class. A list of shareholders entitled to notice of the Annual Meeting is on file at the Company’s office located at One SE Convenience Blvd., Ankeny, Iowa 50021, and will be available electronically to shareholders on the virtual meeting website during the Annual Meeting.
How many shares are required for a quorum?
The presence in person or by proxy of shareholders entitled to cast a majority of all the votes entitled to be cast at the Annual Meeting constitutes a quorum. Shareholders are entitled to one vote per share. Shares held by shareholders abstaining from voting but otherwise present at the meeting in person or by proxy (“abstentions”), and broker shares that are not voted on a particular proposal because the broker does not have discretionary voting power for that proposal and have not received voting instructions from the beneficial owner (“broker non-votes”), are included in determining whether a quorum is present.
What vote is required for Proposal 1 – election of directors?
For Proposal 1, every shareholder has the right to vote each share of Common Stock owned by such shareholder on the Record Date for as many persons as there are directors to be elected. Cumulative voting is not permitted. The Company’s Articles of Incorporation provide for a majority voting standard in uncontested elections, meaning that the number of votes cast “FOR” a director nominee must exceed the number of votes cast “AGAINST” that director nominee (a “Majority Vote”). Abstentions and broker non-votes will not be counted as votes cast and will have no effect on the results of the vote for Proposal 1.
What if a director nominee does not receive a Majority Vote?
The Company’s Corporate Governance Guidelines provide that any director in an uncontested election who does not receive a Majority Vote is expected to tender his or her resignation as a director. All of the current directors have tendered irrevocable resignations to the Company that will be effective if that director does not receive a Majority Vote and the Board accepts such resignation.
What vote is required for Proposal 2 – ratification of independent registered public accounting firm?
Proposal 2 requires the affirmative vote of the majority of the votes cast on the proposal, meaning that the number of shares voted “FOR” the proposal must exceed the number of shares voted “AGAINST” the proposal. Abstentions will not be counted as votes cast and will have no effect on the results of the vote for Proposal 2. Broker non-votes are not expected for Proposal 2.
What vote is required for Proposal 3 – advisory vote on named executive officer compensation (“say-on-pay”)?
Proposal 3 requires the affirmative vote of the majority of the votes cast on the proposal, meaning that the number of shares voted “FOR” the proposal must exceed the number of shares voted “AGAINST” the proposal. Abstentions and broker non-votes will not be counted as votes cast and will have no effect on the results of the vote for Proposal 3.
Notice & Proxy Statement	6

What vote is required for Proposals 4 and 5 – shareholder proposals?
Proposals 5 and 6 each require the affirmative vote of the majority of the votes cast on the proposal, meaning that the number of shares voted “FOR” each proposal must exceed the number of shares voted “AGAINST” each proposal. Abstentions and broker non-votes will not be counted as votes cast and will have no effect on the results of the vote for either Proposal 4 or 5.
How do I vote my shares?
You may vote at the Annual Meeting through the virtual meeting website at www.virtualshareholdermeeting.com/CASY2024 or by submitting a completed proxy.
What is a proxy?
By submitting a proxy, you are legally authorizing another person to vote your shares. The proxy card designates Darren M. Rebelez and Judy A. Schmeling to vote your shares in accordance with the voting instructions you indicate on your proxy card. If you submit your proxy card designating Mr. Rebelez and Ms. Schmeling as the individuals authorized to vote your shares, but you do not indicate how your shares are to be voted, your shares will be voted by these individuals in accordance with the Board’s recommendations, which are described in this Proxy Statement. If any matters, other than those in this Proxy Statement, are properly raised at the Annual Meeting, these individuals will have the authority to vote your shares on those matters in accordance with their discretion and judgment.
How do I vote by submitting a completed proxy?
Mail: You can vote your shares by mail by requesting a paper copy of the proxy materials by following the instructions on the Notice and promptly returning your completed proxy card in the envelope provided. For your proxy to be validly submitted and your shares to be voted in accordance with your instructions, mail your proxy card in time for it to be received by the morning of August 28, 2024.
Telephone: You can vote your shares by calling the toll-free number indicated on your proxy card at any time on a touch-tone telephone and following the recorded instructions. If you vote by telephone, you may submit your voting instructions until 11:59 pm Eastern Time on August 27, 2024. If you are a beneficial owner, or you hold your shares in “street name,” contact your bank, broker or other holder of record to determine whether you will be able to vote by telephone.
Internet (prior to the Annual Meeting): You can vote your shares on the Internet by going to the website indicated on your proxy card and following the steps outlined. If you vote on the Internet, you may submit your voting instructions until 11:59 pm Eastern Time on August 27, 2024. If you are a beneficial owner, or you hold your shares in “street name,” contact your bank, broker or other holder of record to determine whether you will be able to vote on the Internet.
What if I hold shares through the Company’s 401(k) Plan?
If you hold shares through the Company’s 401(k) Plan (the “401K Plan”), the shares are not registered in your name, and your name will not appear in the Company’s register of shareholders. Instead, your shares are registered in the name of a trust, administered by Principal Trust Company (the “Trustee”). Only the Trustee will be able to vote your shares, even if you attend the Annual Meeting. You can direct the voting of the shares allocated to your account—including changing or revoking a previously submitted vote—on the Internet, by telephone or by mail on a proxy instruction card, but cannot direct the voting of your 401K Plan shares at the meeting. If voting instructions for shares in the 401K Plan are not returned, those shares will be voted by the Trustee in the same proportion as the shares for which voting instructions are returned by the other 401K Plan participants. To allow time for the Trustee to tabulate the vote of the 401K Plan shares, participant instructions must be received before 11:59 pm Eastern Time on August 25, 2024.
Can I change my vote?
Yes. If you have previously submitted a proxy card, you may change any vote you may have cast by following the instructions on the proxy card to vote by telephone or on the Internet, or by completing, signing, dating and returning a new proxy card, or by attending the Annual Meeting and voting your shares. If your shares are registered in the “street name” of a bank, broker or other holder of record, please contact the applicable bank, broker or record holder for instructions on how to change or revoke your vote.
Is my proxy revocable?
Yes. Your proxy is revocable. If you are a shareholder of record, you may revoke it by mail before the Annual Meeting by sending a written notice to Scott Faber, Corporate Secretary, Casey’s General Stores, Inc., One SE Convenience Blvd., Ankeny, Iowa 50021. If you wish to revoke your submitted proxy card and submit new voting instructions by mail, then you must sign, date and mail a new proxy card with your new voting instructions. Please mail any new proxy card in time for it to be received by the
Notice & Proxy Statement	7

morning of August 27, 2024. If you are a shareholder of record and you voted your proxy card by telephone or on the Internet, you may revoke your submitted proxy and/or submit new voting instructions by that same method, which must be received by 11:59 pm Eastern Time on August 27, 2024. You also may revoke your proxy card by attending the Annual Meeting and voting your shares. Attending the Annual Meeting without taking one of the actions above will not revoke your proxy. If you are a beneficial owner, or you hold your shares in “street name” as described below, please contact your bank, broker or other holder of record for instructions on how to change or revoke your vote.
What if I hold my shares in “street name” through a bank or broker?
If your shares are not registered in your name but in the “street name” of a bank, broker or other holder of record (a “Nominee”), your name will not appear in the Company’s register of shareholders. Your Nominee, as the record holder of your shares, is required to vote those shares in accordance with your instructions. If you do not give instructions to your Nominee, your Nominee will be entitled to vote the shares with respect to “discretionary” items but will not be permitted to vote the shares with respect to “non-discretionary” items—those shares are treated as broker non-votes. Proposal 1—election of directors, Proposal 3—executive officer compensation, and Proposals 4 and 5—shareholder proposals, are “non-discretionary” items for any Nominee holding shares on your behalf. As a result, if your shares are held in “street name” and you do not provide instructions as to how your shares are to be voted, your Nominee will not be able to vote your shares on these proposals. Note that even if you attend the virtual Annual Meeting, you cannot vote the shares that are held by your Nominee unless you have a proxy from your Nominee. If you do not provide instructions to your Nominee and your Nominee does not vote your shares on your behalf with respect to Proposal 2—ratification of the selection of the independent registered public accounting firm, which is a “discretionary” item, your shares will not be counted in determining whether a quorum is present for the Annual Meeting. If your Nominee exercises its “discretionary” authority to vote your shares on Proposal 2, your shares will be counted in determining whether a quorum is present for all matters presented at the Annual Meeting. We urge you to provide instructions to your Nominee so that your votes may be counted on these important matters. Please contact your Nominee for the deadlines for submission of your vote and for instructions on how to change or revoke your vote.
What is the Company’s mailing address?
The Company’s principal executive office mailing address is One SE Convenience Blvd., Ankeny, Iowa 50021.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on August 28, 2024

To attend the virtual Annual Meeting, visit www.virtualshareholdermeeting.com/CASY2024. Information on how to vote at the virtual Annual Meeting is available by contacting Scott Faber, Corporate Secretary at (515) 963-3802, or by writing to us at: Casey’s General Stores, Inc., Corporate Secretary, One SE Convenience Blvd., Ankeny, Iowa 50021.

The Notice of Annual Meeting of Shareholders, this Proxy Statement and the Annual Report to Shareholders for the year ended April 30, 2024, are available at http://materials.proxyvote.com/147528. The Company also makes available, free of charge through its website—www.caseys.com, under the “Investor Relations” link at the bottom of each page—this Proxy Statement, the Annual Report to Shareholders, the Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to these reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, as soon as reasonably practicable after these documents are electronically filed with, or furnished to, the Securities and Exchange Commission (the “SEC”).

Notice & Proxy Statement	8

PROPOSAL 1: ELECTION OF DIRECTORS
Director Nominee Selection Process
To ensure the Board is comprised of highly-talented and experienced individuals, the Nominating and Corporate Governance Committee (the “NCG Committee”) annually assesses the competencies and skills possessed by each director. The NCG Committee also considers the skills and competencies the Board as a whole should possess in order to provide effective oversight of the Company’s business. Based on that assessment and as otherwise deemed appropriate, the NCG Committee may establish search criteria for Board candidates, select suitable candidates for interviews and recommend appropriate candidates to the Board for consideration. Board candidates are considered based on various criteria, including relevant business and board skills and experiences, judgment and integrity, reputation in their profession, diversity of background, education, leadership ability, concern for the interests of shareholders and relevant regulatory guidelines. These considerations are made in light of the needs of the Board at the particular point in time.
The director nominees have a broad skillset across areas that are directly relevant to the long-term success of the Company:
The Company is proud of its long-standing and ongoing commitment to diversity on its Board:

DIRECTOR NOMINEE SKILLS MATRIX (this summary is not intended to be an exhaustive list of expertise or contributions to the Board)	Sri Donthi	Donald E. Frieson	Cara K. Heiden	David K. Lenhardt	Maria Castañón Moats	Darren M. Rebelez	Larree M. Renda	Judy A. Schmeling	Michael Spanos	Gregory A. Trojan	Allison M. Wing
Public Company CEO Experience				✓		✓			✓	✓	
Senior Business Operations Leadership	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
Consumer Products, Retail	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
Real Estate, Development, Construction		✓				✓	✓			✓	
Digital Marketing, E-Commerce	✓						✓	✓	✓		✓
Marketing and Brand Management			✓			✓	✓		✓	✓	✓
Supply Chain, Logistics and Distribution		✓							✓		
Capital Markets, Investment Banking, Asset Management and Investor Relations				✓				✓	✓		
M&A			✓	✓	✓	✓		✓		✓	✓
IT and Security	✓										✓
Public Policy, Government Affairs, Regulatory, Compliance, Legal			✓				✓		✓		✓
Finance, Accounting and Financial Reporting			✓	✓	✓			✓	✓	✓	
Risk Management			✓	✓			✓	✓	✓		
Corporate Strategy	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
Restaurant and Food Service						✓				✓

Board Diversity Matrix (as of July 17, 2024)*
Total Numbers of Directors	11
	Female	Male	Non-Binary	Did Not Disclose Gender
Part 1: Gender Identity
Directors	5	6	—	—
Part 2: Demographic Background
African American or Black	—	1	—	—
Alaskan Native or Native American	—	—	—	—
Notice & Proxy Statement	9

Board Diversity Matrix (as of July 17, 2024)*
Total Numbers of Directors	11
	Female	Male	Non-Binary	Did Not Disclose Gender
Asian	—	1	—	—
Hispanic or Latinx	1	1	—	—
Native Hawaiian or Pacific Islander	—		—	—
White	4	3	—	—
Two or More Races or Ethnicities	—	—	—	—
LGBTQ+	—
Did Not Disclose Demographic Background	—
*	To see our Board Diversity Matrix from last year, as of July 26, 2023, please see pages 9-10 of our proxy statement filed with the SEC on July 26, 2023.
Board Structure
The Board may consist of between seven and twelve persons, and individuals may be elected by the Board to fill any vacancies or to occupy any new directorships. The person filling a vacancy or a newly-created directorship serves until the next annual shareholders’ meeting following their election and until their successor is elected and qualified. All director nominees stand for annual election.
On June 5, 2024, the Board, based on a recommendation of the NCG Committee, increased the number of directors from ten to eleven, and appointed Ms. Castañón Moats to the Board effective July 1, 2024. Ms. Castañón Moats, who brings a wealth of public accounting, governance and leadership experience to the Board, is standing for annual election by the shareholders for the first time at the Annual Meeting – her detailed biography is set forth below.
Board Leadership
The Board has no fixed policy with respect to the combination of the positions of Board Chair and CEO, as the Board believes that it is in the best interests of the Company and its shareholders for the Board to assess the Board leadership structure in light of the circumstances then existing. If the Board Chair is not an independent director, the independent directors will designate a lead independent director, selected from the independent directors, who will carry out those duties as set forth in the Company’s Corporate Governance Guidelines (the “Guidelines”).
Over the course of its 2023 fiscal year, the NCG Committee and the Board conducted a detailed analysis and thoroughly discussed the relative benefits of combining the Board Chair and CEO roles versus retaining separate roles. After considering the perspectives of our independent directors, peer company practices and governance considerations, the Board unanimously elected Mr. Rebelez, our President and CEO, as Board Chair effective June 2, 2023, in anticipation of the approaching retirement of the Company’s prior Board Chair, H. Lynn Horak. The Board believes that Mr. Rebelez’s inclusive leadership style, exceptional track record of success since his appointment as President and CEO in 2019, and deep understanding of the Company’s business, growth opportunities and challenges, makes him uniquely qualified to provide strong and effective leadership to the Board, foster a collaborative relationship between the Board and management, and promote alignment of the Company’s long-term strategic plan with its operational and financial execution.
In addition, the independent directors reaffirmed the Board’s commitment to empowered and active independent Board leadership by unanimously electing Ms. Schmeling as Lead Independent Director (“LID”), also effective June 2, 2023. Ms. Schmeling was elected after a detailed, thorough and formal evaluation and selection process, led by the NCG Committee. The NCG Committee determined that her exceptional mix of strategic management skills and executive and outside board leadership experience (including outside board chair experience) was ideal for the role and responsibilities of LID and to serve as the primary liaison between the Board and management going forward.
Notice & Proxy Statement	10

The position of LID at Casey’s will be evaluated by the NCG Committee, and elected by the independent directors, on an annual basis, taking into consideration the needs of the Board and the Company at such time. The role itself has a clear mandate, significant authority and well-defined and robust responsibilities/duties under the Guidelines, which were significantly enhanced as part of the analysis and evaluation process set forth above. The LID responsibilities/duties, as set forth in the Guidelines, include the following:
Board Leadership
•	Preside at all executive sessions of the independent directors and at any other meetings of the Board at which the Board Chair is not present, or otherwise at the Board Chair’s request
•	Serve as interim Board Chair if the Board Chair is unable to perform his or her duties
•
Participate in establishing, soliciting input from the independent directors for, and approving Board meeting agendas and the Board meeting calendar and schedule, and establish agendas for the executive sessions of the independent directors

•	Call meetings of the independent directors, if and as appropriate
•	Provide feedback regarding the quality, quantity, appropriateness and timeliness of information provided to the Board
•	Advise and recommend outside advisors and consultants who report to the Board, and authorize the retention of those who report directly to the independent directors
•	Where appropriate, consult with the Chief Legal Officer for advice and counsel in the course of fulfilling the LID’s duties
•	Serve as an independent contact for independent directors on matters deemed to be best discussed initially with the LID or in other situations where the Board Chair is unavailable
•	Collaborate with the Board Chair and the NCG Committee, and as appropriate, the Board, to develop and implement the procedures governing the Board’s work
Board Culture
•	Facilitate the efficient and effective functioning and performance of the Board and its committees, as appropriate
•
Along with the Board Chair, encourage and facilitate active and candid participation of all directors, including by fostering an environment of open dialogue and constructive feedback among the independent directors that ensures diverse viewpoints of all directors are heard

•	Facilitate discussion among the independent directors on key issues and concerns outside of Board meetings, in an effort to develop consensus between the independent directors
Internal Communication
•	Serve as the principal liaison between the independent directors and the Board Chair/CEO to facilitate clear communication, respect, and trust
•	Ensure smooth information flow by providing feedback to the Board Chair regarding issues discussed, views expressed, decisions made, etc. during executive sessions of the independent directors
•	Participate in discussions with the Board Chair regarding the results of the annual CEO, Board and committee performance evaluations
•	Meet regularly with the Board Chair outside of Board meetings
•	Review with the Corporate Secretary the LID responsibilities on an annual basis, and recommend to the Board for approval of any modifications or changes
Stakeholder Engagement
•
As deemed appropriate by the Board, be available for consultation and serve as a point of contact for direct communication with shareholders and other key constituents who request communication with independent directors

Notice & Proxy Statement	11

•	Act as a spokesperson on behalf of the Board in circumstances where it is appropriate for the Board to have a voice independent of management
Succession Planning, Performance Evaluations, Compensation and Development
•
Help facilitate, and participate in discussions with, the Compensation and Human Capital Committee, and as appropriate the independent directors and the Board, regarding: (i) CEO succession planning, (ii) the annual performance evaluation of the CEO, and (iii) CEO compensation

•
Help facilitate, and participate in discussions with, the NCG Committee, and as appropriate the independent directors and the Board, regarding: (i) recommendations for Board and committee composition, leadership and development, and Board succession, including the interview and selection process for Board candidates and the chair position for each Board committee; conduct interviews, along with the NCG Chair, of candidates for such positions, and (ii) the Board, committee and director self-assessment process

Nominees for Election at the Annual Meeting
The NCG Committee has recommended, and the Board has nominated, each of the eleven director nominees below to stand for election at the Annual Meeting, each for an annual term expiring in 2025. The Board believes that each nominee has demonstrated outstanding achievement in their careers, possesses personal and professional integrity and independent judgment, and has the necessary skills and qualifications to provide effective oversight, strategic guidance and contribute to the future success and growth of the Company.
It is intended that all proxies, unless contrary instructions are given thereon, will be voted FOR the election of the eleven director nominees. In the event of death or disqualification of any nominee, or the refusal or inability of any nominees to serve as a director, the proxy may be voted with discretionary authority for the election of a substitute nominee approved by the Board.
*THE BOARD RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF
EACH OF THE ELEVEN DIRECTOR NOMINEES*
Notice & Proxy Statement	12

Information About the Director Nominees
I = Independent, A = Audit Committee, * = Audit Committee Financial Expert, NCG = Nominating and Corporate Governance Committee, C/HC = Compensation and Human Capital Committee
Nominee	Career Highlights	Relevant Board Skills
Darren M. Rebelez, 58 Board Chair President and CEO, Casey’s General Stores, Inc.	Casey’s General Stores, Inc. President/CEO (2019-Present) IHOP Restaurants (unit of Dine Brands Global) President (2015-2019) 7-Eleven, Inc. EVP/COO (2007-2014)
⯀ Public Company CEO Experience
⯀ Senior Business Operations Leadership
⯀ Consumer Products, Retail
⯀ Real Estate, Development, Construction
⯀ Marketing, Brand Management
⯀ M&A
⯀ Restaurant and Food Service
⯀ Corporate Strategy

Mr. Rebelez, the Company’s President, CEO and Board Chair, brings a wealth of experience as an executive in the convenience store and restaurant industries, most recently as the President of IHOP Restaurants, a unit of Dine Brands Global, Inc., which franchises and operates restaurants under the Applebee’s and IHOP brands. Prior to joining Dine Brands, Mr. Rebelez was employed by 7-Eleven, Inc., a convenience store chain, as Executive VP and COO. Before 7-Eleven, Mr. Rebelez held numerous management roles within ExxonMobil. In 2024, Mr. Rebelez was named by CSP as its “Retailer Leader of the Year.” His wide-ranging experience enables Mr. Rebelez to provide important insights to the Board regarding operations, marketing, digital engagement, product development, management and strategic planning.

Director since: 2019, Committees: None, Other public boards: Genuine Parts Company (since 2023), Globe Life (2010-2023)
Nominee	Career Highlights	Relevant Board Skills
Judy A. Schmeling, 64 (I) Lead Independent Director Former COO, HSN, Inc. and Former President, Cornerstone Brands	HSN, Inc. COO (2013-2017) EVP/CFO (2008-2017) EVP/CFO (2002-2008; when known as IAC Retailing) Financial/leadership positions (1994-2002) Cornerstone Brands (a division of HSN) President (2016-2017)
⯀ Senior Business Operations Leadership
⯀ Consumer Products, Retail
⯀ Digital Marketing, E-Commerce
⯀ Capital Markets, Investment Banking, Asset Management, IR
⯀ M&A
⯀ Finance, Accounting, Financial Reporting
⯀ Risk Management
⯀ Corporate Strategy

Ms. Schmeling, the Company’s Lead Independent Director, is a seasoned executive, bringing over 20 years of financial, operational and leadership experience with her from HSN, a leading interactive multichannel retailer and the first television shopping network. She has also served in various roles through multiple corporate transitions, including the spin-off of HSN from IAC and HSN’s integration of additional businesses. Throughout her career as an executive and a director at other public companies, Ms. Schmeling has been at the forefront of new and emerging industries and has developed extensive expertise in accounting/finance, and has significant experience with operations, treasury functions, tax, investor relations and corporate strategy. Ms. Schmeling was also named to the 2020 NACD Directorship 100, a list of directors who promote exemplary board leadership and oversight.

Director since: 2018, Committees: NCG, Other public boards: Constellation Brands, Inc. (since 2013), Canopy Growth (since 2018)
Notice & Proxy Statement	13

Nominee	Career Highlights	Relevant Board Skills
Sri Donthi, 57 (I) Executive VP and Chief Technology Officer, Advance Auto Parts, Inc.
Advance Auto Parts, Inc.
EVP, CTO (2018-Present)

PepsiCo, Inc.
SVP/CIO, Frito-Lay, Global e-Commerce (2017-2018), AMENA, Global e-Commerce (2014-2017), Corporate Functions, Global Groups and Technology Services (2011-2014)
CIO, PepsiCo Int’l Transformation (2008-2011)
Global CTO (2006-2008)
VP, Global Infrastructure Management (2004-2006)

Motorola Information Technology
Management/leadership positions (1994-2004)
⯀ Senior Business Operations Leadership ⯀ Consumer Products, Retail ⯀ Digital Marketing, E-Commerce ⯀ IT, Security ⯀ Corporate Strategy

Mr. Donthi is a seasoned technology executive, bringing more than 20 years of experience leading and developing technology functions and IT infrastructure, and overseeing cybersecurity programs, in the retail and consumer products industries. He has served as Executive VP, Chief Technology Officer of Advance Auto Parts, Inc. a leading automotive aftermarket parts provider, since 2018, where he is responsible for its overall IT organization, technology platforms and related strategic initiatives. Previously, he worked at PepsiCo, Inc. for 14 years in a number of leadership roles, most recently as SVP, CIO – Frito-Lay where his team led a comprehensive effort to digitize their core business, and SVP, CIO – PepsiCo Asia, Middle East and North Africa, where he was responsible for all IT-related services. Before PepsiCo, Mr. Donthi spent 10 years at Motorola in various IT leadership and operational roles.

Director since: 2022, Committees: Audit, Other public boards: None
Nominee	Career Highlights	Relevant Board Skills
Donald E. Frieson, 66 (I) Retired Executive Vice President, Supply Chain, Lowe’s Companies, Inc.
Lowe’s Companies, Inc.
EVP, Supply Chain (2018-2024)

Sam’s Club (division of Walmart)
EVP, Operations (2014-2017)
SVP, Replenishment, Planning & Real Estate (2012-2014)

Massmart Holdings (subsidiary of Walmart)
Chief Integration Officer (2011-2012)

Walmart, Inc.
SVP, Supply Chain Eastern U.S. (2010)
President, Central Division (2007-2010)
Operational/management positions (1999-2007)
⯀ Senior Business Operations Leadership ⯀ Consumer Products, Retail ⯀ Real Estate, Development, Construction ⯀ Supply Chain, Logistics, Distribution ⯀ Corporate Strategy

Mr. Frieson has over 30 years of sophisticated operations, logistics and supply chain experience, most recently as Executive VP, Supply Chain, of Lowe’s Companies, Inc., the world’s second largest home improvement retailer, where, prior to his retirement in 2024, he was responsible for its distribution centers, logistics, replenishment and planning, transportation and delivery services. Previously, he spent 19 years within the Walmart organization where he was Executive VP of Operations at Sam’s Club, responsible for all club operations, including supply chain, for more than 650 locations in the U.S. and Puerto Rico, and Senior VP of Supply Chain, where he led more than 30 distribution centers that supplied nearly 1,600 stores, supercenters and neighborhood markets.

Director since: 2018, Committees: C/HC, NCG, Other public boards: None
Notice & Proxy Statement	14

Nominee	Career Highlights	Relevant Board Skills
Cara K. Heiden, 68 (I) Retired Co-President, Wells Fargo Home Mortgage
Wells Fargo Home Mortgage
Co-President (2004-2011)
Head of National Consumer Lending (1998-2004)
Head of Loan Administration (1994-1997)
VP/CFO (1992-1994)

Wells Fargo Bank Iowa
SVP/CFO (1988-1992)
Financial leadership positions (1981-1988)

⯀ Senior Business Operations Leadership
⯀ Consumer Products, Retail
⯀ Marketing and Brand Management
⯀ M&A
⯀ Public Policy, Government Affairs, Regulatory, Compliance, Legal
⯀ Finance, Accounting, Financial Reporting
⯀ Risk Management
⯀ Corporate Strategy

Ms. Heiden has over 20 years of executive leadership experience in the financial services industry, serving in both regional and national roles in the Wells Fargo organization. Her successful financial services career led to her being named multiple times to U.S. Banker magazine’s list of “25 Most Powerful Women in Banking,” and she was elected to the Iowa Business Hall of Fame in 2019. Ms. Heiden’s extensive financial, strategy, marketing, operational, and consumer policy expertise will provide the Board with valuable insight in those key areas.

Director since: 2017, Committees: A* (Chair), Other public boards: None
Nominee	Career Highlights	Relevant Board Skills
David K. Lenhardt, 55 (I) Former President and Chief Executive Officer, PetSmart, Inc.	PetSmart, Inc. President/CEO (2013-2015) President/COO (2012-2013) Management/leadership positions (2000-2012) Bain & Company, Inc. Manager (1996-2000)
⯀ Public Company CEO Experience
⯀ Senior Business Operations Leadership
⯀ Consumer Products, Retail
⯀ Capital Markets, Investment Banking, Asset Management, IR
⯀ M&A
⯀ Finance, Accounting, Financial Reporting
⯀ Risk Management
⯀ Corporate Strategy

Mr. Lenhardt is a seasoned executive, bringing over 15 years of operations, services and leadership experience with him from PetSmart, a leading specialty retailer of pet products and services, where he served three years as President and two years as President and CEO. During that time, Mr. Lenhardt successfully completed PetSmart’s strategic review process in 2014, which resulted in the sale of PetSmart to BC Partners for $8.7 billion in 2015, representing the highest equity valuation in its history. Prior to PetSmart, Mr. Lenhardt served as manager of Bain & Company, Inc., where he led consulting teams for retail, technology and e-commerce clients.

Director since: 2018, Committees: A*, NCG (Chair), Other public boards: None
Nominee	Career Highlights	Relevant Board Skills
Maria Castañón Moats, 56 (I) Retired Partner, PricewaterhouseCoopers, LLP
PricewaterhouseCoopers, LLC
Partner (2004-2024)
Leader, Governance Insights Center (2021-2024)
Vice-Chair, Mexico & US Assurance Leader (2016-2019)
Chief Diversity Officer (2011-2016)
Associate/Manager positions (1994-2004)
⯀ Senior Business Operations Leadership ⯀ Consumer Products, Retail ⯀ M&A ⯀ Finance, Accounting, Financial Reporting ⯀ Corporate Strategy

Ms. Castañón Moats is a seasoned public accounting and governance leader, bringing over 30 years of experience from PricewaterhouseCoopers, LLP (PwC), an international accounting and professional services firm. As a partner in the firm for over 20 years, Ms. Castañón Moats led PwC’s Governance Insights Center from 2021 to 2024, and held previous leadership roles as its Vice-Chair, Mexico & US Assurance Leader from 2016 to 2019, where she oversaw PwC’s national assurance practice and served on its US and Global Assurance Executive leadership teams, and was PwC’s Chief Diversity Officer from 2011 to 2016. Throughout her career, Ms. Castañón Moats regularly provided accounting, financial reporting, investigations and M&A services to both private and public clients across the retail, consumer and industrial products industries, and was named as number two on Fortune magazine’s inaugural “50 Most Powerful Latina’s List.”

Director since: 2024, Committees: A*, Other public boards: None
Notice & Proxy Statement	15

Nominee	Career Highlights	Relevant Board Skills
Larree M. Renda, 66 (I) Retired Executive VP, Safeway, Inc.	Safeway, Inc. EVP (1999-2015) SVP (1994-1999) Management/leadership positions (1974-1994)
⯀ Senior Business Operations Leadership
⯀ Consumer Products, Retail
⯀ Real Estate, Development, Construction
⯀ Digital Marketing, E-Commerce
⯀ Marketing, Brand Management
⯀ Public Policy, Government Affairs, Regulatory, Compliance, Legal
⯀ Risk Management
⯀ Corporate Strategy

Ms. Renda is a distinguished, 40-year veteran of the retail grocery industry, including over two decades in senior and executive leadership positions at Safeway, a U.S. supermarket chain. Her diverse responsibilities included retail strategy, labor relations, public affairs, communications, government relations, health initiatives, human resources, corporate social responsibility and sustainability, philanthropy, IT, construction and real estate. In her early career at Safeway, Ms. Renda earned the distinction of being the youngest store manager, district manager and retail operations manager in Safeway’s history. She was also the first female and youngest person promoted to Senior VP, and subsequently became Safeway’s first female Executive VP. Ms. Renda was twice voted as one of the “50 Most Influential Women in Business” by Fortune magazine.

Director since: 2014, Committees: C/HC (Chair), Other public boards: International Speedway (2015-2019), Ross Stores, Inc. (2020-2024)
Nominee	Career Highlights	Relevant Board Skills
Michael Spanos, 59 (I) COO, Delta Air Lines, Inc.
Delta Air Lines, Inc.
COO (2023-Present)

Six Flags Entertainment, Inc.
President/CEO (2019-2021)

PepsiCo, Inc.
CEO, Asia, Middle East and North Africa (2018-2019)
President/CEO, Greater China Region (2014-2018)
SVP/CCO, North America Beverages (2011-2014)
Management/leadership positions (1993-2011)

⯀ Public Company CEO Experience
⯀ Senior Business Operations Leadership
⯀ Consumer Products, Retail
⯀ Digital Marketing, E-Commerce
⯀ Marketing, Brand Management
⯀ Supply Chain, Logistics, Distribution
⯀ Capital Markets, Investment Banking, Asset Management, IR
⯀ Public Policy, Government Affairs, Regulatory, Compliance, Legal
⯀ Finance, Accounting, Financial Reporting
⯀ Risk Management
⯀ Corporate Strategy

Mr. Spanos, currently COO of Delta Air Lines, Inc., one of the world’s largest airlines, is a seasoned global executive, bringing over 25 years of frontline leadership, strategy, operations, and retail consumer products experience to the Board. From 2019-2021, Mr. Spanos was the President and CEO of Six Flags Entertainment, Inc., a leading entertainment provider, where he guided the company through the pandemic and a digital and customer-focused transformation. Prior to Six Flags, Mr. Spanos served as the Chief Executive Officer, Asia, Middle East and North Africa, of PepsiCo, Inc., a leading global food and beverage company, from January 2018 to November 2019. Mr. Spanos previously served as interim head of PepsiCo, Inc.’s Asia, Middle East and North Africa division from October 2017 to January 2018 and as President and Chief Executive Officer, PepsiCo Greater China Region, from September 2014 to January 2018. Prior to that, Mr. Spanos served as Senior Vice President and Chief Customer Officer, PepsiCo North America Beverages from October 2011 to September 2014. Mr. Spanos previously held management roles of increasing responsibility at PepsiCo, Inc. since 1993 in North America, Europe, Asia, and the Middle East.

Director since: 2022, Committees: C/HC, Other public boards: Six Flags Entertainment (2019-2021)
Notice & Proxy Statement	16

Nominee	Career Highlights	Relevant Board Skills
Gregory A. Trojan, 65 (I) Former CEO, BJ’s Restaurants, Inc.	BJ’s Restaurants, Inc. CEO (2013-2022) President (2012-2018) Guitar Center, Inc. President/CEO (2010-2012) President/COO (2007-2010) House of Blues Entertainment, Inc. CEO (1998-2006) President (1996-1998)
⯀ Public Company CEO Experience
⯀ Senior Business Operations Leadership
⯀ Consumer Products, Retail
⯀ Restaurant and Food Service
⯀ Real Estate, Development, Construction
⯀ Marketing, Brand Management
⯀ M&A
⯀ Finance, Accounting, Financial Reporting
⯀ Corporate Strategy

Mr. Trojan has over 25 years of experience leading national restaurant, retail and consumer products companies. He most recently served as CEO, and is currently a director of, BJ’s Restaurants, Inc., the owner and operator of over 200 casual dining restaurants throughout the U.S., where he also served as President from 2012 through 2018. Mr. Trojan was previously employed by Guitar Center, Inc., a leading retailer of musical instrument products, where he served as President, CEO and director from 2010 to 2012 and as President, COO and director from 2007 to 2010. From 1998 to 2006, Mr. Trojan served as CEO of House of Blues Entertainment, Inc., an operator of restaurant and music venues, concerts and media properties, having served as President from 1996 to 1998. Prior to that, he held various positions with PepsiCo, Inc. from 1990 to 1996, including service as CEO of California Pizza Kitchen, Inc. when it was owned by PepsiCo. Earlier in his career, Mr. Trojan was a consultant at Bain & Company, the Wharton Small Business Development Center and Arthur Andersen & Company.

Director since: 2021, Committees: C/HC, Other public boards: Oakley, Inc. (2005-2007), Domino’s Pizza, Inc. (2010-2017), BJ’s Restaurants, Inc. (Since 2012)
Nominee	Career Highlights	Relevant Board Skills
Allison M. Wing, 57 (I) CEO, Oobli, Inc.
Oobli, Inc.
CEO (2021-Present)

Bright Health
Chief Consumer Officer (2019-2021)
Chief Marketing/Digital Officer (2018-2019)

Ascena Retail Group, Inc.
CMO and EVP, Digital (2014-2017)

giggle, Inc.
Founder, CEO and Chairperson (2004-2014)

⯀ Senior Business Operations Leadership
⯀ Consumer Products, Retail
⯀ Digital Marketing, E-Commerce
⯀ Marketing, Brand Management
⯀ Public Policy, Government Affairs, Regulatory, Compliance, Legal
⯀ M&A
⯀ IT, Security
⯀ Corporate Strategy

Ms. Wing has over 25 years of experience leading growth, brand & strategy across consumer, retail & technology companies. Ms. Wing is currently CEO of Oobli, Inc., a venture-backed food biotechnology & consumer products company. Prior to Oobli, Ms. Wing was Chief Consumer Officer for Bright Health, a venture-backed health technology services company as the company grew from $200m to over $3B in revenues. Previously, at Ascena Retail Group, Ms. Wing was a Chief Marketing Officer & EVP of Digital for a public portfolio of retail brands with more than 5,000 stores. Ms. Wing founded & led giggle, Inc. a omni-channel retailer & manufacturer of consumer products with more than 750 retail locations. Early in her career, Ms. Wing worked for Nike progressing through marketing & corporate development roles followed by several years in Silicon Valley leading growth, brand & product across a variety of technology companies. Ms. Wing practiced law as a corporate securities attorney, has her JD & MBA from Northwestern University & has been recognized by Women’s, Inc. among its Top 100 Corporate Board of Directors.

Director since: 2018, Committees: C/HC, Other public boards: Bazaarvoice, Inc. (2017-2018), Christopher & Banks Corporation (2019-2021)
*THE BOARD RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF
EACH OF THE ELEVEN DIRECTOR NOMINEES*
Notice & Proxy Statement	17

GOVERNANCE OF THE COMPANY
The Company is committed to strong corporate governance, which we believe promotes the long-term interests of our shareholders, strengthens Board and management accountability and fosters strong Company performance.
To help ensure the Company meets this commitment, the Board has approved the Guidelines to address key governance practices and identify the framework for the operations of the Board and its committees. The Guidelines are reviewed on an annual basis and were most recently revised in June 2023, which included significant enhancements to our Lead Independent Director responsibilities/duties. A copy of the Guidelines is posted on the Company’s website (www.caseys.com) under the “Investor Relations” link, and the Lead Independent Director responsibilities/duties are set forth above in the section entitled “Proposal 1: Election of Directors–Board Leadership.”
The NCG Committee monitors developments in law and governance practices and recommends to the Board appropriate changes to the Guidelines and other governance practices. The NCG Committee also maintains Board-level oversight of ESG (environmental, social, governance) issues as they relate to the Company’s business and industry.
Certain highlights of our corporate governance practices include the following:
BOARD COMPOSITION – DIRECTOR NOMINEES
10 of 11 Director Nominees Independent	45% Female Director Nominees	36% Racial/Ethnic Diversity of Nominees	Comprehensive Board Enhancements	Robust Lead Independent Director Duties
Only non-independent director is Darren M. Rebelez, Board Chair and President/CEO	5 of 11 director nominees female, including Audit and Comp./Human Capital Chairs and Lead Independent Director	4 of 11 director nominees with racial/ethnic diversity, including Board Chair	9 new directors since 2018, including Ms. Castañón Moats in July of 2024	Significantly enhanced LID responsibilities/duties, as set forth in the Guidelines (see the “Board Leadership” section, above)
Additional Information

Diversity: The Company has a long history of gender and racial/ethnic diversity on its Board and has been recognized several times by the Women’s Forum of New York and others as a leader in Board diversity.

Board Enhancements: In July 2024, the Board added Ms. Castañón Moats as an independent director.

Board Chair/Lead Independent Director: The Board has no fixed policy with respect to the combination of the positions of Board Chair and CEO, as the Board believes that it is in the best interests of the Company and its shareholders for the Board to assess the Board leadership structure in light of the circumstances then existing. If the Board Chair is not an independent director, the independent directors will designate a lead independent director, selected from the independent directors, who will carry out those duties as set forth in the Guidelines.

Over the course of its 2023 fiscal year, the NCG Committee and the Board conducted a detailed analysis and thoroughly discussed the relative benefits of combining the Board Chair and CEO roles versus retaining separate roles. After considering the perspectives of our independent directors, peer company practices and governance considerations, the Board unanimously elected Mr. Rebelez, our President and CEO, as Board Chair effective June 2, 2023, in anticipation of the approaching retirement of the Company’s prior Board Chair, H. Lynn Horak. The Board believes that Mr. Rebelez’s inclusive leadership style, exceptional track record of success since his appointment as President and CEO in 2019, and deep understanding of the Company’s business, growth opportunities and challenges, makes him uniquely qualified to provide strong and effective leadership to the Board, foster a collaborative relationship between the Board and management, and promote alignment of the Company’s long-term strategic plan with its operational and financial execution.

In addition, the independent directors reaffirmed the Board’s commitment to empowered and active independent Board leadership by unanimously electing Ms. Schmeling as LID, also effective June 2, 2023. Ms. Schmeling was elected after a detailed, thorough and formal evaluation and selection process, led by the NCG Committee. The NCG Committee determined that her exceptional mix of strategic management skills and executive and outside board leadership experience (including outside board chair experience) was ideal for the role and responsibilities of LID and to serve as the primary liaison between the Board and management going forward.

The position of LID will be evaluated by the NCG Committee, and elected by the independent directors, on an annual basis, taking into consideration the needs of the Board and the Company at such time. The role itself has a clear mandate, significant authority and well-defined and robust responsibilities/duties under the Guidelines, which were significantly enhanced as part of the analysis and evaluation process set forth above, and which are set forth above in the section entitled “Proposal 1: Election of Directors–Board Leadership.”

For more information on the Board leadership transition, see the “Board Leadership” section, above.

Notice & Proxy Statement	18

SHAREHOLDER RIGHTS
Annual Elections	Majority Voting in Uncontested Elections	Proxy Access	Annual Say-On-Pay Advisory Vote	Single Voting Class of Securities
All nominees stand for annual election	Nominees are subject to a majority voting standard	3/3/20/20 proxy access structure	Last year’s say-on-pay received 97.6% approval	No dual class or other preferred voting
Additional Information

Mandatory Resignation Policy/Contested Elections: The Guidelines provide that any nominee in an uncontested election who does not receive more votes cast “for” than “against” election/re-election (a “Majority Vote”) is expected to tender his or her resignation as a director. In order to be nominated, candidates must agree to tender irrevocable resignations that will be effective upon (i) the failure to receive a Majority Vote at the next annual meeting at which they face re-election, and (ii) Board acceptance of such resignation. If an incumbent director fails to receive a Majority Vote, the NCG Committee will act on an expedited basis to determine whether to accept the resignation and will submit such recommendation for prompt consideration by the Board. Each of the NCG Committee and the Board may consider any factors they deem relevant. Thereafter, the Board will promptly disclose its decision-making process and decision regarding the resignation offer on a Form 8-K furnished to the SEC.

In a contested election (i.e. the Company receives a notice that a shareholder has nominated a person for election to the Board in compliance with the requirements set forth in the Company’s Bylaws (the “Bylaws”), and such nomination has not been withdrawn on or prior to the day next preceding the date the Company first mails its notice for such meeting to the shareholders) directors will be elected by a plurality of the votes cast.

Proxy Access: A shareholder or a group of up to 20 eligible shareholders owning 3% or more of the Company’s outstanding shares of Common Stock continuously for at least three years may nominate and include in the Company’s annual meeting proxy materials, for any annual meeting of shareholders at which directors are to be elected, director nominees constituting up to the greater of (i) 20% of the total number of directors of the Company, or (ii) two individuals; provided that the nominating shareholder(s) and nominee(s) satisfy the requirements described in the Bylaws.

ACCOUNTABILITY
Strong Anti-Hedging and Pledging Policy	Compensation Recovery Policy	Meaningful Stock Ownership Requirements	Robust Code of Conduct/Ethics
Hedging and pledging of Company stock is prohibited	Shall seek reimbursement of incentive payments in the case of certain financial restatements	Director: 5x cash retainer CEO: 5x base salary Chief/SVP: 3x base salary VP: 2x base salary	All directors and officers bound by a robust Code of Business Conduct and Ethics
Additional Information

Hedging/Pledging: Directors, officers, designated key employees and those designated as “insiders” (including their spouses or other family members residing in their households) may not engage in any hedging or monetization transactions with respect to the Company’s securities, including, but not limited to, through the use of financial instruments such as exchange funds, prepaid variable forwards, equity swaps, puts, calls, collars, forwards and other derivative instruments, or through the establishment of a short position in the Company’s securities. Further, such persons may not engage in short-term or speculative transactions in the Company’s securities that could create heightened legal risk and/or the appearance of improper or inappropriate conduct, including short-term trading, short sales, and publicly traded options. In addition, the Company prohibits all pledging of Company stock or holding it in a margin account.

Compensation Recovery (“Clawback”) Policy: In addition to any other remedies available under law, the Company shall recoup, in all appropriate circumstances and in accordance with applicable law, any incentive payment made to an executive officer or former executive officer whenever (i) the payment was based upon achieving certain financial results that were subsequently the subject of an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws (other than changes to historical financial statements that do not represent error corrections including a restatement caused by a change in applicable accounting rules or interpretations), and (ii) a lower payment would have been made to the executive officer or former executive officer based on the restated financial results. The Company will, to the extent practicable, recoup from the executive officer the amount by which the incentive payments for the recoverable period exceeded the lower payment that would have been made based on the restated financial results.

Stock Ownership: Within five years of joining the Board, directors must accumulate share holdings of at least five times the annual cash retainer for non-Board Chair directors (excluding committee retainers) (the retainer for the 2024 fiscal year was $90,000, for a total ownership requirement of $450,000). Within five years of hire or promotion to their respective positions, the CEO and other all other officers must accumulate share holdings of a multiple of their base salary, as follows: CEO, 5x base salary; Chief/SVP, 3x base salary; and VP, 2x base salary. Restricted stock, unvested service-based restricted stock units (RSUs) and vested 401K Plan shares count towards the requirement, however performance-based restricted stock units (PSUs) and stock options do not count. All of the NEOs have met their respective ownership requirement.

Notice & Proxy Statement	19

BOARD PRACTICES
Regular Board and Committee Self-Assessments	Director Over-Boarding Limits	Strong Corporate Governance Guidelines	Regular Executive Sessions	Meaningful Director Age/Tenure Limits
Comprehensive self-assessments during the 2024 fiscal year	May not serve on more than two other public company boards	Key governance practices/framework for the Board and committees	The Board held five executive sessions during the 2024 fiscal year	Absent good reason, tenure limit of 15 years and/or age limit of 75 years
Additional Information

Over-Boarding: Under the Guidelines, directors may not serve on more than two other public company boards. In addition, service on the boards of not-for-profit organizations or other entities that may require a similar time commitment must be disclosed and be acceptable to the Board. In addition, outside board service is required to be disclosed to the Board Chair and NCG Committee Chair prior to acceptance in order to comply with these limits and avoid any conflicts of interest.

Executive Sessions: The Guidelines require a minimum of two executive sessions, led by the LID, in which only the independent directors are present, to be held each year in conjunction with regularly scheduled Board meetings. It is the Board’s current practice to hold at least one executive session in conjunction with every regularly scheduled Board meeting.

Age/Tenure Limits: Individual directors will generally not stand for re-election after completing 15 years of service on the Board or after reaching 75 years of age, subject to extension at the discretion of the Board.

SHAREHOLDER ENGAGEMENT
Regular and Direct Shareholder Engagement	Regular Investor Conference Attendee and Participant	Director Attendance at the Annual Meeting
During the 2024 fiscal year, the Company directly engaged with shareholders representing over 50% of our outstanding shares	Participation and presentations are made available to the public via live webcast	All directors are required to attend the annual shareholders’ meeting and be available to answer questions
Additional Information

Engagement The Company embraces shareholder engagement as an important tenet of good corporate governance, which promotes the long-term interests of our shareholders. As part of this commitment, the Company regularly and actively engages with shareholders and other investors and stakeholders to solicit input, better understand their viewpoints, answer questions and discuss our performance and strategic plan. In addition, during the 2024 fiscal year, the Company directly engaged with the ESG/sustainability groups at a number of shareholders to discuss and solicit feedback on the Company’s ESG efforts, its ongoing carbon/GHG emissions calculations and its general ESG disclosure process and timeline.

Director Attendance at Annual Meetings: The Company is committed to ensuring that shareholders be afforded the same rights and opportunities to participate at the virtual Annual Meeting as they would at an in-person meeting. As such, shareholders are able to submit questions to the Board during the Annual Meeting by following the question prompts on the meeting website and typing the question into the space provided therefor.

Notice & Proxy Statement	20

SUSTAINABILITY
Fourth Annual Sustainability Report Published in July 2024	Board-Level Oversight of ESG	Sustainability Committee
The Company published its fourth annual sustainability report in July 2024 which outlines our current environmental, social and governance initiatives, practices and objectives	Under its written charter, the NCG Committee has Board-level oversight responsibilities for the Company’s ESG-related efforts and reporting	Cross-functional sustainability committee that meets on a quarterly basis to discuss and strategize the Company’s ESG-related efforts and disclosures
Additional Information

FY24 Highlights: The Company has taken several steps forward along our sustainability journey this past year, highlighted by the following:
  ⯀ Published our fourth annual sustainability report in July 2024 – available on the Company’s website (www.caseys.com) under the “Investor Relations” link – prepared in accordance with the standards published by the Sustainability Accounting Standards Board (SASB), which also identified the United Nations Sustainable Development Goals (SDGs) that we believe best align with our business activities and key priority areas.
  ⯀ In our 2024 sustainability report, reported our second year of Scope 1 and Scope 2 GHG emissions, and reported our first year of certain Scope 3 GHG emissions.
  ⯀ Increased our electric vehicle (EV) infrastructure to 170 charging stations at 37 locations across the Midwest – a 23% increase in chargers from the 2023 fiscal year.
  ⯀ Blended approximately 89% of all fuel we sell with renewable fuel – a 2% increase from the prior year, which is available for purchase at almost all stores; biodiesel is available at almost half of our stores.
  ⯀ Installed solar panels on 82 of our refrigerated trailers to provide an alternative source of energy with an additional 133 trailers slated for installation this fiscal year. Solar panels are now standard on new trailers.
  ⯀ Finalized plans to install “shore power” at our distribution centers, allowing certain trucks parked at our distribution centers to idle without burning diesel fuel.
  ⯀ Participated in community solar gardens at 45 stores – up from 30 in the prior year, where we commit to purchase an amount of solar- and wind-generated energy from the garden, resulting in an environmental offset of 25%-100% of the energy usage for participating stores.
  ⯀ Launched a pilot energy management system at 50 stores.
  ⯀ Generated, on average, nearly 1,700 kilowatt-hours of electricity per day during fiscal 2024 from the 1,408 solar panels on our third and newest distribution center in Joplin, Missouri (this energy output supports the refrigeration needs of the facility, which accounts for most of its electrical load, reducing the amount of purchased electricity needed from the grid). In addition, we are in the process of evaluating solar power at our other two distribution centers.
  ⯀ Engaged with several of our largest shareholders specifically to discuss sustainability-related topics, including the process of, and progress on, our sustainability journey, opportunities, and the associated timeline.

The 2024 sustainability report, as published, incorporates five areas fundamental to our business, as follows:

Responsible Business Practices	Our Team	Our Guest Experience	Our Communities	Our Environmental Commitment
We are committed to sound corporate governance and ethical practices, building long-term value for our shareholders and trust with all stakeholders	We strive to provide an environment where our team members are treated with respect, dignity and integrity, supporting growth and development in their individual roles and as a team	We are passionate about providing an excellent guest experience	Casey’s strives to make life better for communities and guests every day	We are committed to advance environmental practices that reduce the impact of our operations

Notice & Proxy Statement	21

THE BOARD OF DIRECTORS AND ITS COMMITTEES
Members of the Board are kept informed of the Company’s business through discussions with the Board Chair/CEO, the Company’s senior leadership team and other executives and key employees, by reviewing comprehensive materials provided to them, and by participating in regular Board and committee meetings, including closed and executive sessions. Between meetings, directors are provided with information regarding the Company’s strategy, operations and performance, and are frequently consulted on an informal basis by the Board Chair/CEO and the Company’s senior leadership team with respect to ongoing matters.
Directors are expected to attend all Board meetings, meetings of the committees on which they serve, and each annual shareholders’ meeting. The Board held five meetings during the 2024 fiscal year. Each director attended 100% of the Board and applicable committee meetings during their service throughout the 2024 fiscal year and all directors attended last year’s annual shareholders’ meeting.
Director Independence
In making independence determinations, the Board observes the independence criteria in the Nasdaq Listing Standards. Consistent with these criteria, the Board considers all relationships and material transactions between the Company and the director-nominees (and any affiliated companies), and has affirmatively determined that all current directors, other than Mr. Rebelez as the President/CEO, and all committee members, are “independent”. As such, a substantial majority of the Board is independent, as so defined.
Board Committees
The Bylaws provide for three standing committees of the Board: Audit, Compensation and Human Capital Committee, and Nominating and Corporate Governance. In addition, the Bylaws authorize the Board to establish other committees for selected purposes, none of which were in existence during the 2024 fiscal year.
Information About the Board Committees
(I) = Independent under Nasdaq Listing Standards, ACFE = Audit Committee Financial Expert under Item 407(d)(5) of Reg. S-K
AUDIT COMMITTEE
Committee Members ✔ 100% Independent	Cara K. Heiden – Chair (I), ACFE	Sri Donthi (I)	David K. Lenhardt (I), ACFE	Maria Castañón Moats (I), ACFE	Michael Spanos (I), ACFE

The Audit Committee is directly responsible for the appointment, termination, compensation, evaluation and oversight of the independent registered public accounting firm it retains to audit the Company’s books and records. Under its written Charter, the Audit Committee also regularly reports to the Board on the audit and the non-audit activities of the auditors, approves all audit engagement fees, pre-approves any non-audit engagement and compensation of the independent registered public accounting firm, discusses with management major financial risk exposures, correspondence with regulators or government agencies and material legal matters, and performs other duties as set forth in its Charter. In addition, the Committee takes a primary role in the Board’s oversight of the Company’s cybersecurity and food safety programs.

The Audit Committee meets regularly each year with financial management personnel, internal accounting and auditing staff and the independent registered public accounting firm. The agenda for each regularly scheduled meeting has separate executive sessions for the Audit Committee and each of the CFO, the Director of Internal Audit and the independent registered public accounting firm.

FY24 Meetings – 5	Audit Committee Charter at www.caseys.com (Investor Relations link)	Audit Committee Report – p. 65
Notice & Proxy Statement	22

COMPENSATION AND HUMAN CAPITAL COMMITTEE
Committee Members ✔ 100% Independent	Larree M. Renda – Chair (I)	Donald E. Frieson (I)	Gregory A. Trojan (I)	Allison M. Wing (I)

The Compensation and Human Capital Committee (“C/HC Committee”) oversees our executive and director compensation program, engages in succession planning for the CEO and other executive officer positions and takes a primary role in the Board’s oversight of the Company’s diversity, equity and inclusion efforts.

The C/HC Committee annually reviews the performance of the CEO and the CEO’s evaluation of the Company’s other executive officers and their compensation arrangements and makes recommendations to the Board concerning the compensation of the CEO, and decisions on the compensation of the Company’s other executive officers. Its determinations and deliberations of the CEO’s compensation are done in executive session, without the presence of management, including the CEO. The CEO makes recommendations regarding the compensation of the other executive officers, and participates in such deliberations, but shall not vote to approve any compensation for such executive officers. The C/HC Committee also administers the 2018 Stock Incentive Plan and may authorize awards of stock options, restricted stock units, performance-based restricted stock units, restricted stock and other awards to the executive officers and other key employees under that plan. In addition, the C/HC Committee engages in succession planning for the CEO and other executive officers and makes recommendations to the Board with respect to such matters. The C/HC Committee also periodically reviews the compensation of directors.

Under its written Charter, the C/HC Committee has authority to retain and terminate executive compensation consulting firms to advise the C/HC Committee and, from time to time, retain compensation consultants and outside counsel to assist with the C/HC Committee’s review and development of its compensation recommendations.

FY24 Meetings – 5	C/HC Committee Charter at www.caseys.com (Investor Relations link)	C/HC Committee Report – p. 44
NOMINATING AND CORPORATE GOVERNANCE COMMITTEE
Committee Members ✔ 100% Independent	David K. Lenhardt – Chair (I)	Donald E. Frieson (I)	Judy A. Schmeling (I)

The NCG Committee generally reviews and makes recommendations to the Board regarding its composition and structure, establishes criteria for Board membership and evaluates policies relating to the recruitment of Board members, recommends to the Board the corporate governance policies or guidelines, leads the Board in a periodic review of the Board’s performance, provides Board-level oversight of the Company’s sustainability efforts and reporting, and performs other duties set forth in its written Charter.

The Charter sets forth, among other things, the minimum qualifications that the NCG Committee has determined must be met by a Committee-recommended nominee, and the specific qualities or skills that the NCG Committee believes are necessary for one or more of the Company’s directors to possess. In particular, the NCG Committee Charter provides that, because the Board depends both on (i) the character, judgment, objectivity and diverse experience of its individual directors and (ii) their collective strengths, the Board should be composed of directors with the following characteristics:

Director Characteristics
A variety of experience and backgrounds	Independent under the applicable SEC and listing standards
Represent the balanced, best interests of the shareholders as a whole rather than special interest groups or constituencies, while taking into consideration the overall composition/needs of the Board	The highest character and integrity, have experience at or demonstrated understanding of strategy/policy-setting and a reputation for working constructively with others
Free of any conflict of interest which would interfere with the proper performance of the responsibilities of a director	Sufficient time available to devote to the affairs of the Company in order to carry out the responsibilities of a director
High level managerial experience in a relatively complex organization or are accustomed to dealing with complex problems
The NCG Committee considers a number of factors in making nominee recommendations to the Board, including, among other things:

Other Factors of Consideration
Employment and other professional experience, including other board experience	Past expertise and involvement in areas which are relevant to the Company	Business ethics and professional reputation

The Company does not have a formal diversity policy for director nominees, but the NCG Committee considers traditional diversity and diversity of viewpoint, experience, background and other qualities in its overall consideration of nominees qualified for election to the Board

Notice & Proxy Statement	23

Although the Board evaluates a wide range of qualifications and experience, certain areas are of particular relevance to the Company, including, among other things:

Skills and Qualifications
Senior business operations leadership	Consumer products and retail	Real estate, development and construction
Digital marketing and e-commerce	Marketing and brand management	Supply chain, logistics and distribution
Capital markets, investment banking, asset management and investor relations	Public policy and governmental affairs, regulatory compliance and legal	Information technology and cybersecurity
Mergers and acquisitions	Finance, accounting and financial reporting	Risk management
Public company CEO experience	Restaurant and food service	Corporate strategy

In considering individuals for nomination as directors, the NCG Committee typically solicits recommendations from the current directors and their professional networks and is authorized to, and regularly does, engage search firms to assist in the process.

The NCG Committee will consider nominees recommended by shareholders if they are submitted in accordance with the Bylaws, which contain specific advance notice procedures relating to shareholder nominations of directors and other business to be brought before an annual or special meeting of shareholders other than by or at the direction of the Board.

Under the Bylaws, a shareholder may nominate a director candidate for election at an annual shareholders’ meeting by (i) complying with the Company’s proxy access provision, described above in the section entitled “Governance of the Company–Shareholder Rights,” and as set forth in the Bylaws, or (ii) delivering written notice to the Corporate Secretary not less than 90 days, nor more than 120 days, prior to the first anniversary date of the date of the immediately preceding annual shareholders’ meeting. For shareholder nominations to be considered at the 2025 annual meeting under method (ii) (including nominations for inclusion on a universal proxy card under Rule 14a-19 of the Exchange Act), notice must be received by the Corporate Secretary no earlier than April 30, 2025, and no later than May 30, 2025. In addition, the notice must set forth certain information concerning such shareholder and the nominee(s), including but not limited to the information required under Article III of the Bylaws, and if applicable, Rule 14a-19. The chair of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the Bylaws.

A copy of the Bylaws may be obtained by request addressed to Scott Faber, Corporate Secretary, Casey’s General Stores, Inc., One SE Convenience Blvd., Ankeny, Iowa 50021.

FY24 Meetings – 4	NCG Committee Charter at www.caseys.com (Investor Relations link)	Governance of the Company – pp. 18-21
Notice & Proxy Statement	24

The Board’s Role in Risk Oversight
Risk assessment and risk management are primarily the responsibility of the CEO and the Company’s management. The Board retains oversight responsibility over the Company’s key strategic risks, information security risks, food safety risks, and regulatory compliance risks. The Board meets regularly with the Company’s senior leadership to discuss strategy and risks facing the Company, and regularly receives detailed presentations and other information from the senior leadership team and other key leaders and employees on business operations, financial results and strategic issues, including the identification, assessment and management of critical risks and management’s risk mitigation strategies. In addition, the Company’s extended leadership team holds strategic planning sessions to discuss strategies, key challenges and risks and opportunities for the Company.
Board of Directors
↑	↑	↑	↑

Director of Enterprise Risk Management (Internal/management)	← →	CISO and Director of Food Safety (Internal/management)	← →	CEO/Senior Leadership Team (Internal/management)	← →	Board Committees (Board of Directors)
Additional Information

Management: The Director of Enterprise Risk Management (“ERM Director”), who reports to the Chief Legal Officer, monitors ongoing enterprise risks and evaluates emerging risks to the Company. As part of their risk oversight responsibilities, the ERM Director regularly presents to the Company’s senior leadership team, the Audit Committee and/or the Board. The Chair of the Audit Committee is invited to these ERM Director presentations, regardless of the audience. Areas of focus for risk include, but are not limited to, cybersecurity, food safety, economic, supply chain, operational, financial, personnel, legal, regulatory, compliance, health and safety, environmental, political, reputational, and other emerging risks.

Cybersecurity: The Chief Information Security Officer (“CISO”), who reports to the Chief Information Officer, provides strategic leadership and direction for the Company’s information security function and leads a cybersecurity team dedicated to safeguard IT and related operations across the Company and its operations. In addition to overseeing security operations, incident management and security engineering, the CISO and security team are also responsible for certain areas of Sarbanes-Oxley (SOX) and Payment Card Industry (PCI) compliance, and the CISO, along with the VP, Deputy General Counsel, leads the Company’s cyber incident response governance team, a cross-functional group dedicated to rapid and coordinated recovery and response in the event of a material cyber incident. As part of their risk oversight responsibilities, the CISO regularly presents to the Company’s senior leadership team, the Audit Committee and/or the Board.

Food Safety: The Director of Food Safety (“DFS”), who reports to the Chief Legal Officer, leads a team responsible for enterprise food safety risks, including those related to food suppliers, our transportation, storage and handling of food and the safe preparation of prepared food items at our stores. In addition, they are involved with the development of related training for distribution and store Team Members and working with the Company’s third-party food safety audits, which occur regularly at our stores. As part of their risk oversight responsibilities, the DFS regularly presents to the Company’s senior leadership team, the Audit Committee and/or the Board.

Board Committees: The Board committees also provide assistance to the Board in fulfilling its oversight responsibilities in certain areas of risk, each of which has the responsibility to provide oversight and to engage management and the Board with regard to the Company’s principal operating and business risks. The Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to financial reporting, internal controls, and financial risks, and in addition, takes a leading role in the oversight of cybersecurity and food safety risks. The Compensation Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks arising from the Company’s compensation policies and practices (including an annual risk assessment thereof), the annual incentive compensation program and clawback policies, CEO and executive officer succession planning risks and diversity, equity and inclusion matters. The NCG Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks associated with Board and committee membership, structure and succession, and the monitoring of corporate governance issues, including oversight of ESG matters, and the development of recommendations to address evolving best practices in those areas. All committees report to the full Board as to each committee’s activities and matters discussed and reviewed at the committee meetings. In addition, all directors are encouraged to participate in external education courses to keep apprised of current issues, including evolving areas of risk.

Shareholder Communications
It is the general policy of the Board that management speaks for the Company. To the extent shareholders would like to communicate with a Company representative, they may do so by contacting Brian J. Johnson, Senior VP – Investor Relations and Business Development, Casey’s General Stores, Inc., One SE Convenience Blvd., Ankeny, Iowa 50021, (515) 446-6587.
Any shareholder wishing to communicate with one or more Board members should address a written communication to Darren M. Rebelez, Board Chair, or Judy A. Schmeling, Lead Independent Director, at One SE Convenience Blvd., Ankeny, Iowa 50021. Mr. Rebelez or Ms. Schmeling, as applicable, will forward such communication to all members of the Board, to the extent such communications are deemed appropriate for consideration by the Board.
Notice & Proxy Statement	25

INFORMATION ABOUT OUR EXECUTIVE OFFICERS
The Company currently has six executive officers:
Executive Officers
Name and Current Office Held	Recent Employment History	Became Executive Officer	Age
Darren M. Rebelez President and CEO	Mr. Rebelez served as President of IHOP Restaurants (a unit of Dine Brands Global, Inc.) from 2015-2019, where he developed and implemented digital strategies to connect guests via mobile platforms and online channels and grew the brand to become the largest full-service restaurant concept in the United States by unit count. He previously was employed by 7-Eleven as Executive VP and COO from 2007-2014. Mr. Rebelez is also a veteran of the United States Army.	2019	58
Stephen P. Bramlage, Jr. Chief Financial Officer	Mr. Bramlage served as Executive VP and CFO at Aramark from 2015-2020, where he directed finance, M&A, supply chain and procurement, IT and risk management and safety. He previously was employed by Owens-Illinois, Inc. from 2006-2015, serving as Senior VP and CFO from 2012-2015.	2020	53
Ena Williams Chief Operating Officer	Ms. Williams served as CEO at National HME, Inc. from 2019-2020, and Senior VP and Head of International and other senior management roles at 7-Eleven, Inc., from 2008-2018, where she directed global functions, including merchandising, marketing, logistics, human resources and financial analysis, in addition to global operations, licensing and expansion.	2020	55
Thomas P. Brennan Chief Merchandising Officer	Mr. Brennan served as COO at CKE Restaurants Holdings, Inc. (the parent of Carl’s Jr. and Hardee’s) from 2017-2019, where he was responsible for the operations and support of over 3,000 restaurants across the United States, and a number of VP roles at 7-Eleven, Inc. from 2012-2017. Mr. Brennan is also a veteran of the United States Army.	2019	49
Chad M. Frazell Chief Human Resources Officer	Mr. Frazell served as Senior VP-Human Resources at Tractor Supply Co. from 2014-2020, where he was responsible for all of the organization’s Human Resources functions, including benefits, compensation, employee relations, HR compliance, HRIS, organization development and design, payroll, relocation, talent acquisition, and talent development.	2020	52
Katrina S. Lindsey Chief Legal Officer	Ms. Lindsey served as SVP-Deputy General Counsel, Chief Compliance Officer and Assistant Corporate Secretary at Office Depot Inc. (a subsidiary of the ODP Corporation) from 2017-2021, where she directed North American legal operations, global ethics and compliance, government relations and information governance. She previously was employed by Darden Restaurants from 2011-2017, most recently serving as SVP-Division General Counsel.	2022	52
Notice & Proxy Statement	26

PRINCIPAL SHAREHOLDERS
The following table contains information with respect to each person, including any group, known to the Company to be the beneficial owner of more than 5% of the Common Stock as of June 26, 2024 (based on 37,111,457 shares of Common Stock outstanding as of such date). Except as otherwise indicated, the persons listed in the table have the voting and investment powers with respect to the shares indicated.
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
The Vanguard Group-23-1945930 100 Vanguard Blvd. Malvern, PA 19355	3,829,519(1)	10.3%

BlackRock, Inc. 55 East 52nd Street New York, NY 10055	3,315,439(2)	8.9%

T. Rowe Price Investment Management, Inc. 100 E. Pratt Street Baltimore, MD 21202	1,829,820(3)	4.9%

(1)
Based on Schedule 13G/A (Amendment No. 15) filed by The Vanguard Group—23-1945930 (“Vanguard”) with the SEC dated February 13, 2024. Such information indicates that Vanguard and certain subsidiaries of Vanguard have sole dispositive power over 3,780,900 shares, shared dispositive power over 48,619 shares, and shared voting power over 13,374 shares.

(2)
Based on Schedule 13G/A (Amendment No. 14) filed by BlackRock, Inc. (“BlackRock”) with the SEC dated January 25, 2024. Such information indicates that BlackRock and certain subsidiaries have sole voting power over 3,186,677 shares and sole dispositive power over 3,315,439 shares.

(3)
Based on Schedule 13G/A (Amendment No. 2) filed by T. Rowe Price Investment Management, Inc. (“T. Rowe Price”) with the SEC dated February 16, 2024. Such information indicates that T. Rowe Price has sole voting power over 747,400 shares and sole dispositive power over 1,829,820 shares.

Notice & Proxy Statement	27

BENEFICIAL OWNERSHIP OF SHARES OF COMMON STOCK
BY DIRECTORS AND EXECUTIVE OFFICERS
The following table sets forth, as of July 1, 2024 (other than with respect to the 401K Plan shares, which are as of April 30, 2024, as discussed in Footnote 2 below), the beneficial ownership of shares of Common Stock, the only class of capital stock outstanding, by the current directors (including the Board’s nominees for election to the Board of Directors), the executive officers named in the Summary Compensation Table, and all current directors, director-nominees, and executive officers as a group (based on 37,111,457 shares of Common Stock outstanding as of such date). Except as otherwise indicated, the shareholders listed in the table have sole voting and investment powers with respect to the shares indicated.
Name of Beneficial Owner	Direct Ownership	Shares Subject to Vested Options and RSUs that Vest Within 60 Days(1)	401K Plan Shares(2)	Total Amount and Nature of Beneficial Ownership(3)	Percent of Class
Sri Donthi	723	530	—	1,253	*
Donald E. Frieson	4,082	530	—	4,612	*
Cara K. Heiden(4)	8,571	530	—	9,101	*
David K. Lenhardt	4,082	530	—	4,612	*
Maria Castañón Moats	0	61	—	61	*
Larree M. Renda	11,209	530	—	11,739	*
Judy A. Schmeling	4,016	530	—	4,546	*
Michael Spanos	1,791	530	—	2,321	*
Gregory A. Trojan	1,287	530	—	1,817	*
Allison M. Wing	3,582	530	—	4,112	*
Darren M. Rebelez	87,338	—	623	87,961	*
Stephen P. Bramlage, Jr.	26,043	—	442	26,485	*
Ena Williams	20,869	—	456	21,325	*
Thomas P. Brennan	12,044	—	430	12,474	*
Chad M. Frazell	11,480	—	428	11,908	*
All executive officers, directors and director-nominees as a group (16 persons)	199,869	4,831	2,528	207,228	*
*	Less than 1%
(1)
Each non-employee director, other than Ms. Castañón Moats (who was appointed as a director effective July 1, 2024), holds 530 RSUs that will cliff-vest on August 28, 2024, subject to continued service as a director through the vesting date. Ms. Castañón Moats holds 61 RSUs that will cliff-vest on August 28, 2024, subject to continued service as a director through the vesting date.

(2)
Consisting of shares allocated to the 401K Plan account of the respective individual as of April 30, 2024, over which the individual exercises voting power. Under the trust agreement creating the 401K Plan, the shares of Common Stock held by the Trustee are voted by the Trustee in accordance with the participants’ directions or, if no directions are received, in the same manner and proportion as the Trustee votes shares for which the Trustee does receive timely instructions.

(3)	Except as otherwise indicated, the amounts shown are the aggregate numbers of shares attributable to the individual’s direct ownership of shares and 401K Plan shares.
(4)	Includes 4,000 shares owned jointly by Ms. Heiden and her spouse, under shared voting and dispositive power.
Notice & Proxy Statement	28

COMPENSATION DISCUSSION AND ANALYSIS
The following Compensation Discussion and Analysis (“CD&A”) provides a detailed overview of the Company’s compensation philosophy, objectives and programs for its named executive officers (“NEOs”) for the 2024 fiscal year:
2024 Fiscal Year NEOs
Darren M. Rebelez President and Chief Executive Officer (“CEO”)	Stephen P. Bramlage, Jr. Chief Financial Officer (“CFO”)	Ena Williams Chief Operating Officer (“COO”)	Thomas P. Brennan Chief Merchandising Officer (“CMO”)	Chad M. Frazell Chief Human Resources Officer (“CHRO”)
EXECUTIVE SUMMARY
2024 Fiscal Year Business and Financial Highlights
Casey’s 2024 fiscal year was its fourth record-breaking year in a row, starting its new three-year strategic plan by exceeding $1 billion in EBITDA for the first time in the company’s history, which as described throughout the CD&A, is reflected in the compensation earned by, and awarded to, the NEOs.
Financial and operating highlights from the 2024 fiscal year that are linked to NEO compensation include (as compared to the 2023 fiscal year and its year-end, as applicable, unless otherwise noted):
Net Income	EBITDA*	SSS Growth – Inside	3-Year ROIC*
$501.9 million ↑ $446.7 million (FY23)	$1.06 billion ↑ $952.5 (FY23)	4.4% ↑ 6.5% (FY23)	11.5% ↑ 11.1% (FY23)
12% increase	11% increase	11.2% over 2 years	40 bp increase
*EBITDA and ROIC are non-GAAP financial measures. See Appendix A for reconciliations/calculations for the applicable periods.
Highlighting the significant long-term value created by the Company during the three-year performance period covering the Company’s Long-Term Incentive Program ending at fiscal 2024 year-end (discussed in detail below), the following are the exceptional results delivered to our shareholders by Mr. Rebelez, the other NEOs and their teams (as compared to the 2021 fiscal year-end):
Net Income	EBITDA*	Diluted EPS	Fuel Gross Profit	Stores	Stock Price
$501.9 million ↑ $312.9 million (FY21)	$1.06 billion ↑ $719.2 million (FY21)	$13.43 ↑ $8.38 (FY21)	$1.12 billion ↑ $761.2 million (FY21)	2,658 ↑ 2,243 (FY21)	$319.58 ↑ $222.19 (FY21)
134.6% increase	47.3% increase	60.2% increase	47.1% increase	18.5% increase	43.8% increase
*EBITDA is a non-GAAP measure defined as net income before net interest expense, income taxes, depreciation and amortization. See Appendix A for reconciliation to net income.
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2024 Fiscal Year Compensation Highlights and Alignment of Pay with Performance
As discussed below, these incredibly strong performance results in general, and with respect to EBITDA (both for the AIP and LTIP) and same-store sales, yielded above target payouts on the AIP (157% of target) and the LTIP for fiscal years 2022-24 (200%). As demonstrated, both our AIP and LTIP are strongly aligned with meaningful operating and strategic metrics, including those outlined in the Company’s long-term strategic plan, and place the majority of NEO compensation at-risk and dependent upon the Company’s performance. In fact, Mr. Rebelez has 88% of his target compensation at-risk, with the other NEOs averaging 76%. We believe this structure and these payout results are highly motivational and strongly aligned with creating shareholder value, as our stock price increased almost 40% during the 2024 fiscal year.
Annual Incentive Compensation Program (“AIP”)	Long-Term Incentive Compensation Program (“LTIP”)

AIP Summary: At-risk performance-based pay, ranging from 0% to 200% of target, that delivers annual cash incentives when key financial/operating goals are met or exceeded.
FY24 Changes: Simplified the program by reducing the metrics from three to two (EBITDA and inside same-store sales metrics remain; fuel gross profit metric was removed).
FY24 Metrics:
⯀ 60% - EBITDA
⯀ 40% - same store sales growth (inside sales)
FY24 Payout: Due to the Company’s strong performance across all AIP metrics during the 2024 fiscal year, including delivering record EBITDA of $1.06 billion, and a strong same-store inside sales increase of 4.4%, the NEOs achieved an annual incentive payout equal to 157% of their respective AIP target (for reference, the FY23 AIP payout was 178% of target).

LTIP Summary: At-risk equity-based awards (RSUs and PSUs), the latter of which deliver long-term incentives when key financial/operating goals are met or exceeded over a three-year performance period; range from 0% to 200% of target, with a 25% rTSR modifier based on top/bottom quartile of S&P 500.
FY24 Changes: No material changes for the FY24 LTIP.
FY24 Metrics (FY24-FY26 performance period): The LTIP value is delivered 75% as PSUs and 25% as RSUs. The metrics for the PSUs are split 50% on 3-year cumulative EBITDA and 50% on 3-year average ROIC performance.
FY22-FY24 Payout: Due to the continued long-term success of the Company, the LTIP PSU awards granted during the 2022 fiscal year (i.e., June 2021) vested at 200% of target (i.e., max) for the EBITDA PSUs and 200% of target (i.e., max) for the relative ROIC PSUs, resulting in the value of earned PSUs being above target value but appropriately aligned with strong Company results. In addition, the Company’s relative TSR performance over the three-year period equaled the 74th percentile; exceptional performance but resulting in no modification to the final LTIP awards (as discussed below, the final awards would have been increased by 25% at the 75th percentile).

The Compensation and Human Capital Committee (in the CD&A, the “Committee”), with the support of its compensation consultant, Pay Governance, LLC, conducts an annual analysis of the alignment between the realizable pay for our CEO and CFO and our TSR performance relative to the results of our peers. Realizable pay differs from target pay opportunities used to make pay decisions, and results required to be reported in the proxy’s compensation tables, in that it focuses on the compensation actually earned, or which could be earned, by our executives. For the five-year period from fiscal years 2019 to 2023 (latest data available), this analysis indicated the CEO’s realizable pay equaled the 64th percentile of our peer group, which was highly aligned with our TSR results versus the group (72nd percentile).
Our “say-on-pay” vote at the 2023 annual shareholders’ meeting received 97.6% support, which the Committee views as evidence of shareholder support of our executive compensation decisions and policies. The Committee firmly believes the program was designed well and that the Company performed exceptionally well and delivered outstanding returns to shareholders, and the NEOs were rewarded accordingly.
For the 2024 fiscal year, the Committee modified AIP goals to two metrics, EBITDA and inside same-store sales. For reference, the 2023 fiscal year included a third metric, fuel gross profit dollars, which was eliminated. This eliminates overweighting fuel profits, which are included within EBITDA, improves the simplicity of the program, and removes some of the uncontrollable volatility created by the inclusion of a specific fuel metric, providing a more accurate measure of Company performance.
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EXECUTIVE COMPENSATION PHILOSOPHY AND BEST PRACTICES
In designing the executive compensation program, the Committee’s philosophy is straightforward – attract, motivate and retain talented and diverse executives, emphasize pay-for-performance, and focus on long-term success and shareholder alignment:
Executive Compensation Philosophy
Motivates/Rewards Performance	Aligns with Shareholders	Attracts and Retains Top Talent	Reinforces Risk Management	Clear and Transparent	Strengthens Governance
Create rewards in the short-term and longer-term	Ensure alignment of interests with shareholders	Attract/retain diverse talent to achieve objectives	Ensure programs are appropriately risk balanced	Programs are understandable and simple	Satisfy the spirit of the law and the letter of the law
As noted, the Committee’s philosophy supports good governance and discourages excessive risk-taking:
What We Do	What We Don’t Do

✔ Pay for performance: A significant portion of NEO compensation is tied to financial performance and is “at-risk”.
✔ Reasonable balance between short-term and long-term incentives: A reasonable balance between cash and stock, fixed and variable compensation, short- and long-term compensation, and performance- and service-based awards, discourages short-term risk taking at the expense of long-term results.
✔ Share ownership requirements: Meaningful requirements are in place for executives based on multiples of base salary.
✔ Multiple performance metrics: Both the annual and long-term incentive programs use multiple performance metrics measuring results over different timeframes. This approach discourages excessive risk-taking by removing any incentive to focus on a single performance goal to the detriment of the Company.
✔ Clawback policy: Requires the Company to recoup certain compensation payments or equity awards in the event of a certain restatements of the Company’s financials.
✔ Double-trigger protection: Change of control agreements provide benefits only in the event that the NEO is terminated without cause or resigns for good reason. Under the 2018 Stock Incentive Plan, all unvested awards provide for “double-trigger” protection. There are no equity awards with single-trigger provisions.
✔ Independent advisor: The Committee retains an independent consultant to advise on the compensation program and practices.

☒ No guaranteed incentive payments: We do not provide guaranteed incentive payments to our NEOs. Other than base salaries, none of our NEOs’ compensation is guaranteed.
☒ No uncapped incentive compensation opportunities: All incentive plans have maximum levels of payout, even if the Company exceeds our maximum performance objectives.
☒ No tax gross-ups: No tax gross-ups are paid to cover personal income taxes or excise taxes that pertain to executive or severance benefits, including perquisites.
☒ No excessive benefits or perquisites: The Company does not maintain enhanced health or retirement benefits for its executives and does not permit excessive perquisites.
☒ No hedging or pledging of Company stock: The Company prohibits the hedging of Company stock and other short-term or speculative transactions as well as the pledging of Company stock.
☒ No payment of dividends on unvested stock awards: Unvested stock awards earn dividend equivalents, which are paid in cash upon vesting only if, and to the extent that, the underlying awards vest.
☒ No practices that encourage excessive risk-taking: The Company provides balanced compensation, a significant portion of which is long-term, at-risk and subject to multiple performance metrics.

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EXECUTIVE COMPENSATION PROCESS
Roles in Determining Executive Compensation
Committee and the Board

The Committee oversees our executive compensation program and is charged with the following:
⯀ Determines the structure and performance goals of the AIP and LTIP
⯀ Determines base salary changes and target incentive opportunities for executive officers (and recommends to the Board for the CEO)
⯀ Approves pay packages for executive officer candidates and new hires
⯀ Approves equity-based awards
⯀ Evaluates CEO performance
The Board is responsible for the following:
⯀ Approves base salary increases and other compensation elements for the CEO
⯀ Approves the Company’s Operating Plan, prepared and recommended by management, which contains strategic business and financial objectives used to inform the incentive plan performance goals

↑	↑
Independent Compensation Consultant	CEO/Management

For fiscal 2024, the Committee again engaged Pay Governance, LLC as its independent compensation consultant, who attended all Committee meetings and advised it on, among other things, the following:
⯀ Incentive compensation practices, including the Company’s incentive plan structure and performance metrics
⯀ CEO competitive pay analysis and analysis of the alignment of the Company’s realizable pay with its performance
⯀ Review of compensation for non-employee directors, including the Lead Independent Director
⯀ Proxy advisor updates and pay-performance test estimates
⯀ Executive pay risk assessment
⯀ ESG metrics in incentive designs
⯀ Review of Compensation Peer Group
⯀ Review of the proxy statement CD&A
⯀ Fair value calculations of the relative-TSR modifier/results

The Committee assessed the independence of Pay Governance, LLC and did not identify any conflict of interest that would prevent it from independently advising the Committee.

The CEO evaluates the performance of the executive officers (other than himself) and makes specific recommendations to the Committee with respect to the following:
⯀ Base salary increases
⯀ Changes to incentive plan structures, target percentages and goals under the incentive plans
⯀ Pay packages, including salary and incentives, for executive officer candidates and new hires
The CEO is assisted in these matters by the CHRO and his team, who also receive input and analysis from management’s separate compensation consultant, which for the 2024 fiscal year was Pearl Meyer & Partners, LLC (who provides market data, benchmarking and other compensation information and analyses). The CFO and his team are also integrally involved with setting the Company’s Operating Plan, which informs the incentive plan performance goals.

The CEO is not involved with recommendations as to his own compensation, which is determined by the Committee and the Board.

In addition to performance results, management recommendations, input from Pay Governance, and when applicable, its own judgment and experience, the Committee used the following when setting compensation and designing incentive plans for the 2024 fiscal year:
Use of Peer Groups
Compensation: The following 19-company peer group was used to inform certain 2024 fiscal year compensation decisions, including those related to base salaries, annual and long-term incentive structure and metrics and other market-based comparisons (the “Compensation Peer Group”):
Compensation Peer Group
Advance Auto Parts, Inc. Arko Corp. AutoZone, Inc. BJ’s Wholesale Club Holdings, Inc. Darden Restaurants, Inc. Dollar Tree, Inc.	Domino’s Pizza Genuine Parts Co. Murphy USA, Inc. O’Reilly Automotive, Inc. Papa John’s International, Inc. Restaurants Brands International SpartanNash Co.	Sprouts Farmers Market, Inc. Sunoco LP Tractor Supply Co. United National Foods, Inc. US Foods Holding Corp. Yum! Brands, Inc.
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Factors used in establishing the Compensation Peer Group, which was done during the 2023 fiscal year, and reviewed by the Committee again during the 2024 fiscal year (which resulted in no changes or updates to the peer group), each with recommendations from Pay Governance, included evaluating companies that operate in a similar business (retail, convenience, multi-outlet) or provide similar products (fuel, prepared foods, alcohol, groceries and other merchandise) and those that reflect the Company’s size and scale, including with respect to revenue (the 50th percentile in revenue at the time of the 2023 fiscal year review was approximately $14.8 billion), market cap, assets, invested capital, employees, and the Company’s performance including EBITDA and EBITDA margins, market cap to revenue, and market cap to EBITDA.
TSR Performance: Starting with the 2021 LTIP, the Committee has included relative TSR as a PSU payout modifier (i.e. if the Company ranks in the bottom quartile of the performance-related peer group, the number of PSUs actually awarded will be reduced by 25%; if the Company ranks in the top quartile, the number of PSUs actually awarded will be increased by 25%). In conjunction therewith, the Committee utilizes a performance-related peer group for the TSR modifier that consists of the companies in the S&P 500 (excluding the Company) at the end of each three-year performance period (the “TSR Modifier Peer Group”).
Competitive Compensation Analysis
To attract and retain talented executives, the Committee believes it is important to provide market competitive compensation, and as a result, annually reviews the competitiveness of the executive compensation program. As part of the review, the Committee, with the assistance of Pay Governance, considers a variety of information including the Compensation Peer Group and related survey data, industry benchmark data and recommendations from management (which is informed on such recommendations by data from its separate compensation consultant, Pearl Meyer). From the review, the Committee generally seeks to set target total direct compensation (as well as its individual components) that approximates, or is within a reasonable range of, the market median at the time compensation is set.
While the Committee relies on such review and data to inform its determinations with respect to each element of compensation, it does not consider such data sufficient for a full evaluation of appropriate compensation for any individual executive. Accordingly, the Committee has not set a formal “benchmark” to such data for any executive officer, other than as a general goal set forth above, and considers several other factors when setting compensation, including the executive’s individual performance and responsibilities, skill sets and experience, length of service, location and retention.
Consideration of Say-on-Pay Vote
In evaluating the Company’s executive compensation program, the Committee also considered the results of the advisory vote on the say-on-pay proposal presented at the 2023 annual shareholders’ meeting, which, as noted below, received the support of 97.6% of the votes cast. The Committee views the outcome as evidence of shareholder support of our executive compensation decisions and policies. The Committee will continue to review say-on-pay votes and consider whether any additional changes to the program are warranted in light of the voting results, which for the past three years have been the following:
Say-on-Pay Vote Results
2021 Annual Meeting	2022 Annual Meeting	2023 Annual Meeting
97.9%	97.0%	97.6%
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COMPENSATION PROGRAM ELEMENTS
Our compensation program for the 2024 fiscal year had four primary components:
Executive Compensation Elements
Base Salary	Annual Incentive Compensation Program	Long-Term Incentive Compensation Program	Benefits and Perquisites
Overall Pay Mix for NEOs
A significant portion of each NEO’s compensation is performance-based and at-risk, with the only fixed compensation during the 2024 fiscal year being base salary (excluding benefits). The following illustrates the current mix of incentive-based/at-risk compensation, at target, compared to base salary, for the 2024 fiscal year for our CEO and the average of the other NEOs:
FY24 Target Direct Comp. Mix (CEO) – 88% at-risk:
Sal.	AIP	LTIP
12%	19%	69%
FY24 Target Direct Comp. Mix (average of other NEOs) – 76% at-risk:
Sal.	AIP	LTIP
24%	22%	54%
While the Company does not have a prescribed pay mix that it attempts to achieve for each NEO, the Committee believes that the current mix, which is derived from our compensation philosophy and market data, appropriately balances short-term and long-term business goals and aligns the interests of our NEOs with our shareholders.
Base Salary
The Company provides competitive base salaries to the NEOs, which provides a fixed level of annual compensation commensurate with their roles and responsibilities. Base salaries are reviewed by the Committee, and as applicable the Board, on an annual basis, typically in June or in conjunction with the hiring of an executive officer. While not guaranteed, NEOs are generally eligible for an annual adjustment depending on individual and Company performance and market competitiveness.
Consistent with the executive compensation process discussed above, the following base salaries were provided to the NEOs for the 2024 fiscal year (annualized in the event a NEO was not employed for the entire fiscal year):

	2023 Fiscal Year Base Salary	2024 Fiscal Year Base Salary	% Increase from 2023 to 2024
Darren M. Rebelez, CEO	$1,150,000	$1,200,000	4.3%
Stephen P. Bramlage, Jr., CFO	$720,000	$750,000	4.2%
Ena Williams, COO	$720,000	$750,000	4.2%
Thomas P. Brennan, CMO	$550,000	$570,000	3.6%
Chad M. Frazell, CHRO	$520,000	$545,000	4.8%
The base salary for Mr. Rebelez, which was approximately 106% of the market median, and the base salary of the other NEOs, on average, was approximately at the market median, each generally consistent with the Committee’s compensation philosophy.
Annual Incentive Compensation Program
The NEOs participate in the AIP, which is at-risk performance-based pay that delivers annual cash incentives when key financial/operating goals are met or exceeded. As part of its annual review of the AIP, the Committee modified AIP operating goals to two metrics, EBITDA and inside same-store sales. For reference, the 2023 fiscal year included a third metric, fuel gross profit dollars, which was removed in order to simplify the AIP, to avoid the double-counting of fuel gross profit which are already reflected in EBITDA, and to lessen the inherent volatility in fuel profits. Therefore, the AIP metrics for the 2024 fiscal year are as follows:
2024 AIP Metrics	Weight
EBITDA	60%
Same-Store Sales Growth (Inside Sales) (%)	40%
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The payout at target for each NEO, which was based in-part on market and survey data reviewed by the Committee, consists of an overall payout range from 0% to 200% of target depending on performance. Below the threshold level, there is no payout. Achievement of threshold levels results in payouts of 25% of target, and achievement of maximum levels results in payouts of 200% of target:

	Target AIP Payout as a % of Base Salary	Payout Range as a % of Target
		Thresh.	Target	Max
Darren M. Rebelez, CEO	150%	25%	100%	200%
Stephen P. Bramlage, Jr., CFO	100%	25%	100%	200%
Ena Williams, COO	100%	25%	100%	200%
Thomas P. Brennan, CMO	75%	25%	100%	200%
Chad M. Frazell, CHRO	75%	25%	100%	200%

The target total cash for Mr. Rebelez was approximately 102% of the market median, and the average target payout of the other NEOs approximated 97% of the market median, each generally consistent with the Committee’s compensation philosophy.
Annual Incentive Metrics
The following is a detailed description of the AIP metrics for the 2024 fiscal year:
2024 AIP Metrics
Metrics	Weight	Description
EBITDA	60%
EBITDA: We define EBITDA as net income before net interest expense, income taxes, depreciation and amortization, which is a critical financial measure in our business because it:
⯀ Measures overall financial performance and value created by the Company
⯀ Provides a focus on core operating results and represents a key basis for stock valuation
⯀ Is useful to investors in evaluating our operating performance because securities analysts and other interested parties use such calculations as a measure of financial performance and debt service capabilities
⯀ Aligns with the Company’s long-term strategic plan (i.e., its commitments to investors)
⯀ Is regularly used by management for internal purposes including our capital budgeting process, evaluating acquisition targets and assessing performance
⯀ Is a common incentive and performance metric used by our peers and others in the convenience store industry

Same-Store Sales Growth (Inside) (%)	40%
Same-Store Sales: Same-store sales includes aggregated individual store results for all stores open throughout a particular period. When comparing annual data, the store must be open for each entire fiscal year being compared. Remodeled stores that remained open or were closed for just a very brief period of time (i.e., less than a week) during the period being compared remain in the same-store sales comparison. If a store is replaced, either at the same location (i.e., razed and rebuilt) or relocated to a new location, it is removed from the comparison until the new store has been open for each entire period being compared. Newly constructed and acquired stores do not enter the calculation until they are open for each entire period being compared.
Growth: In the case of inside, the same-store sales growth metric is equal to the percentage increase in same-store sales from the prior fiscal year (i.e., the 2023 fiscal year), which is calculated based on each year’s revenue (i.e., dollars).
Inside: Inside includes a combination of the Company’s “prepared food and dispensed beverage” and “grocery and general merchandise” categories, which historically have consisted of the Company’s highest margin products. Over the past three fiscal years, on average, these categories have accounted for approximately 34% of the Company’s total revenue but have resulted in approximately 63% of total gross profit.

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Annual Incentive Goal Setting
Each fiscal year, our CEO, CFO and other members of the management team prepare comprehensive strategic business goals and objectives in the form of an annual operating/financial plan (the “Operating Plan”), which is designed to ensure that short-term objectives are met or exceeded in a manner consistent with long-term shareholder value creation and our long-term strategic plan. The Committee, and ultimately the Board, reviews and approves the Operating Plan, typically in June of each year, and its pro forma results become the target performance levels for each AIP metric. The Committee then sets threshold and maximum performance goals, with the intent of providing reasonable upside opportunity and downside risk.
The chart below summarizes the 2024 AIP performance goals that were established, which consisted of meaningful increases at target over the prior year’s goals (i.e., EBITDA, a 9.6% increased target goal), which the Committee believed were fair, yet challenging (with EBITDA again representing record Company performance and steady same-store growth from the prior year), to the NEOs and fair to the Company’s shareholders:
2024 AIP Metrics	Threshold	Target	Maximum
EBITDA	$796 million	$937 million	$1,078 million
Same-Store Sales Growth (Inside) (%)	1%	4%	7%
The Board, in approving the Operating Plan, and the Committee, in setting these goals, considered a number of factors, including the Company’s record financial results from the prior fiscal year, the lingering uncertainty and volatility created in the fuel markets by the conflict in Ukraine and other geopolitical uncertainty, inflation, rising interest rates and their effect on the overall economy and consumer spending as a whole, and the other detailed information as presented in the Operating Plan, which included forecasts and best-estimates at the time related to the general economic outlook, consumer trends, guest mobility, macroeconomic factors and other related information.
Annual Incentive Payout Levels
As noted above, the potential payout under the AIP is represented as a percentage of base salary. The potential payout at target for the 2024 AIP for each NEO was as follows:

	Target AIP Payout as a % of Base Salary	Target AIP Payout
Darren M. Rebelez, CEO	150%	$1,800,000
Stephen P. Bramlage, Jr., CFO	100%	$750,000
Ena Williams, COO	100%	$750,000
Thomas P. Brennan, CMO	75%	$427,500
Chad M. Frazell, CHRO	75%	$408,750
The target is then applied against each of the following individual percentages, which correspond to the achievement of the 2024 AIP performance goals, set forth above. The following table reflects the weighting of each performance metric:

Payout Formula (as a % of target payout)
2024 AIP Metrics	Threshold	Target	Maximum
EBITDA	15%	60%	120%
Same-Store Sales Growth (Inside Sales) (%)	10%	40%	80%
	25%	100%	200%

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2024 Fiscal Year AIP Results
As highlighted above, the Company achieved record financial performance during its 2024 fiscal year, including record EBITDA exceeding $1 billion for the first time in the Company’s history (up 11.2% for the year) and a same-store inside sales increase of 4.4%, each notable achievements considering the Company’s record performance the prior three years and the other significant factors mentioned above that were considered when setting the 2024 AIP performance goals. As a result, the NEOs achieved an AIP payout equal to 157% of their respective target
The chart below summarizes the 2024 AIP performance goals compared to the actual results in each respective category and the corresponding payout as a percentage of the target base salary:

AIP Performance Goals v. 2024 Fiscal Year Actual Results
2024 AIP Metrics	Threshold	Target	Maximum	FY24 Actual Results	FY24 Weighted Payout
EBITDA	$796 million	$937 million	$1,078 million	$1,059 million	112%
Same-Store Sales Growth (Inside) (%)	1%	4%	7%	4.4%	45%
					157%

As such, the aggregate payout under the 2024 AIP for each NEO is equal to 157% of their respective target payout, resulting in the following payments:

	2024 AIP Target Payout	Payout %	2024 AIP Actual Payout
Darren M. Rebelez, CEO	$1,800,000	157%	$2,826,000
Stephen P. Bramlage, Jr., CFO	$750,000	157%	$1,177,500
Ena Williams, COO	$750,000	157%	$1,177,500
Thomas P. Brennan, CMO	$427,500	157%	$671,175
Chad M. Frazell, CHRO	$408,750	157%	$641,738

Five-Year AIP Payout History (as a percentage of target)
The AIP, over the past five fiscal years, has resulted in the following payments to the respective NEOs as a percentage of their target for that particular fiscal year, resulting in a five-year average payout of 167.2% of target: 2020 (113%), 2021 (200%), 2022 (188%), 2023 (178%) and 2024 (157%).
Long-Term Incentive Compensation Program
A significant portion of NEO compensation is delivered through equity awards, in the form of restricted stock units (“RSUs”) and performance-based restricted stock units (“PSUs”), granted annually under the Company’s long-term incentive compensation program (the “LTIP”). The Committee did not make any changes to the structure or the metrics included in the LTIP for the 2024 fiscal year, and believes this consistency is an important factor in motivating the NEOs to deliver long-term financial performance under the LTIP’s key financial and operational metrics.
Long-Term Incentive Structure
For the 2024 fiscal year, and which has been the Company’s recent practice, 75% of the LTIP was granted in the form of PSUs, with half subject to performance goals based on EBITDA and half subject to performance goals based on return on invested capital (“ROIC”), and 25% of the LTIP was granted in the form of time-based RSUs.
The PSUs result in zero payout if the Company does not achieve its threshold EBITDA and ROIC performance goals over the three-year performance period (i.e., 2024-2026 fiscal years) (the “Performance Period”) and 200% payout if the Company achieves applicable performance goals at maximum levels.
Following the determination of EBITDA and ROIC goals for the Performance Period, the PSUs actually awarded will be subject to a positive or negative adjustment based upon a comparison of the Company’s TSR relative to the TSR Peer Group (i.e., S&P 500). If
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the Company ranks in the bottom quartile of the group, the number of PSUs actually awarded will be reduced by 25%, and if the Company ranks in the top quartile of the group, the number of PSUs actually awarded will be increased by 25% (which, based on maximum performance goals achieved, could result in a payment of up to 250% of target for PSUs) (the “TSR Modifier”).
2024 LTIP Metrics	Award Type	% of LTIP	Payout Range				Vesting
			Thresh.	Target	Max	TSR Modifier
EBITDA	PSUs	37.5%	50%	100%	200%	+/- 25%	Vests in full on June 15, 2026, generally subject to continued employment and the Company’s achievement of applicable performance goals over the three-year Performance Period
ROIC	PSUs	37.5%	50%	100%	200%
Time-Based	RSUs	25%	Time-based only and not subject to adjustment based on performance				Vests in three equal installments on June 15, 2024-2026, generally subject to continued employment
The combination of PSUs and RSUs serves the Company’s long-term objectives because PSUs reward NEOs for meeting key financial goals that are important to the long-term performance of the Company, and RSUs support talent attraction and retention and balances the inherent challenges associated with PSUs, as non-controllable and highly variable external factors may affect the achievement of the Company’s performance metrics. The target, threshold and maximum performance levels are set to present our NEOs with reasonable upside and downside reward opportunities which align with typical market practices.
The value of the LTIP awards at target for each NEO, which was based in-part on market and survey data reviewed by the Committee, is set forth in the table below:

	Target LTIP as a % of Base Salary	Target LTIP Value on Award Date
Darren M. Rebelez, CEO	$6,700,000*	$6,700,000
Stephen P. Bramlage, Jr., CFO	250%	$1,875,000
Ena Williams, COO	250%	$1,875,000
Thomas P. Brennan, CMO	200%	$1,140,000
Chad M. Frazell, CHRO	175%	$953,000

*Mr. Rebelez’s 2024 fiscal year LTIP target was set as a dollar amount, as opposed to a percentage of salary.
The increase to the target LTIP award for Mr. Rebelez (from $6,125,000), Mr. Bramlage (from 225%) and Mr. Frazell (from 150%) from the 2023 fiscal year reflected the Committee’s desire to move the elements of their compensation to a higher mix of long-term, at-risk performance-based compensation and to be more in-line with its general compensation philosophy of setting target total direct compensation at, or within a reasonable range of, the market median, as well as reflecting their experience in role. As a result, Mr. Rebelez’s target LTIP award value for the 2024 fiscal year was approximately 108% of the market median, with his target total direct compensation at 106% of the market median. Mr. Bramlage and Mr. Frazell’s LTIP target award values brought their total target direct compensation to 103% and 100% of the market median, respectively, with total target direct compensation averaging 106% of market median.
Notice & Proxy Statement	38

Long-Term Incentive Performance Metrics
2024 LTIP Performance Metrics
Metrics	Weight	Description
EBITDA	37.5%
EBITDA: We define EBITDA as net income before net interest expense, income taxes, depreciation and amortization, which is a critical financial measure in our business because it:
⯀ Measures overall financial performance and value created by the Company
⯀ Provides a focus on core operating results and represents a key basis for stock valuation
⯀ Is useful to investors in evaluating our operating performance because securities analysts and other interested parties use such calculations as a measure of financial performance and debt service capabilities
⯀ Aligns with the Company’s strategic plan (i.e. its commitments to investors)
⯀ Is regularly used by management for internal purposes including our capital budgeting process, evaluating acquisition targets and assessing performance
⯀ Is a common incentive and performance metric used by our peers and others in the convenience store industry

ROIC	37.5%
ROIC: ROIC for each fiscal year is calculated as operating income after depreciation and tax, divided by average invested capital for that fiscal year. All of the following ROIC inputs come directly from the audited financial statements: “operating income” equals total revenue less cost of goods sold (exclusive of depreciation and amortization) less operating expenses; “depreciation” equals depreciation and amortization; “tax” equals operating income less depreciation multiplied by the effective tax rate where “effective tax rate” equals federal and state income taxes divided by income before income taxes; “average invested capital” equals the summation of notes, lines of credit, current maturities of long-term debt and finance lease obligations, long-term debt and finance lease obligations, net of current maturities, and total shareholders’ equity for the current fiscal year and the previous fiscal year divided by two.
In addition to being a common incentive metric among the Compensation Peer Group, because the Company seeks to enlarge its operating footprint, the Committee believes that ROIC is a particularly useful measure of management’s effectiveness in creating value for our shareholders by measuring the Company’s returns on capital expenditures.

TSR	PSU Modifier
TSR: TSR means the change in the value, expressed as a percentage of a given dollar amount invested in an applicable peer company’s most widely publicly traded stock over the three-year performance period, taking into account both stock price appreciation (or depreciation) and the reinvestment of dividends (including the cash value of non-cash dividends) in additional stock of the company. The Company’s TSR is then compared to the TSR of the TSR Peer Group.
The Committee believes that relative TSR is an effective measure of the long-term success of the Company while normalizing external, macroeconomic factors that fall outside of the Company’s control, and aligns performance with the shareholder experience, and as such, includes the metric in the role of a PSU modifier as opposed to a primary performance metric.

Long-Term Incentive Goal Setting
As with the AIP, the performance goals under the LTIP are derived from the Operating Plan (see above under the section entitled “Compensation Program Elements–Annual Incentive Goal Setting”), in combination with the objectives of the Company’s long-term strategic plan at that time and are approved by the Committee. As noted above, this review and approval occurred during June of the 2024 fiscal year.
Notice & Proxy Statement	39

2024 Fiscal Year LTIP Awards
The target value of the LTIP award for each NEO is represented as a percentage of base salary (or for Mr. Rebelez, a dollar amount), resulting in the following number of units awarded, at target:

	RSUs Subject to Time-Based Goals(1)(2)(6) (# of units)	PSUs Subject to EBITDA Goals (at target)(1)(3)(5)(6) (# of units)	PSUs Subject to ROIC Goals (at target)(1)(4)(5)(6) (# of units)
Darren M. Rebelez, CEO	7,265	10,897	10,897
Stephen P. Bramlage, Jr., CFO	2,027	3,041	3,041
Ena Williams, COO	2,027	3,041	3,041
Thomas P. Brennan, CMO	1,233	1,849	1,849
Chad M. Frazell, CHRO	1,031	1,547	1,547
Additional Information

(1) The number of RSUs and the target number of PSUs were determined by dividing the value of the award approved by the Committee by the 20-day average closing price of a share of Common Stock on the applicable award date (i.e., $230.58 on June 1, 2023 for Mr. Rebelez, $231.27 on May 31, 2023 for the other NEOs).
(2) RSUs Subject to Time-Based Goals: These units represent 25% of the overall value of each NEO’s target LTIP award. The units vest in three equal installments on June 15, 2024-2026, subject to continued employment through the vesting date, except as otherwise set forth in the applicable award agreement, and are not subject to the achievement of performance goals.
(3) PSUs Subject to EBITDA Goals: These units represent 37.5% of the overall value of each NEO’s target LTIP award, vest in full on June 15, 2026, subject to continued employment through the vesting date, except as otherwise set forth in the applicable award agreement, and are subject to adjustment based on the Company’s performance. The final number of units earned will be based on the Company’s cumulative EBITDA achievement over the Performance Period. The number of units awarded to each NEO is based on the Company’s achievement of threshold (50% awarded), target (100% awarded) and maximum (200% awarded) EBITDA goals over the Performance Period.
(4) PSUs Subject to ROIC Goals: These units represent 37.5% of the overall value of each NEO’s target LTIP award, vest in full on June 15, 2026, subject to continued employment through the vesting date, except as otherwise set forth in the applicable award agreement, and are subject to adjustment based on the Company’s performance. The final number of units earned will be based on the Company’s three-year average ROIC achievement over the Performance Period. The number of units awarded to each NEO is based on the Company’s achievement of threshold (50% awarded), target (100% awarded) and maximum (200% awarded) ROIC goals over the Performance Period.
(5) TSR Modifier: Following the determination of EBITDA and ROIC goals for the Performance Period, the PSUs actually awarded will be subject to a positive or negative adjustment based upon a comparison of the Company’s TSR relative to the TSR Peer Group (i.e., S&P 500), where by the members of the members of the TSR Peer Group at the end of the Performance Period (other than the Company) will be ranked highest to lowest according to each member’s TSR over the Performance Period, with the Company’s percentile rank to be determined based on linear interpolation by reference to the two members whose TSRs are immediately above and below the Company’s TSR. If the Company ranks in the bottom quartile of the group, the number of PSUs actually awarded will be reduced by 25%, and if the Company ranks in the top quartile of the group, the number of PSUs actually awarded will be increased by 25% (which, based on maximum performance goals achieved, could result in a payment of up to 250% of target for PSUs).
(6) Dividend Equivalents: The LTIP awards will accrue dividend equivalents which will be paid in cash if, and only to the extent that, the applicable vesting requirements and performance goals have been met (i.e., no payment will be made for RSUs and PSUs that do not vest).

Payout of 2022-2024 Fiscal Year PSU Awards (Granted in FY22)
On April 30, 2024, the Company completed the three-year performance period for the performance-based awards granted for the 2022 fiscal year (granted in June 2021), which LTIP awards consisted of PSUs subject to EBITDA metrics and PSUs subject to ROIC metrics, representing 37.5% and 37.5%, respectively, of the total value of all such awards (with the other 25% of the LTIP as time-based awards).
Notice & Proxy Statement	40

In June 2024, the Committee evaluated performance against the goals and certified the performance and corresponding payout levels to the NEOs as follows, which awards vested on June 15, 2024:
2022 PSU Payout
2022 PSU Metrics	Threshold (50%)	Target (100%)	Maximum (200%)	Actual Results	% of Target Earned
EBITDA (3-Year Cumulative)	$2,060M	$2,185M	$2,358M	$2,813M	200%
ROIC (3-Year Average) (%)	7.0%	9.0%	10.0%	11.5%	200%
The Company’s Relative TSR for the applicable performance period was at the 73.8th percentile of the TSR Peer Group (actual TSR for the period was 45.0%), and as such, was not in the bottom or top quartile of the group, resulting in no modification to the number of PSUs that vested under any of the applicable awards.
Other Provisions for Equity Awards
Retirement: The equity award agreements contain retirement provisions which provide for a “rule of 65” (55 years of age + 10 full years of service) and “rule of 75” (age + full years of service), whereby if either rule is satisfied, a participant who separates by reason of normal retirement will retain all of his or her unvested RSUs and PSUs, which will vest as originally scheduled, subject to the achievement of applicable performance goals in the case of PSUs. As of April 30, 2024, none of the NEOs had satisfied the retirement conditions. The Committee presently intends to continue this practice and believes it rewards long-term, successful service to the Company while encouraging natural turnover at appropriate times.
“Double-Trigger” Change of Control: As set forth in the 2018 Stock Incentive Plan (the “2018 Plan”) and applicable equity award agreements, vesting of equity awards will not accelerate upon a change of control unless (i) the awards are not assumed by the acquirer or (ii) a participant is terminated without cause or resigns for good reason (each, as defined in the 2018 Plan) within 24 months following the change of control. As such, and as noted in the proxy statement in several places, the Company does not have any “single-trigger” change of control provisions in any of its outstanding equity award agreements.
Benefits and Perquisites
We provide our NEOs’ with modest benefits and perquisites that the Committee believes are important components of each NEOs’ compensation and benefits package (for additional details for the applicable NEOs, see Footnote 5 to the Summary Compensation Table):
Benefits and Perquisites
Benefits: Our NEOs are eligible to participate in health, life insurance and retirement benefits that are the same as those offered to the Company’s other team members.

Perquisites: Our limited perquisites include (i) financial planning and tax services, (ii) an executive physical, (iii) identity theft monitoring/protection; and (iv) supplemental disability insurance. In addition, our NEOs are provided with a $1,500 per month auto allowance. Only business-related travel is permitted on Company aircraft. Under Mr. Rebelez’s employment agreement, we agreed to maintain an additional 10-year level premium term life insurance policy with a death benefit of $1,000,000 that insures his life and is payable upon his death to a beneficiary designated by him. The Company does not provide our NEOs with any gross-ups to reimburse for tax obligations in connection with their personal use of Company-owned vehicles or their receipt of other benefits or perquisites.

Officer Severance Plan: Mr. Brennan and Mr. Frazell are eligible executives under the Casey’s General Stores, Inc. Officer Severance Plan (the “Officer Severance Plan”). The Officer Severance Plan provides that if their employment is terminated by the Company without cause or by them for good reason (each as defined in the Officer Severance Plan), other than within 24 months following a change of control, they would be entitled to cash severance payments equal to 18 months’ base salary and 18 months of COBRA premiums, payable in equal installments over 18 months, subject to the execution of and compliance with a separation agreement and general release in favor of the Company, including confidentiality and non-solicitation covenants. In the event of a termination that entitles Mr. Brennan or Mr. Frazell to severance under any change of control or similar agreement, they would instead become eligible for the benefits set forth in such change of control agreement (i.e., no duplicative payments between severance and change of control benefits).

Mr. Rebelez, Mr. Bramlage and Ms. Williams are provided severance benefits under their employment agreements that mirror the Officer Severance Plan, described immediately above, except that Mr. Rebelez’s severance payments would be equal to 24 months’ base salary, paid in a lump-sum, and 24 months of COBRA premiums, payable in equal installments over 24 months.

Notice & Proxy Statement	41

OTHER COMPENSATION PROGRAMS AND POLICIES
The Company maintains the following additional compensation programs or plans that supplement the primary executive compensation elements described above:
Additional Programs

Employment Agreements: During the 2024 fiscal year, we were party to employment agreements with Mr. Rebelez, Mr. Bramlage and Ms. Williams; none exist with any other officers. For a further description of the agreements, including amendments made to Mr. Rebelez’s agreement during the 2024 fiscal year, see below in the section entitled “Executive Compensation–Employment Agreements.”

Change of Control Agreements: We maintain “double-trigger” change of control agreements with our NEOs and 28 other officers. The purpose of the agreements is to encourage these individuals to continue to carry out their duties in the event of a possible change of control of the Company. For a further description of the agreements for the NEOs, see below in the section entitled “Executive Compensation–Change of Control Severance Agreements.”

401K Plan: All NEOs are eligible to participate in the 401K Plan on the same terms and conditions as other eligible, full-time employees, under which the Company makes matching contributions up to a certain percentage of the participant’s salary.

Deferred Compensation Plan: The Company maintains the Executive Nonqualified Excess Plan (the “Deferred Compensation Plan”), a nonqualified deferred compensation plan that allows the participants, including our NEOs, to defer a portion of their income without the limits imposed by the Internal Revenue Code on 401K deferrals. The Company does not make matching or other contributions to the Deferred Compensation Plan and there are no guaranteed or premium returns for participants. For a further description of the plan, see below in the section entitled “Executive Compensation–Nonqualified Deferred Compensation.”

The Company also has the following conservative compensation policies that discourage excessive risk-taking and focus on long-term success:
Other Compensation Policies

Stock Ownership Policy: The Company has robust stock ownership requirements for its officers, including our NEOs. The policy requires each officer to own a number of shares of Common Stock within a five-year period equal to a multiple of base salary, as follows: CEO—5x, Chief/SVPs—3x, VPs—2x. For this purpose, restricted stock, unvested RSUs and vested 401K Plan shares may be counted towards the ownership requirement, but PSUs and stock options are not counted. As of the Record Date, all of the NEOs had met their respective ownership requirement, as follows: Mr. Rebelez (required: $6,000,000; owned: $37,848,375), Mr. Bramlage (required: $2,340,000; owned: $11,235,375), Ms. Williams (required: $2,340,000; owned: $9,382,875), Mr. Brennan (required: $1,785,000; owned: $5,488,500) and Mr. Frazell (required: $1,680,000; owned: $5,119,125). These ownership levels coupled with the focus of our pay program on incentive-based compensation further illustrates the strong ties between our NEOs’ and shareholders’ interests.

Compensation Recovery (“Clawback”) Policy: The Company shall recoup, in all appropriate circumstances and in accordance with applicable law, any incentive payment made to an executive officer or former executive officer whenever (i) the payment was based upon achieving certain financial results that were subsequently the subject of an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws (other than changes to historical financial statements that do not represent error corrections including a restatement caused by a change in applicable accounting rules or interpretations), and (ii) a lower payment would have been made to the executive officer or former executive officer based on the restated financial results. The Company will, to the extent practicable, recoup from the executive officer the amount by which the incentive payments for the recoverable period exceeded the lower payment that would have been made based on the restated financial results.

Hedging and Pledging: The Company prohibits hedging of Company stock and other short-term speculative transactions, as well as the pledging of Company stock. For a further description, see above in the section entitled “Governance of the Company–Accountability.”

No Tax Gross-Ups: The NEOs are not entitled to any excise tax gross-up payments with respect to Section 280G. Instead, their change of control agreements provide for a “best net” approach, whereby change of control payments are limited to the threshold amount under Section 280G if it would be more favorable to the NEO on a net after-tax basis than receiving the full payments and paying the excise taxes. In addition, the 2018 Stock Incentive Plan does not provide for tax gross-ups for any participant.

TAX TREATMENT OF CERTAIN COMPENSATION
The Tax Reform Act, which was signed into law on December 22, 2017, eliminated the exception for “performance-based compensation” under Section 162(m) of the Code with respect to the Company’s 2019 fiscal year and thereafter. As a result, the Company expects that compensation over $1,000,000 per year paid to any NEO (and any person who was a named executive officer for any year beginning with the Company’s 2018 fiscal year) will be nondeductible under Section 162(m).
Notice & Proxy Statement	42

RECENT EXECUTIVE COMPENSATION DECISIONS FOR THE 2025 FISCAL YEAR
Since the end of the 2024 fiscal year, the following decisions have been made by the Committee and the Board, as applicable, with respect to compensation matters for the 2025 fiscal year for the Company’s NEOs:
Base Salaries: Modest base salary increases for the following NEOs for the 2025 fiscal year are as follows: Mr. Bramlage, $30,000 increase to $780,000; Ms. Williams, $30,000 increase to $780,000; Mr. Brennan, $25,000 increase to $595,000; and Mr. Frazell, $15,000 increase to $560,000. Mr. Rebelez’s base salary remains unchanged for fiscal year 2025.
AIP: The AIP structure, metrics and goals for the 2025 fiscal year was approved, which, consistent with the 2024 fiscal year, will be based 60% on EBITDA, with the remaining 40% based on same-store sales growth in the inside category. The payout at target is based on a percentage of 2025 fiscal year base salary (and were unchanged from fiscal year 2024 levels): Mr. Rebelez, 150%; Mr. Bramlage, 100%; Ms. Williams, 100%; Mr. Brennan, 75%; and Mr. Frazell, 75%, each with an overall payout range from 0% to 200% of target depending on performance. All bonuses earned under the plan will be paid in cash.
LTIP: The LTIP structure, metrics and goals for the 2025 fiscal year was approved which, consistent with the 2024 fiscal year, will be based on a percentage of 2025 fiscal year base salary, or for Mr. Rebelez, a target dollar amount instead of a percentage: Mr. Rebelez, $7,500,000; Mr. Bramlage, 250%; Ms. Williams, 275%; Mr. Brennan, 200%; and Mr. Frazell, 175%, and will again consist of time-based RSUs comprising 25% of the award amount, PSUs subject to EBITDA performance goals comprising 37.5% of the award amount and PSUs subject to ROIC performance goals comprising 37.5% of the award amount. The PSUs granted represent a target amount, with the number of shares awarded based on the Company’s achievement of threshold (50% awarded), target (100% awarded) and maximum (200% awarded) performance goals over a three-year performance period (fiscal years 2025-2027). In addition, the awards will accrue dividend equivalents and the PSUs will be subject to the TSR Modifier. The RSUs will vest in equal installments on June 15, 2025-2027 and the PSUs will vest in full on June 15, 2027, subject to satisfaction of the applicable performance goals and application of the TSR Modifier, with each generally subject to continued employment through the vesting date, except as otherwise set forth in the applicable award agreement. A provision was also approved by the Committee for inclusion in award agreements, whereby if a participant’s employment is separated by reason of reduction in force or job elimination, other than within 24 months following a change in control, the participant will retain all of his or her unvested awards that are scheduled to vest within 12 months following the termination date, which will vest as originally scheduled, subject to applicable performance goals in the case of PSUs. All remaining outstanding awards will forfeit.
The base salary increases noted above, along with the increases to certain NEO LTIP target percentages, reflect the Committee’s desire to generally keep the elements of total target direct NEO compensation at approximately the current market median or a within a reasonable range thereof (for Mr. Rebelez, total target direct compensation is now at 106% of the market median, and for the other NEOs, on average, it is now at 103% of the market median), with a strong focus on performance-based and long-term compensation, and is reflective of the Company’s strong financial/operating results, and the NEOs’ individual performance and contributions, during the 2024 fiscal year.
Notice & Proxy Statement	43

COMPENSATION COMMITTEE REPORT
The Committee has reviewed and discussed with management the Compensation Discussion and Analysis that begins on page 29. Based on the Committee’s review and the discussions with management, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.
COMPENSATION AND HUMAN CAPITAL COMMITTEE
Larree M. Renda, Chair
Donald E. Frieson
Gregory A. Trojan
Allison M. Wing
Notwithstanding anything to the contrary set forth in any of the Company’s previous or future filings under the Securities Act, or the Exchange Act, that might incorporate by reference this Proxy Statement or future filings made by the Company under those statutes, the Compensation Committee Report is not deemed filed with the SEC and shall not be deemed incorporated by reference into any of those prior filings or into any future filings made by the Company under those statutes.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER
PARTICIPATION IN COMPENSATION DECISIONS
The members of the C/HC Committee are Ms. Renda, Mr. Frieson, Mr. Trojan and Ms. Wing, none of whom has ever been an officer or employee of the Company or any its subsidiaries or had any relationship requiring disclosure by the Company under Item 404 of Regulation S-K. During the 2024 fiscal year, there were no executive officer-director interlocks where an executive officer of the Company served on the compensation committee or board of another corporation that had an executive officer serving on the Company’s Board or C/HC Committee.
COMPENSATION PROGRAMS AND RISK MANAGEMENT
The C/HC Committee has considered whether any of its compensation programs and policies are reasonably likely to have a material adverse effect on the Company. The Company’s compensation programs and policies mitigate risk by combining performance-based, long-term compensation elements with payouts that are highly correlated to the value delivered to shareholders. The combination of performance measures for annual incentive payments and the equity compensation programs, maximum potential incentive payments, multi-year vesting schedules for RSUs and PSUs as well as the performance goals for PSUs, encourage employees to maintain both a short- and a long-term view with respect to Company performance. For these reasons, the C/HC Committee has determined that its compensation programs and policies are not reasonably likely to have a material adverse effect on the Company.
Notice & Proxy Statement	44

EXECUTIVE COMPENSATION
The table below summarizes the total compensation paid or earned by our CEO, CFO and each of our three other most highly compensated executive officers (our “named executive officers” or “NEOs”), for services rendered during the 2024 fiscal year:
Summary Compensation Table
Name and Principal Position(1)	Fiscal Year	Salary	Stock Awards(2)	Non-equity Incentive Plan Compensation(3)	All Other Compensation(4)	Total
Darren M. Rebelez President and Chief Executive	2024	$1,200,000	$6,542,924	$2,826,000	$57,332	$10,626,257
	2023	$1,150,000	$6,336,938	$3,070,500	$49,941	$10,607,379
	2022	$1,050,000	$5,376,848	$2,566,200	$68,035	$9,061,083

Stephen P. Bramlage, Jr. Chief Financial Officer	2024	$750,000	$1,829,796	$1,177,500	$75,319	$3,832,615
	2023	$720,000	$1,648,674	$961,200	$65,908	$3,395,782
	2022	$690,000	$1,510,255	$972,900	$75,092	$3,248,247

Ena Williams Chief Operating Officer	2024	$750,000	$1,829,796	$1,177,500	$63,175	$3,820,471
	2023	$720,000	$1,831,468	$1,281,600	$60,050	$3,893,118
	2022	$690,000	$1,678,037	$1,297,200	$207,421	$3,872,658

Thomas P. Brennan Chief Merchandising Officer	2024	$570,000	$1,112,680	$671,175	$73,030	$2,426,885
	2023	$550,000	$1,119,150	$734,250	$64,123	$2,467,523
	2022	$525,000	$1,021,517	$740,250	$76,118	$2,362,885

Chad M. Frazell Chief Human Resources Officer	2024	$545,000	$930,806	$641,738	$68,789	$2,186,332
	2023	$520,000	$793,768	$601,640	$54,307	$1,969,715

(1)	Mr. Frazell was a NEO for the first time for the 2023 fiscal year. As such, only compensation for the 2023-2024 fiscal years is presented.
(2)
The amounts in the Stock Awards column represent the aggregate grant date fair value of RSUs and PSUs awarded to the applicable NEO under the applicable LTIP. For the 2022-2024 fiscal years, the LTIP awards include time-based RSUs and PSUs subject to ROIC and EBITDA metrics, in each case representing 25%, 37.5% and 37.5%, respectively, of the total value of each NEO’s LTIP awards. The PSUs awarded for 2022-2024 vest in full on June 15, 2024-2026, respectively, and the RSUs for 2022-2024 vested, or vest, as applicable, in equal installments on the first three anniversaries of their respective grant dates, generally subject to continued employment and, in the case of PSUs, to the Company’s achievement of applicable performance goals.

The grant date values of the PSUs granted in each of the 2022-2024 fiscal years, based on maximum achievement of performance conditions, are detailed below:
	Maximum Grant Date Value of All 2022 PSUs	Maximum Grant Date Value of All 2023 PSUs	Maximum Grant Date Value of All 2024 PSUs
Darren M. Rebelez	$8,065,165	$9,505,407	$9,814,274
Stephen P. Bramlage, Jr.	$2,265,168	$2,472,907	$2,744,807
Ena Williams	$2,516,948	$2,747,306	$2,744,807
Thomas P. Brennan	$1,532,168	$1,678,725	$1,668,907
Chad M. Frazell	$—	$1,190,444	$1,396,322
Additionally, the 2022-2024 PSUs actually awarded will be subject to a positive or negative adjustment based upon a comparison of the Company’s TSR relative to the TSR Peer Group (i.e., S&P 500) for the respective performance period (i.e., 2022-2024 fiscal years for the 2022 awards, 2023-2025 fiscal years for the 2023 awards, and 2024-2026 for the 2024 awards). As discussed further in the Long-Term Incentive Compensation section of the CD&A, if the Company ranks in the top quartile of the group, the number of PSUs actually awarded will be increased by 25% (which, based on the maximum level, may result in a payment of up to 250% of target for the PSUs) (the “TSR Modifier”). With the application of the TSR Modifier, the total maximum grant date value of all 2022-2024 fiscal year PSUs is as follows: Mr. Rebelez, $10,081,456 (2022), $11,881,759 (2023), and $12,267,842.60 (2024); Mr. Bramlage, $2,831,459 (2022), $3,091,134 (2023), and $3,431,008.25(2024); Ms. Williams, $3,146,185 (2022), $3,434,133 (2023), and $3,431,008.25 (2024); Mr. Brennan, $1,915,209 (2022), $2,098,406 (2023), and $2,086,134.25(2024); Mr. Frazell, $1,488,055(2023) and $1,745,402.75 (2024).
See the Long-Term Incentive Compensation Program section of the CD&A for information regarding the performance criteria for the 2024 PSUs and their relative weight.
For information about the financial reporting of RSUs and PSUs, see Footnote 4 to the Company’s consolidated financial statements included in its Form 10-K for the 2024 fiscal year. The actual value, if any, realized by a NEO from PSUs will depend on the actual performance level achieved by the Company for the applicable performance period.
Notice & Proxy Statement	45

(3)
The amounts set forth in the Non-Equity Incentive Plan Compensation column represent cash incentives paid to each NEO for the applicable fiscal year under the AIP. See the Annual Incentive Compensation Program section of the CD&A for additional information regarding the 2024 AIP.

(4)	The amounts comprising All Other Compensation for the 2024 fiscal year are detailed below:
	401K Plan Matching Contribution	Life Insurance Premiums	Perquisites	Total
Darren M. Rebelez	$19,800	$1,998	$35,534	$57,332
Stephen P. Bramlage, Jr.	$18,302	$—	$57,017	$75,319
Ena Williams	$19,800	$—	$43,375	$63,175
Thomas P. Brennan	$19,800	$—	$53,230	$73,030
Chad M. Frazell	$19,800	$—	$48,989	$68,789
Perquisites represent (i) personal automobile allowances, (ii) identity theft protection, (iii) an executive physical, (iv) for Mr. Bramlage, Ms. Williams, Mr. Brennan and Mr. Frazell, financial planning services, and (v) for all NEOs, supplemental disability insurance benefits. NEOs were also provided with group life insurance and group medical coverage that are not included because, with the exception of Mr. Rebelez’s supplemental life insurance under his employment agreement (reflected above), they are provided under broad-based, non-discriminatory benefit plans.
Notice & Proxy Statement	46

Grants of Plan-Based Awards in Fiscal 2024
The following table provides information regarding grants of equity and non-equity incentive awards under Company plans for each NEO during the 2024 fiscal year.
			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(4)	Grant Date Fair Value of Stock and Option Awards ($)(5)
Name	Award Type	Grant Date(3)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Darren M. Rebelez	Annual Incentive	—	$450,000	$1,800,000	$3,600,000	—	—	—	—	$—
	LTIP RSU	6/1/2023	$—	$—	$—	—	—	—	7,265	$1,635,787
	LTIP PSU (ROIC)	6/1/2023	$—	$—	$—	5,449	10,897	21,794	—	$2,453,569
	LTIP PSU (EBITDA)	6/1/2023	$—	$—	$—	5,449	10,897	21,794	—	$2,453,569

Stephen P. Bramlage, Jr.	Annual Incentive	—	$187,500	$750,000	$1,500,000	—	—	—	—	$—
	LTIP RSU	5/31/2023	$—	$—	$—	—	—	—	2,027	$457,393
	LTIP PSU (ROIC)	5/31/2023	$—	$—	$—	1,521	3,041	6,082	—	$686,202
	LTIP PSU (EBITDA)	5/31/2023	$—	$—	$—	1,521	3,041	6,082	—	$686,202

Ena Williams	Annual Incentive	—	$187,500	$750,000	$1,500,000	—	—	—	—	$—
	LTIP RSU	5/31/2023	$—	$—	$—	—	—	—	2,027	$457,393
	LTIP PSU (ROIC)	5/31/2023	$—	$—	$—	1,521	3,041	6,082	—	$686,202
	LTIP PSU (EBITDA)	5/31/2023	$—	$—	$—	1,521	3,041	6,082	—	$686,202

Thomas P. Brennan	Annual Incentive	—	$106,875	$427,500	$855,000	—	—	—	—	$—
	LTIP RSU	5/31/2023	$—	$—	$—	—	—	—	1,223	$278,226
	LTIP PSU (ROIC)	5/31/2023	$—	$—	$—	925	1,849	3,698	—	$417,227
	LTIP PSU (EBITDA)	5/31/2023	$—	$—	$—	925	1,849	3,698	—	$417,227

Chad M. Frazell	Annual Incentive	—	$102,188	$408,750	$817,500	—	—	—	—	$—
	LTIP RSU	5/31/2023	$—	$—	$—	—	—	—	1,031	$232,645
	LTIP PSU (ROIC)	5/31/2023	$—	$—	$—	774	1,547	3,094	—	$349,081
	LTIP PSU (EBITDA)	5/31/2023	$—	$—	$—	774	1,547	3,094	—	$349,081
(1)
Represents the potential cash incentive amounts payable to each NEO under the AIP. The total value at target is represented as a percentage of base salary. Below the threshold level, there is no payout. Achievement of the threshold level results in payout of 25% of target, and achievement of the maximum level results in payout of 200% of target. Each NEO’s annual incentive opportunity was based on (i) EBITDA (60%), and (ii) same-store sales growth for the inside sales categories (40%). See the Annual Incentive Compensation Program section of the CD&A for additional information. The payments earned for the 2024 fiscal year, as set forth in the Summary Compensation Table, represent a payment equal to 157% of each NEOs’ target payout, resulting in the following payments: (i) Mr. Rebelez, $2,826,000; (ii) Mr. Bramlage, $1,177,500; (iii) Ms. Williams, $1,177,500; (iv) Mr. Brennan, $671,175; and (v) Mr. Frazell, $641,738.

(2)
Represents PSUs subject to the Company’s achievement of ROIC and EBITDA performance goals over the Performance Period, representing 37.5% and 37.5%, respectively, of the total value of each NEO’s award under the 2024 LTIP. The total value of each award at target is represented as a percentage of base salary, with the actual number of target PSUs awarded based on the 20-day average closing price of Common Stock as of the award date. Below the threshold level, there is no payout. Achievement of the threshold level results in payout of 50% of target, and achievement of the maximum level results in payout of 200% of target. Additionally, the PSUs actually awarded will be subject to a positive or negative adjustment based upon a comparison of the Company’s TSR relative to the TSR Peer Group for the Performance Period. If the Company ranks in the bottom quartile of the group, the number of PSUs actually awarded will be reduced by 25%. If the Company ranks in the top quartile of the group, the number of PSUs actually awarded will be increased by 25% (which, based on the maximum level, may result in a payment of up to 250% of target for the PSUs). The various potential adjustments to the PSUs actually awarded as a result of the TSR modifier are not reflected in the table above. The PSUs vest in full on June 15, 2026, generally subject to continued employment and the Company’s achievement of the applicable performance goals.

(3)	The grant date for each applicable award is the date on which the Compensation Committee authorized/approved the award.
(4)
For the 2024 LTIP, represents time-based RSUs that vest in three equal installments on June 15, 2024-2026, generally subject to continued employment, and represents 25% of the total value of each NEO’s award under the 2024 LTIP. The total value of each award at target is represented as a percentage of base salary (or for Mr. Rebelez, a dollar amount), with the actual number of RSUs awarded based on the 20-day average closing price of Common Stock as of the award date.

(5)	For a description of how the grant date fair value with respect to RSUs and PSUs was determined, see Footnotes 2-4, above.
Notice & Proxy Statement	47

Narrative to the Summary Compensation Table and the Grants of Plan-Based Awards Table
Material Terms of Annual Incentive Program for Fiscal 2024
For a description of the Company’s 2024 fiscal year AIP, see the Annual Incentive Compensation Program section of the CD&A.
Material Terms of Equity Awards Granted to the NEOs in Fiscal 2024
The RSUs and PSUs granted to the NEOs in the 2024 fiscal year were awarded under the 2018 Plan. For additional information, see the Long-Term Incentive Compensation section of the CD&A. In addition:
LTIP – RSUs
The RSUs, which are time-based, vest in three equal installments on June 15, 2024-2026, generally subject to continued employment through the applicable vesting date, and represent 25% of the overall value of the 2024 LTIP. The RSUs will accrue dividend equivalents which will be paid in cash if, and only to the extent that, the applicable vesting requirements have been met (no payment will be made for RSUs that do not vest).
Upon a qualifying retirement, the NEO will retain all unvested RSUs, which will vest as originally scheduled. Upon death or disability, other than within 24 months following a change of control, all unvested RSUs immediately vest as of such date. Upon Mr. Rebelez’s termination without cause, or due to his resignation with good reason, he will be entitled to accelerated vesting of a pro-rata portion of unvested RSUs, as set forth in his amended Employment Agreement (discussed below). All RSUs will be forfeited upon termination of employment for any other reason prior to vesting.
Upon a change of control (as defined in the 2018 Plan), unvested RSUs will not vest. If, however, within 24 months following the change of control, the NEO’s employment is terminated without cause by the Company, by the NEO for good reason (each as defined in the 2018 Plan) or as a result of death or disability, then as of the date of such termination, all such RSUs will automatically be deemed vested, and all restrictions and forfeiture provisions will lapse. Furthermore, if, in connection with the change of control, no provision is made for assumption, continuation or substitution of the RSUs on the same material terms, then as of the date of such change of control, all such RSUs will automatically vest, and all restrictions and forfeiture provisions will lapse.
LTIP – PSUs
The PSUs vest in full on June 15, 2026, generally subject to continued employment through the vesting date and the Company’s achievement of the applicable performance conditions, and represent 75% of the overall value of the 2024 LTIP. Half of the PSUs are subject to ROIC performance conditions and the other half are subject to EBITDA performance conditions. The PSUs accrue dividend equivalents which will be paid in cash if, and only to the extent that, the applicable performance goals and vesting requirements have been met (no payment will be made for PSUs that do not vest).
The final number of shares awarded will be based on the Company’s (i) average ROIC achievement over the Performance Period and (ii) EBITDA achievement during the Performance Period. The PSUs will be earned based on achievement of threshold (50% of target), target (100% of target) and maximum (200% of target) performance goals. Below the threshold level, there is no payout. Additionally, the PSUs will be subject to a positive or negative adjustment based upon a comparison of the Company’s TSR relative to the TSR Peer Group for the Performance Period. If the Company ranks in the bottom quartile of the group, the number of PSUs actually awarded will be reduced by 25%. If the Company ranks in the top quartile of the group, the number of PSUs actually awarded will be increased by 25% (which, based on the maximum level, may result in a payment of up to 250% of target for the PSUs).
Upon a qualifying retirement, the NEO will retain all unvested PSUs, which will vest as originally scheduled, subject to the Company’s achievement of applicable performance goals. Upon death or disability, other than within 24 months following a change of control, all unvested PSUs will immediately vest as of such date at the target level, pro-rated for the portion of the Performance Period completed. All PSUs will be forfeited upon termination of employment for any other reason prior to vesting.
PSUs that are unvested will not vest upon a change of control (as defined in the 2018 Plan). Instead, if the change of control occurs prior to the end of the Performance Period, the performance goals shall be deemed to have been met based on the Company’s performance as of immediately prior to the change of control, and the units shall remain outstanding as time-based units. If, within 24 months thereof, the NEO’s employment is terminated without cause by the Company, by the NEO for good reason (each as defined in the 2018 Plan) or as a result of death or disability, then as of the date of such termination, all units that are unvested will automatically vest, and all restrictions and forfeiture provisions will lapse. However, if in connection with a
Notice & Proxy Statement	48

change of control, no provision is made for the assumption, continuation or substitution of the PSUs on the same material terms, then as of the date of such change of control, the achievement of the performance goals shall be deemed satisfied based on the Company’s performance as of immediately prior to the change of control, and the PSUs shall automatically vest to the extent the goals are satisfied.
Employment Agreements
Employment Agreement with Mr. Rebelez
Mr. Rebelez’s employment agreement, dated July 25, 2022, provides for his employment as President and CEO from July 24, 2022 through July 24, 2025, unless sooner terminated as set forth therein. The term automatically renews for subsequent one-year terms, unless either Mr. Rebelez or the Company gives notice of non-renewal at least six months prior to the end of the then existing term. Mr. Rebelez is entitled to (i) a base salary at an annual rate of at least $1,150,000, (ii) an annual target bonus opportunity equal to at least 150% of base salary, and (iii) an annual long-term incentive award with a target grant date value equal to at least $6,125,000 of base salary.
Mr. Rebelez’s employment agreement provides that upon a termination of his employment by the Company without cause or due to his resignation with good reason (as defined in his employment agreement), Mr. Rebelez will become entitled to (i) a lump-sum cash severance payment equal to 24 months’ base salary and, for 24 months following such termination, a monthly cash payment equal to Mr. Rebelez’s monthly COBRA premiums, in each case, subject to execution of a general release and compliance with restrictive covenants; in the event of a termination within 24 months following a change of control, he will instead become eligible for the benefits set forth in his change of control agreement, as described below, and applicable award agreements, (ii) a prorated portion of his target AIP for the fiscal year of such termination and (iii) accelerated vesting of a pro-rata portion of time-based RSUs granted pursuant to his annual LTIP award.
During Mr. Rebelez’s employment and for two years following termination thereof for any reason, Mr. Rebelez will be subject to non-competition and employee and customer non-solicitation covenants. In the event Mr. Rebelez breaches the restrictive covenants, he will forfeit any outstanding equity awards and the unpaid portion of any severance payments or benefits.
Employment Agreement with Mr. Bramlage
Mr. Bramlage’s employment agreement, dated May 12, 2020, provides for his employment as CFO until terminated by either Mr. Bramlage or the Company as set forth therein. Mr. Bramlage is entitled to (i) a base salary at an annual rate of at least $675,000, (ii) an annual target bonus opportunity equal to at least 75% of base salary, and (iii) an annual long-term incentive award with a target grant date value equal to at least 175% of base salary.
In the event of a termination of Mr. Bramlage’s employment by the Company without cause or by Mr. Bramlage for good reason (as defined in his employment agreement), in each case, other than within 24 months following a change of control, the Company is obligated to pay Mr. Bramlage a cash severance payment equal to 18 months’ base salary and COBRA premiums, payable in equal installments over 18 months, subject to his execution of a general release and compliance with restrictive covenants. In addition, the special one-time equity award, made in conjunction with Mr. Bramlage’s appointment as CFO, will continue to vest for 24 months following such termination, subject, in the case of the PSUs, to achievement of applicable performance goals. In the event of a termination within 24 months following a change of control, Mr. Bramlage will instead become eligible for the benefits set forth in his change of control agreement, as described below, and applicable award agreements.
During Mr. Bramlage’s employment and for 18 months following termination thereof for any reason, Mr. Bramlage will be subject to non-competition and employee and customer non-solicitation covenants. In the event Mr. Bramlage breaches the restrictive covenants, he will forfeit any outstanding equity awards and the unpaid portion of any severance payments or benefits.
Employment Agreement with Ms. Williams
Mr. Williams’ employment agreement, dated May 8, 2020, provides for her employment as COO until terminated by either Ms. Williams or the Company as set forth therein. Mr. Williams is entitled to (i) a base salary at an annual rate of at least $650,000, (ii) an annual target bonus opportunity equal to at least 75% of base salary, and (iii) an annual long-term incentive award with a target grant date value equal to at least 175% of base salary.
In the event of a termination of Ms. Williams’ employment by the Company without cause or by Ms. Williams for good reason (as defined in her employment agreement), in each case, other than within 24 months following a change of control, the Company is obligated to pay Ms. Williams a cash severance payment equal to 18 months’ base salary and COBRA premiums, payable in equal installments over 18 months, subject to her execution of a general release and compliance with restrictive covenants. In the event of a termination within 24 months following a change of control, Ms. Williams will instead become eligible for the benefits set forth in her change of control agreement, as described below, and applicable award agreements.
Notice & Proxy Statement	49

During Ms. Williams’ employment and for 18 months following termination thereof for any reason, Ms. Williams will be subject to non-competition and employee and customer non-solicitation covenants. In the event Ms. Williams breaches any of the restrictive covenants, she will forfeit any outstanding equity awards and the unpaid portion of any severance payments or benefits.
Change of Control Severance Agreements
The NEOs are each a party to a “double-trigger” change of control agreement (each, a “COC Agreement”) with the Company, as described below. In the event of a change of control, and until the earlier of the second anniversary thereof and the NEO’s normal retirement date under the Company’s 401K Plan, if the NEO’s employment is terminated by the Company without cause or by the NEO for good reason (each as defined in the COC Agreement) (a “Qualifying Termination”), the NEO would be entitled to a lump-sum cash severance payment in an amount equal to the sum of:
(i)
two times (2.5 times for Mr. Rebelez) the sum of (i) the NEO’s then-current annual base salary (or, if higher, the annual base salary in effect immediately prior to the change of control) and (ii) the greater of the annual bonus received by the NEO for the last full fiscal year prior to such termination or the last full fiscal year prior to the change of control (the “Recent Bonus”),

(ii)	a pro rata Recent Bonus; and
(iii)	an amount equal to 24 months (30 months for Mr. Rebelez) of the NEO’s monthly COBRA premiums.
If the NEO experiences a Qualifying Termination following a potential change of control but prior to a change of control, and it is demonstrated that such Qualifying Termination was at the request of the potential acquirer or otherwise was in connection with the change of control and the change of control actually occurs, then the NEO would be entitled to receive a lump-sum cash payment within 30 days following such change of control equal to the excess, if any, of the aggregate severance payments described in the preceding sentence over the aggregate severance payments the NEO would have received under their employment agreement or the Officer Severance Plan, as applicable, as a result of such Qualifying Termination.
The NEO is not entitled to any excise tax gross-up payments with respect to Section 280G. Instead, the COC Agreement provides for a “best net” approach, whereby change of control payments are limited to the threshold amount under Section 280G if it would be more favorable to the NEO on a net after-tax basis than receiving the full payments and paying the excise taxes.
For purposes of a COC Agreement: “change of control” means: (a) the acquisition by any person of beneficial ownership of twenty percent (20%) or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of Directors (the “Outstanding Company Voting Securities”). Notwithstanding the immediately preceding sentence, the following acquisitions shall not constitute a Change of Control: (i) any acquisition by a person who on the Effective Date is the beneficial owner of twenty percent (20%) or more of the Outstanding Company Voting Securities; (ii) any acquisition directly from the Company, including without limitation, a public offering of securities; (iii) any acquisition by the Company; (iv) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any affiliate or subsidiary; and (v) any Non-Qualifying Transaction; (b) individuals who constitute the Board as of the effective date of the agreement (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided that any individual becoming a Director subsequent to the effective date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the Directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is pursuant to an actual or threatened election contest relating to the election or removal of the directors of the Company or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board; (c) consummation of a reorganization, merger, or consolidation or similar transaction to which the Company is a party or a sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the Beneficial Owners of Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the outstanding voting securities entitled to vote generally in the election of directors of the corporation resulting from the Business Combination (including, without limitation, a corporation, which, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Voting Securities, (ii) individuals who were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination constitute at least a majority of the members of the board of directors of the corporation resulting from such Business Combination, and (iii) no person (other than the Company, any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, twenty percent (20%) or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Business Combination or the combined
Notice & Proxy Statement	50

voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of directors except to the extent that such ownership existed prior to the Business Combination (any transaction that satisfies all of the criteria specified in the foregoing clauses (i), (ii) and (iii), a “Non-Qualifying Transaction”); or (d) approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.
Outstanding Equity Awards at 2024 Fiscal Year-End
The market value of the stock awards in the following table is calculated based on the closing price of Common Stock on April 30, 2024 ($319.58), the last trading day of the Company’s 2024 fiscal year.
		Option Awards				Stock Awards
Name(s)	Grant Date	Number of Securities Underlying Un-exercised Options (#) Exercisable	Number of Securities Underlying Un-exercised Options (#) Un-exercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Darren M. Rebelez	—	—	—	—	—	14,351	$4,586,293	104,262	$33,320,050
Stephen P. Bramlage, Jr.	—	—	—	—	—	3,939	$1,258,826	28,558	$9,126,566
Ena Williams	—	—	—	—	—	4,151	$1,326,577	31,054	$9,924,237
Thomas P. Brennan	—	—	—	—	—	2,530	$808,537	18,930	$6,049,649
Chad M. Frazell	—	—	—	—	—	1,953	$624,140	13,934	$4,453,028
(1)
This column presents the number of shares of Common Stock as represented by outstanding and unvested RSU awards, all of which remained subject to time-based vesting conditions and had not vested as of April 30, 2024. The RSUs shown in this column vest as follows:

	6/15/24	6/15/25	6/15/26
Darren M. Rebelez	7,003	4,926	2,422
Stephen P. Bramlage, Jr.	1,924	1,339	676
Ena Williams	2,062	1,413	676
Thomas P. Brennan	1,258	861	411
Chad M. Frazell	945	664	344
(2)
This column presents the outstanding and unvested PSU awards granted in the 2022-2024 fiscal years, all of which remained subject to performance criteria and had not vested as of April 30, 2024. Based on SEC guidance, we included the PSU awards based on the next highest payout level (i.e., threshold, target or maximum) that exceeds our actual performance for the portion of the performance period that elapsed as of April 30, 2024, which (i) in the case of awards vesting in 2024 and 2025, assumes payout at maximum, (ii) in the case of all PSUs vesting in 2026, assumes payout at target.

Additionally, the PSU awards granted in the 2022-2024 fiscal years will be subject to the TSR Modifier (i.e., if the Company ranks in the bottom quartile of the TSR Peer Group, the number of PSUs actually awarded will be reduced by 25%; if the Company ranks in the top quartile, the number of PSUs actually awarded will be increased by 25%, which, based on the maximum level, may result in a payment of up to 250% of target for the PSUs). The table below assumes no adjustment with respect to the TSR modifier.
Notice & Proxy Statement	51

The number of PSUs and the respective vesting dates for the PSUs that remained subject to performance criteria as of April 30, 2024 are as follows:
	Award Type	Number of PSUs	Performance Period	Vesting Date
Darren M. Rebelez	PSUs (ROIC)	18,704	5/1/2021 - 4/30/2024	6/15/2024
	PSUs (EBITDA)	18,704	5/1/2021 - 4/30/2024	6/15/2024
	PSUs (ROIC)	22,530	5/1/2022 - 4/30/2025	6/15/2025
	PSUs (EBITDA)	22,530	5/1/2022 - 4/30/2025	6/15/2025
	PSUs (ROIC)	10,897	5/1/2023 - 4/30/2026	6/15/2026
	PSUs (EBITDA)	10,897	5/1/2023 - 4/30/2026	6/15/2026

Stephen P. Bramlage, Jr.	PSUs (ROIC)	5,272	5/1/2021 - 4/30/2024	6/15/2024
	PSUs (EBITDA)	5,272	5/1/2021 - 4/30/2024	6/15/2024
	PSUs (ROIC)	5,966	5/1/2022 - 4/30/2025	6/15/2025
	PSUs (EBITDA)	5,966	5/1/2022 - 4/30/2025	6/15/2025
	PSUs (ROIC)	3,041	5/1/2023 - 4/30/2026	6/15/2026
	PSUs (EBITDA)	3,041	5/1/2023 - 4/30/2026	6/15/2026

Ena Williams	PSUs (ROIC)	5,858	5/1/2021 - 4/30/2024	6/15/2024
	PSUs (EBITDA)	5,858	5/1/2021 - 4/30/2024	6/15/2024
	PSUs (ROIC)	6,628	5/1/2022 - 4/30/2025	6/15/2025
	PSUs (EBITDA)	6,628	5/1/2022 - 4/30/2025	6/15/2025
	PSUs (ROIC)	3,041	5/1/2023 - 4/30/2026	6/15/2026
	PSUs (EBITDA)	3,041	5/1/2023 - 4/30/2026	6/15/2026

Thomas P. Brennan	PSUs (ROIC)	3,566	5/1/2021 - 4/30/2024	6/15/2024
	PSUs (EBITDA)	3,566	5/1/2021 - 4/30/2024	6/15/2024
	PSUs (ROIC)	4,050	5/1/2022 - 4/30/2025	6/15/2025
	PSUs (EBITDA)	4,050	5/1/2022 - 4/30/2025	6/15/2025
	PSUs (ROIC)	1,849	5/1/2023 - 4/30/2026	6/15/2026
	PSUs (EBITDA)	1,849	5/1/2023 - 4/30/2026	6/15/2026

Chad M. Frazell	PSUs (ROIC)	2,548	5/1/2021 - 4/30/2024	6/15/2024
	PSUs (EBITDA)	2,548	5/1/2021 - 4/30/2024	6/15/2024
	PSUs (ROIC)	2,872	5/1/2022 - 4/30/2025	6/15/2025
	PSUs (EBITDA)	2,872	5/1/2022 - 4/30/2025	6/15/2025
	PSUs (ROIC)	1,547	5/1/2023 - 4/30/2026	6/15/2026
	PSUs (EBITDA)	1,547	5/1/2023 - 4/30/2026	6/15/2026
Notice & Proxy Statement	52

Option Exercises and Stock Vested in Fiscal 2024
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized On Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Darren M. Rebelez	—	$—	44,355	$9,872,536
Stephen P. Bramlage, Jr.	—	$—	29,004	$6,639,913
Ena Williams	—	$—	15,286	$3,407,497
Thomas P. Brennan	—	$—	7,391	$1,645,089
Chad M. Frazell	—	$—	6,361	$1,415,831
(1)
The awards that vested in the 2024 fiscal year reflect (i) for Mr. Bramlage, the vesting on June 2, 2023 of the final one-third of the RSUs, and all of the PSUs, from his special one-time equity award of June 2, 2020, (ii) for Ms. Williams, the vesting on June 1, 2023 of the final one-third of the RSUs from her make-whole award of June 1, 2020, (iii) for all NEOs, the vesting on June 15, 2023 of the final one-third of the RSUs from their 2021 fiscal year LTIP awards of June 2, 2020, the second one-third of the RSUs from their 2022 fiscal year LTIP awards of June 2, 2021 (for Mr. Rebelez, June 3, 2021), and the first one-third of the RSUs from their 2023 fiscal year LTIP award of June 1, 2022 (for Mr. Rebelez, June 2, 2022), and (iv) for all NEOs, the vesting on June 15, 2023 of all of the PSUs from the fiscal year 2021 LTIP awards of June 2, 2020.

(2)
The “value realized” on vesting for stock awards represents the number of units that vested multiplied by the closing price of Common Stock on the applicable vesting date and was determined without regard to any taxes or brokerage commissions.

Nonqualified Deferred Compensation
Under the Deferred Compensation Plan, certain employees, including the NEOs, may voluntarily defer up to 80% of their base salary and up to 80% of any incentive payments awarded under the AIP, which offers a deferral feature that can be used to supplement the limited deferrals permitted under our 401K Plan. Unlike the 401K Plan, deferrals under the Deferred Compensation Plan are not matched by the Company. Elections to defer eligible compensation are made by participants in December of each year for amounts to be deferred in the following calendar year, after annual incentive compensation determinations have been made.
Mr. Bramlage was the only NEO participant in the Deferred Compensation Plan in the 2024 fiscal year. Details regarding participation for the 2024 fiscal year are set forth in the following table:
	Executive Contributions In Last FY ($)	Registrant Contributions In Last FY ($)(1)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(2)
Darren M. Rebelez	$—	$—	$—	$—	$—
Stephen P. Bramlage, Jr.	$77,829	$—	$9,400	$—	$136,736
Ena Williams	$—	$—	$—	$—	$—
Thomas P. Brennan	$—	$—	$—	$—	$—
Chad M. Frazell	$—	$—	$—	$—	$—
(1)	The Company makes no contributions to deferrals.
(2)
All amounts in this column attributable to NEO contributions to the Deferred Compensation Plan were reported in the Summary Compensation Table with respect to the relevant fiscal year as salary or non-equity incentive plan compensation, as applicable, if the NEO was a NEO with respect to the fiscal year in which the relevant amount was earned. No portion of any NEO’s balance in the Deferred Compensation Plan that is attributable to earnings was reported in the Summary Compensation Table because such earnings are not above-market or preferential.

A variety of mutual fund investment alternatives are available in which Deferred Compensation Plan participants can direct their notional investments. Each participant’s investment return is based on his or her investment selections. Deferrals are immediately vested. Distributions from the plan are allowed at various times, including termination of employment, death, specified date, disability, change of control and in the event of unforeseen emergency. The Deferred Compensation Plan is unfunded and is not subject to the fiduciary requirements of ERISA.
Notice & Proxy Statement	53

POTENTIAL PAYMENTS UPON TERMINATION
OR CHANGE OF CONTROL
The following tables set forth payments that could be paid to the NEOs upon a termination of employment for certain reasons or in the event of a change of control. The amounts assume that the event occurred on or was effective as of April 30, 2024, and thus include amounts earned through such time and are estimates of the amounts which would be paid upon such event. The actual amounts to be paid can only be determined at the time of actual termination from the Company or the consummation of a change of control.
In addition to the amounts shown or described below, upon termination for any reason, each NEO will be entitled to his or her (i) vested benefits under the Deferred Compensation Plan (as set forth above under the heading “Nonqualified Deferred Compensation”), (ii) vested account balance under the 401K Plan, and (iii) salary through the date of termination.
Darren M. Rebelez
	Voluntary Termination		Involuntary Termination					No Termination
Executive Benefits and Payments Upon Termination	Voluntary Resignation(1)	Retirement(2)	Death(3)	Disability(4)	Involuntary For Cause Termination(5)	Involuntary Not for Cause/Good Reason Termination(6)	Change in Control (Not for Cause/ Good Reason Termination)(7)(8)	Change of Control (Without Termination)(8)
Severance Pay	—	—	—	—	—	$2,400,000	$10,065,000	$—
Value of Long-Term Incentives(9)	—	—	$17,685,451	$17,685,451	—	$2,345,113	$24,728,781	$—
Annual Incentive Program(10)	$2,826,000	$2,826,000	$2,826,000	$2,826,000	$2,826,000	$2,826,000	$2,826,000	$2,826,000
Post-Employment Health Care(11)	—	—	—	—	—	$29,501	$36,876	$—
Life Insurance Proceeds	—	—	$1,000,000	—	—	$—	$—	$—
Disability Benefits	—	—	—	$2,065,915	—	$—	$—	$—
TOTAL	$2,826,000	$2,826,000	$21,511,451	$22,577,266	$2,826,000	$7,600,614	$37,656,657	$2,826,000
Stephen P. Bramlage, Jr.
	Voluntary Termination		Involuntary Termination					No Termination
Executive Benefits and Payments Upon Termination	Voluntary Resignation(1)	Retirement(2)	Death(3)	Disability(4)	Involuntary For Cause Termination(5)	Involuntary Not for Cause/Good Reason Termination(6)	Change in Control (Not for Cause/ Good Reason Termination)(7)(8)	Change of Control (Without Termination)(8)
Severance Pay	—	—	—	—	—	$1,125,000	$3,855,000	—
Value of Long-Term Incentives(9)	—	—	$4,862,623	$4,862,623	—	—	$6,793,951	—
Annual Incentive Program(10)	$1,177,500	$1,177,500	$1,177,500	$1,177,500	$1,177,500	$1,177,500	$1,177,500	$1,177,500
Post-Employment Health Care(11)	—	—	—	—	—	$29,836	$39,781	—
Disability Benefits	—	—	—	$2,502,790	—	—	—	—
TOTAL	$1,177,500	$1,177,500	$6,040,123	$8,542,913	$1,177,500	$2,332,336	$11,866,232	$1,177,500
Ena Williams
	Voluntary Termination		Involuntary Termination					No Termination
Executive Benefits and Payments Upon Termination	Voluntary Resignation(1)	Retirement(2)	Death(3)	Disability(4)	Involuntary For Cause Termination(5)	Involuntary Not for Cause/Good Reason Termination(6)	Change in Control (Not for Cause/ Good Reason Termination)(7)(8)	Change of Control (Without Termination)(8)
Severance Pay	—	—	—	—	—	$1,125,000	$3,855,000	—
Value of Long-Term Incentives(9)	—	—	$5,258,689	$5,258,689	—	—	$7,260,538	—
Annual Incentive Program(10)	$1,177,500	$1,177,500	$1,177,500	$1,177,500	$1,177,500	$1,177,500	$1,177,500	$1,177,500
Post-Employment Health Care(11)	—	—	—	—	—	$30,109	$30,109	—
Disability Benefits	—	—	—	$2,370,866	—	—	—	—
TOTAL	$1,177,500	$1,177,500	$6,436,189	$8,807,055	$1,177,500	$2,325,082	$12,323,147	$1,177,500
Notice & Proxy Statement	54

Thomas P. Brennan
	Voluntary Termination		Involuntary Termination					No Termination
Executive Benefits and Payments Upon Termination	Voluntary Resignation(1)	Retirement(2)	Death(3)	Disability(4)	Involuntary For Cause Termination(5)	Involuntary Not for Cause/Good Reason Termination(6)	Change in Control (Not for Cause/ Good Reason Termination)(7)(8)	Change of Control (Without Termination)(8)
Severance Pay	—	—	—	—	—	$855,000	$2,481,350	—
Value of Long-Term Incentives(9)	—	—	$3,204,961	$3,204,961	—	—	$4,424,266	—
Annual Incentive Program(10)	$671,175	$671,175	$671,175	$671,175	$671,175	$671,175	$671,175	$671,175
Post-Employment Health Care(11)	—	—	—	—	—	$29,836	$39,781	—
Disability Benefits	—	—	—	$2,634,571	—	—	—	—
TOTAL	$671,175	$671,175	$3,876,136	$6,510,707	$671,175	$1,556,011	$7,617,571	$671,175
Chad M. Frazell
	Voluntary Termination		Involuntary Termination					No Termination
Executive Benefits and Payments Upon Termination	Voluntary Resignation(1)	Retirement(2)	Death(3)	Disability(4)	Involuntary For Cause Termination(5)	Involuntary Not for Cause/Good Reason Termination(6)	Change in Control (Not for Cause/ Good Reason Termination)(7)(8)	Change of Control (Without Termination)(8)
Severance Pay	—	—	—	—	—	$817,500	$2,373,475	—
Value of Long-Term Incentives(9)	—	—	$2,379,912	$2,379,912	—	—	$3,345,044	—
Annual Incentive Program(10)	$641,738	$641,738	$641,738	$641,738	$641,738	$641,738	$641,738	$641,738
Post-Employment Health Care(11)	—	—	—	—	—	$29,836	$39,781	—
Disability Benefits	—	—	—	$2,287,199	—	—	—	—
TOTAL	$641,738	$641,738	$3,021,650	$5,308,849	$641,738	$1,489,073	$6,400,037	$641,738
(1)	Upon a voluntary resignation, all unvested RSUs and PSUs are forfeited.
(2)
“Retirement” means normal retirement upon satisfying either the “rule of 65” (55 years of age plus 10 years of service) or “rule of 75” (age plus full years of service equals at least 75). In such event, all RSUs and PSUs remain outstanding and vest on the regularly scheduled vesting date, in the case of PSUs, subject to achievement of applicable performance goals. None of the NEOs had met the “rule of 65” or the “rule of 75” as of April 30, 2024, and accordingly, were not eligible to retire and continue vesting in any RSUs or PSUs.

(3)
Upon death, Mr. Rebelez’s beneficiary will receive payment of the proceeds of a $1 million supplemental life insurance policy provided to him under the terms of his employment agreement. Proceeds from the Company’s group life insurance coverage, equal to one-times base salary (up to a maximum payout of $250,000), have not been included in the tables because it is provided to each NEO under a broad-based, non-discriminatory benefit plan.

Unvested PSUs granted under the 2022-2024 LTIP will vest at the target level, in each case prorated for the portion of the applicable performance period completed, which, as of April 30, 2024, was the entire performance period for the 2022 PSUs, two-thirds of the performance period for the 2023 PSUs, and one-third of the performance period for the 2024 PSUs. Unvested RSUs granted under the 2022-2024 LTIP vest in-full upon death.
(4)
If an NEO becomes “disabled” as defined in the Company’s Long-Term Disability Plan, he or she will receive monthly disability payments equal to $5,000 per month to age 67 (i.e., the Social Security Normal Retirement Age). In addition, each NEO is eligible for additional supplemental long-term disability coverage, which would provide the following additional amounts of coverage, per month: Mr. Rebelez, $30,000; Mr. Bramlage, $30,000; Ms. Williams, $30,000; Mr. Brennan, $30,000; and Mr. Frazell, $26,900. The estimated present value of such disability benefits is reflected in the tables. Upon termination of employment due to disability, all unvested RSUs and PSUs will be treated in the same manner as death, as described in the preceding paragraph.

(5)	Upon termination for cause, all unvested RSUs and PSUs are forfeited.
(6)
Under the employment agreement for Mr. Rebelez, upon his involuntary termination other than by the Company for cause or by him for good reason (as defined in the applicable employment agreement), the Company would be obligated to pay Mr. Rebelez (i) a lump-sum cash payment equal to 24 months’ base salary, and for 24 months following such termination, a monthly cash payment equal to Mr. Rebelez’s monthly COBRA premiums, in each case, subject to the execution of a general release in favor of the Company and compliance with certain restrictive covenants, and (ii) a prorated portion of his target AIP amount for the fiscal year of such termination. Under the employment agreements for Mr. Bramlage and Ms. Williams, and the Officer Severance Plan for the other NEOs, upon their involuntary termination other than by the Company for cause or by them for good reason (as defined in the applicable employment agreement or severance plan), the Company would be obligated to pay 18 months’ base salary and COBRA premiums, payable in equal installments over 18 months, in each case, subject to the execution of a general release in favor of the Company and compliance with certain restrictive covenants.

In the event of a termination without cause, all unvested RSUs and PSUs are forfeited as of the effective date of the termination, other than for Mr. Rebelez, accelerated vesting of a pro-rata portion of time-based RSUs granted pursuant to his annual LTIP awards, and subject to subject to execution of a general release in favor of the Company and compliance with certain restrictive covenants.
(7)
Upon termination of a NEO’s employment prior to the earlier of the second anniversary of a change of control and the executive’s normal retirement date (as defined in the 401K Plan) (the “Employment Period”) for reasons other than cause, death or disability, or for good reason by the NEO (as defined in the applicable COC Agreement), the Company is obligated to pay the NEO a lump-sum cash severance payment in an amount equal to the sum of (a) two times (for Mr. Rebelez, 2.5 times) the sum of (i) the NEO’s then-current annual base salary and (ii) the greater of the annual bonus received by the NEO for the last full fiscal year prior to such termination or the last full fiscal year prior to the change of control (the “Recent Bonus”); (b) a pro rata

Notice & Proxy Statement	55

Recent Bonus; and (c) an amount equal to 24 months (for Mr. Rebelez, 30 months) of the NEO’s monthly COBRA premiums. Upon the NEO’s death or disability during the Employment Period, the NEO, or his or her beneficiaries, would be entitled to receive a pro-rated Recent Bonus. Payments made to an NEO made under an applicable COC Agreement are in lieu of, and to the exclusion of, payments under the Officer Severance Plan (i.e., no severance double-dipping).
The change of control payments are limited to the threshold amount under Section 280G if it would be more favorable to the NEO on a net after-tax basis than receiving the full payments and paying the excise taxes (a “best-net” approach). The amounts set forth in the tables do not reflect any such reduction.
(8)
For RSUs and PSUs awarded to the NEOs during the 2022-2024 fiscal years, such awards would not vest upon a change of control if they are assumed by the acquirer or substituted for new awards in a manner that preserves the material terms and conditions of the awards (unless, within 24 months following a change of control, the NEOs’ employment is terminated without cause or by the NEO for good reason, or as a result of death or disability, in which case such awards would automatically vest) (i.e. “double-trigger” vesting). For the purposes of estimating the awards for the Change in Control (Not for Cause/Good Reason Termination) column, it was calculated using the target level of PSUs, and for the Change of Control (Without Termination) column, assuming they were assumed or adequately substituted by the acquirer. The actual value, if any, realized by a NEO from PSUs will depend on the actual performance level achieved by the Company for the applicable performance periods. Any reductions with respect to Section 280G, as described in the preceding paragraph, are not reflected in the tables.

(9)
The amounts reported for long-term incentives are based on the closing price of the Company’s stock on April 28, 2024 ($319.58), the last trading day of the fiscal year. No amount is reported for RSUs or PSUs that vested prior to the end of the 2024 fiscal year.

(10)
The payout under the AIP for each NEO is earned if the NEO is employed through the end of the Company’s 2024 fiscal year (i.e., April 30, 2024) which is the assumed effective date of termination for the tables. As such, it is included under all termination and separation scenarios and assumes the event is not subject to the Company’s “clawback” policy or is otherwise forfeited.

(11)	Health care costs are based on estimates of the Company’s current costs for such benefits as of April 30, 2024.
Notice & Proxy Statement	56

CEO PAY RATIO
Pursuant to Section 953(b) of the Dodd-Frank Act and Item 402(u) of Regulation S-K, we provide the following “pay ratio” information for the Company’s 2024 fiscal year. The pay ratio included in this information represents a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.
For 2024, our last completed fiscal year, the annual total compensation of our CEO, Mr. Rebelez, as provided in the Summary Compensation Table, was $10,626,257. The annual total compensation of our median employee, a store team member located in rural Missouri, was $18,346, which was calculated using the same methodology as required by the Summary Compensation Table. Therefore, the ratio of the annual total compensation of our CEO to that of our median employee for the 2024 fiscal year was approximately 579:1.
To determine the median employee (excluding our CEO), we used April 30, 2024, as the determination date, and we ranked each employee (other than our CEO) based on total gross wages received (as reflected in the Company’s payroll records) with respect to the 12-month period beginning on May 1, 2023, and ending on April 30, 2024. Compensation for permanent employees who did not work the entire measurement period was annualized; however, no other exemptions, assumptions, adjustments or estimates were used.
Because the SEC rules for identifying the median employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio reported above.
Notice & Proxy Statement	57

PAY VERSUS PERFORMANCE DISCLOSURE
Pursuant to Section 953(a) of the Dodd-Frank Act and Item 402(v) of Regulation S-K, the following table sets forth information regarding certain financial performance metrics of the Company and the “compensation actually paid” (“CAP”) to our NEOs, using a methodology that has been prescribed by the SEC.
The C/HC Committee does not utilize CAP as the basis for making compensation decisions. For further information concerning our compensation philosophy and how we align executive compensation with our performance, see the CD&A.
Pay Versus Performance Table
Fiscal Year	Summary Compensation Table For PEO(1)(3)	CAP to PEO(1)(2)	Average Summary Compensation Table for Non-PEO NEOs(1)(3)	Average CAP to Non-PEO NEOs(1)(2)	Value of Initial Fixed $100 Investment based on:(4)		GAAP Net Income	EBITDA(5)
					Casey’s TSR	Peer Group TSR
2024	$10,626,257	$33,564,809	$3,066,576	$8,057,409	$217	$151	$501,972,000	$1,059,398,000
2023	$10,607,379	$18,017,916	$2,931,535	$4,874,894	$154	$147	$446,691,000	$952,464,000
2022	$9,061,083	$9,712,877	$2,862,173	$3,711,970	$135	$143	$339,790,000	$801,241,000
2021	$8,186,093	$13,785,124	$2,813,117	$3,880,748	$148	$124	$312,900,000	$719,244,000
(1)
Mr. Rebelez served as our principal executive officer (PEO) for the full fiscal year in 2024, 2023, 2022, and 2021. Reflects other NEOs for the applicable years as follows: (i) for 2021, Mr. Bramlage, Ms. Williams, Julia L. Jackowski (the Company’s former Chief Legal Officer), Adrian M. Butler (the Company’s former Chief Information Officer) and William J. Walljasper (the Company’s former Chief Financial Officer), (ii) for 2022, Mr. Bramlage, Ms. Williams, Mr. Brennan and Mr. Butler, (iii) for 2023, Mr. Bramlage, Ms. Williams, Mr. Brennan and Mr. Frazell, and (iv) for 2024, Mr. Bramlage, Ms. Williams, Mr. Brennan and Mr. Frazell.

(2)
The following amounts were deducted from and/or added to Summary Compensation Table (“SCT”) total compensation in accordance with the SEC-mandated adjustments to calculate CAP. The fair value of equity awards was determined using methodologies and assumptions developed in a manner substantively consistent with those used to determine the grant date fair value of such awards:

	2024		2023		2022		2021
Figures reflected in $000s	PEO	Average other NEOs	PEO	Average other NEOs	PEO	Average other NEOs	PEO	Average other NEOs
Summary Comp. Table Total	$10,626	$3,067	$10,607	$2,932	$9,061	$2,862	$8,186	$2,813
Grant Date Fair Value of Current Fiscal Year Awards	($6,543)	($1,426)	($6,337)	($1,348)	($5,377)	($1,240)	($4,547)	($1,583)
Fair Value Current Fiscal Year Awards at Fiscal Year End	$14,276	$3,104	$7,469	$1,617	$5,129	$1,187	$5,759	$2,047
Change in Fair Value of Prior Fiscal Year Awards (Outstanding)	$15,225	$3,341	$6,468	$1,625	$1,110	$884	$4,324	$554
Change in Fair Value of Prior Fiscal Year Awards (Vested)	($277)	($86)	($385)	($2)	($316)	($15)	$42	$42
Dividends Accrued in Fiscal Year	$257	$57	$195	$51	$106	$34	$21	$9
Compensation Actually Paid	$33,565	$8,057	$18,018	$4,875	$9,713	$3,712	$13,785	$3,881

(3)
Reflects the total compensation reported in the SCT for the applicable year for Mr. Rebelez as the PEO and the average of the total compensation reported in the SCT for the applicable year for each of the other NEOs listed in Footnote 1.

(4)
Reflects TSR, cumulative for the measurement periods beginning on May 1, 2020, and ending on each of April 30, 2021, 2022, 2023 and 2024, the last day of each fiscal year, respectively, calculated in accordance with Item 201(e) of Regulation S-K. “Peer Group” represents the S&P 1500 Consumer Staples Sector Index (“CAP Peer Group”).

(5)
Reflects the “company selected measure.” EBITDA is a non-GAAP measure defined as net income before net interest expense, income taxes, depreciation and amortization. See Appendix A for reconciliation to net income.

Notice & Proxy Statement	58

Charts of CAP Versus Performance Metrics
The chart below illustrates the relationship between the PEO and average Non-PEO CAP amounts and the Company’s and CAP Peer Group’s TSR during fiscal years 2021-2024.

The charts below illustrate the relationship between the PEO and average Non-PEO CAP amounts and the Company’s net income and EBITDA during fiscal years 2021-2024.

Notice & Proxy Statement	59

Performance Measures Used to Link Company Performance and CAP
The following table lists the performance measures that, in our assessment, represent the most important performance measures we used to link compensation actually paid to our NEOs to Company performance for the 2024 fiscal year. See the CD&A beginning on page 29 for further details.
Tabular List of Performance Measures
EBITDA	Same-Store Sales Growth % (Inside Sales)	ROIC	Relative TSR
Notice & Proxy Statement	60

EQUITY COMPENSATION PLAN INFORMATION
The following table sets forth information concerning the shares of Common Stock that may be issued upon exercise of options, warrants and rights under all equity compensation plans as of April 30, 2024. The only such plan is the 2018 Stock Incentive Plan (the “2018 Plan”), which has been approved by the Company’s shareholders.
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	491,862(1)	—	1,135,976(2)
Equity compensation plans not approved by security holders	—	—	—
Total	491,862(1)	—	1,135,976(2)
(1)	Represents unvested RSU and PSU grants made under the 2018 Plan. No stock options have been granted under the 2018 Plan, and as such, none were outstanding as of April 30, 2024.
(2)
This amount represents shares of Common Stock available for issuance under the 2018 Plan. Awards available for issuance include stock options, stock appreciation rights, restricted stock, restricted stock units and other equity-based and equity-related awards, as defined in the 2018 Plan.

Notice & Proxy Statement	61

DIRECTOR COMPENSATION
The Compensation Committee reviews director compensation regularly and seeks to compensate our directors in a manner that attracts and retains highly qualified directors and aligns the interests of our directors with those of our shareholders. Consistent with that objective, the Committee aims to position total direct compensation at the median of the compensation peers used for benchmarking the pay of its NEOs, as well as other companies from across industries of similar size. Further, directors are provided a mix of cash and equity compensation generally reflecting the typical practices of those companies. Finally, the Committee recognizes the responsibilities of directors with additional duties (e.g., committee chairs, etc.) by paying them supplemental retainers generally consistent with those paid to directors in similar roles at other companies.
The compensation program compensates our directors for their Board service for the period between the Company’s annual shareholders’ meetings, which are typically held around the first week in September of each year. Directors elected to the Board or appointed to committees or chair positions after the start of such period, receive prorated compensation. Only non-employee directors receive compensation for their service on the Board.
During the 2024 fiscal year, each non-employee director received an annual Board retainer with a total value of $220,000, consisting of $90,000 in cash and approximately $130,000 in equity. An additional annual cash retainer is also paid to each individual committee chair/member as follows:
Committee Retainers	Chair	Member
Audit Committee	$32,500	$15,000
Compensation Committee	$25,000	$10,000
Nominating and Corporate Governance Committee	$20,000	$8,000
The Committee also determined, with the assistance of Pay Governance and a market compensation assessment, that the additional annual cash fee for the Company’s Lead Independent Director, Ms. Schmeling, is $40,000 in cash (the additional annual cash fee of $150,000 previously paid for the Board Chair will no longer be paid, as Mr. Rebelez does not receive fees or compensation for his role as Board Chair).
Cash retainer fees are paid on a quarterly basis, in advance. The equity portion is granted on an annual basis at the time of our annual shareholders’ meeting in the form of time-based RSUs, with the actual number of units granted calculated using the Company’s 20-day average closing price as of the award date, similar to the approach used to determine the equity awards of our of NEOs and other recipients. The RSUs vest at our next annual shareholders’ meeting, subject to each director’s continued service as a director. In addition, the RSUs will accrue dividend equivalents which will be paid in cash if, and only to the extent that, the applicable vesting requirements have been met (no payment will be made for RSUs that do not vest).
Our directors also receive the following benefits: (i) reimbursement for travel and other necessary business expenses related to their service as a director; (ii) coverage under the Company’s group life insurance plan, with coverages of up to $50,000 (or for Ms. Heiden, $32,500) for each non-employee director; and (iii) reimbursement up to a maximum of $10,000 per year for costs associated with continuing education relating to corporate governance and other Board-related matters.
Notice & Proxy Statement	62

The following table summarizes the compensation paid to the Company’s non-employee directors during the 2024 fiscal year:
Director Compensation Table
Director	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Diane C. Bridgewater(4)	$105,000	—	$95	$105,095
Sri Donthi	$105,000	$126,505	$95	$231,600
Donald E. Frieson	$108,000	$126,505	$95	$234,600
Cara K. Heiden	$122,500	$126,505	$62	$249,067
H. Lynn Horak(4)	$248,000	—	$38	$248,038
David K. Lenhardt	$125,000	$126,505	$95	$251,600
Maria Castañón Moats(5)	—	—	—	—
Larree M. Renda	$115,000	$126,505	$95	$241,600
Judy K. Schmeling	$138,000	$126,505	$95	$264,600
Michael Spanos	$105,000	$126,505	$95	$231,600
Gregory A. Trojan	$100,000	$126,505	$95	$226,600
Allison M. Wing	$100,000	$126,505	$95	$226,600
(1)
Each non-employee director received $90,000 in cash plus certain additional cash retainers for service on committees as members and chairs and for service as Board Chair (as to Mr. Horak, who retired in September 2023) and Lead Independent Director (as to Ms. Schmeling), as noted above.

(2)
At the end of the 2024 fiscal year, each non-employee director (other than Ms. Bridgewater and Mr. Horak, who retired effective September 6, 2023, during the 2023 fiscal year, and Ms. Castañón Moats, who became a director effective July 1, 2024, after the end of the 2023 fiscal year) held 530 RSUs, which will cliff-vest on the date of the 2024 Annual Meeting, subject, in each case, to continued service as a director. The actual value, if any, that is realized from an RSU award will depend on the market price of Common Stock on the applicable vesting date. For information about the financial reporting of the RSUs granted in the 2024 fiscal year, see Note 4 to the Company’s consolidated financial statements included in the Company’s Form 10-K filing with respect to the 2024 fiscal year.

(3)	Amounts included in this column represent life insurance premiums.
(4)	Ms. Bridgewater and Mr. Horak each retired from the Board effective September 6, 2023, during the 2024 fiscal year.
(5)
Ms. Castañón Moats was elected to the Board effective July 1, 2024, during the Company’s 2025 fiscal year, and as such, she did not receive any compensation for service as a director during the 2024 fiscal year.

Since the end of the 2024 fiscal year, the Committee, with the assistance of Pay Governance, conducted a director compensation market assessment (the most recent assessment occurred two years ago in May 2022), based in part on the Company’s Compensation Peer Group and select S&P mid-cap companies (having median revenue that approximated the Company’s revenue). As a result, the following changes to director compensation will be made effective as of the 2024 Annual Meeting: (i) increase of the annual Board cash retainer from $90,000 to $100,000, and (ii) increase of the annual Board equity retainer from $130,000 to $165,000. The other components of director compensation remain unchanged.
Certain Relationships and Related Transactions
The Company has a written policy requiring the disclosure to and approval by the Audit Committee of certain “related party transactions” in which the Company is a participant that may be required to be disclosed under Item 404 of Regulation S-K. For this purpose, “related parties” include all directors, executive officers and any director nominee (and their immediate family members), and any holder of more than 5% of the Common Stock (and their immediate family members). For the purposes of the Company’s policy, a “related party transaction” generally is any transaction in which (i) the aggregate amount involved will or may be expected to exceed $120,000 in any fiscal year, (ii) the Company is a participant, and (iii) any “related party” has or will have a direct or indirect material interest, in each case, subject to certain pre-approved exceptions set forth in the policy.
Under the policy, each director and executive officer shall identify to the Chair of the Audit Committee any related party transaction for which he or she may be a related party, along with any requested supplemental information. The Audit Committee will review the material facts of all related party transactions that require the Committee’s approval and either approve or disapprove of the same, or if advance approval is not feasible, consider whether to ratify the same. In determining whether to approve or ratify a related party transaction, the Audit Committee will take into account, among other factors it deems appropriate, whether the transaction is in the best interests of the Company, whether it is on non-preferential terms, and the extent of the related party’s interest in the transaction. No
Notice & Proxy Statement	63

director may participate in any discussion or approval of a transaction for which he or she is a related party, except that the director must provide all material information concerning the transaction to the Audit Committee. The Audit Committee will report its action with respect to any related party transaction to the Board. The Audit Committee did not review or approve any related party transactions during the 2024 fiscal year.
In 1997, the Company established a Non-Qualified Supplemental Executive Retirement Plan (“SERP”) for the benefit of specified officers at the time, including Ronald M. Lamb, its former President and CEO. The SERP provides for the payment of an annual retirement benefit to the specified officers for the earlier of a period of 20 years or until their death, after which such benefits are to be paid, in each case, to the officer’s spouse for a period ending on the 20th anniversary of the officer’s retirement or the spouse’s death, whichever occurs first. Mr. Lamb’s spouse participates in the SERP and receives an annual retirement benefit of $350,000, which payments will expire in 2028.
Under the employment agreement with our former CEO and Board Chair, Robert J. Myers, commencing on January 1, 2017, and continuing for a period until the earlier of ten years thereafter or the death of Mr. Myers and his spouse, the Company will pay an annual retirement benefit to Mr. Myers (or his spouse, in the event of his death during said period) equal to $330,000 per year.
Notice & Proxy Statement	64

REPORT OF THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS
The Audit Committee operates under a Charter approved by the Board of Directors. All members of the Audit Committee are “independent,” as defined by the SEC as well as the applicable Nasdaq Listing Standards.
The Audit Committee reviews the Company’s financial reporting process, including internal control over financial reporting, on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. The Company’s independent registered public accounting firm, KPMG LLP (“KPMG”), is responsible for expressing an opinion as to the fairness of the financial statements and the conformity of those audited financial statements with U.S. generally accepted accounting principles. Additionally, KPMG expresses an opinion on whether the Company maintained, in all material respects, effective internal control over financial reporting.
In this context, the Audit Committee has met and held discussions with management, internal audit, and KPMG. Management represented to the Committee that the Company’s audited consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles, and the Committee has reviewed and discussed the audited consolidated financial statements with management and KPMG. The Committee also discussed with KPMG matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. The Committee also has received and reviewed written disclosures and the letter from KPMG related to independence as required by the applicable requirements of the PCAOB, has discussed with KPMG the firm’s independence, and has considered whether the provision of non-audit services by KPMG, and the fees paid for such services, are compatible with maintaining its independence.
In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended April 30, 2024.
AUDIT COMMITTEE

Cara K. Heiden, Chair
Sri Donthi
David K. Lenhardt
Michael Spanos
Notwithstanding anything to the contrary set forth in any of the Company’s previous or future filings under the Securities Act, or the Exchange Act, that might incorporate by reference this Proxy Statement or future filings made by the Company under those statutes, the Audit Committee Report is not deemed filed with the SEC and shall not be deemed incorporated by reference into any of those prior filings or into any future filings made by the Company under those statutes.
Notice & Proxy Statement	65

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Subject to shareholder ratification, the Audit Committee has appointed KPMG to audit the consolidated financial statements of the Company for the 2025 fiscal year. The Company has used KPMG (and its predecessor firms) as the Company’s independent registered public accounting firm since 1987. Ratification requires the affirmative vote of a majority of the votes cast on the matter at the Annual Meeting. Abstentions will not be counted as votes cast for such purposes and therefore will have no effect on the results of the vote. If the shareholders do not ratify this appointment, the Audit Committee will consider the matter of the appointment of the independent registered public accounting firm.
The Board of Directors recommends that shareholders vote FOR such ratification.
Representatives of KPMG will be present at the Annual Meeting, will be given an opportunity to make a statement if they so desire and will be available to respond to appropriate questions relating to the audit.
Independent Auditor Fees
The following table sets forth the aggregate fees billed to the Company and subsidiaries for the last two fiscal years ended April 30, 2024, and April 30, 2023, by the Company’s independent registered public accounting firm, KPMG:
	2024	2023
Audit Fees(1)	$1,475,000	$1,403,000
Audit-Related Fees(2)	$0	$314,836
Tax Fees(3)	$35,983	$25,178
All Other Fees(4)	$1,780	$1,780
	$1,510,983	$1,744,794
(1)
Audit fees primarily relate to (i) the audit of our consolidated financial statements for the indicated fiscal years, (ii) the audit of the effectiveness of internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, and (iii) the reviews of our unaudited consolidated condensed interim financial statements during the indicated fiscal years.

(3)	Audit-related fees for 2023 relate to buy-side financial and tax due diligence services.
(4)	Tax fees primarily relate to fees for general tax consulting.
(5)	All other fees relate to costs for an online accounting research tool.
The chair of the Audit Committee has advised the Board that the Audit Committee has determined the non-audit services rendered by KPMG during the Company’s most recent year are compatible with maintaining the independence of the auditors.
Prior to the issuance of its audit report, KPMG communicated (i) its responsibility under existing auditing standards generally accepted in the United States of America, (ii) all critical accounting policies and practices used by the Company, and (iii) other significant written communication between KPMG and management of the Company.
Pre-Approval Procedures
Under its charter, the Audit Committee shall pre-approve all audit and any permitted non-audit services provided to the Company by the independent registered public accounting firm and the fees to be paid for those services. The Audit Committee may delegate authority to subcommittees (consisting of one or more members) to grant pre-approvals of certain audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals are presented to the full Audit Committee at its next scheduled meeting. All of the services provided by the independent registered public accounting firm to the Company during the 2024 fiscal year were pre-approved by the Audit Committee or its chair pursuant to delegated authority.
*THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE
APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM*
Notice & Proxy Statement	66

PROPOSAL 3: ADVISORY VOTE ON OUR NAMED
EXECUTIVE OFFICER COMPENSATION
The Board is committed to strong compensation governance and recognizes the significant interest of shareholders in executive compensation matters. We provide our shareholders annually with an opportunity to cast an advisory vote regarding the compensation of our named executive officers (“NEOs”), as disclosed in this Proxy Statement. This “say-on-pay” proposal is intended to provide shareholders with the opportunity to express their views on our compensation decisions and policies regarding our NEOs. In prior years, our shareholders have expressed strong support through this “say-on-pay” vote, including at our annual shareholders’ meeting in September 2023, at which our NEOs’ compensation received approval of 97.6% of the votes cast.
As described in the section named “Compensation Discussion and Analysis”, our executive compensation program is designed to closely align the interests of our NEOs with the interests of shareholders, and to balance long-term performance with shorter-term goals. The program maintains a strong link between executive pay and our long-term financial performance, including by subjecting 75% of annual long-term incentive compensation to achievement of performance goals over a three-year period. The Compensation Committee believes its compensation decisions for the 2024 fiscal year appropriately compensate the NEOs for the Company’s performance and are closely aligned with the long-term interests of our shareholders.
In view of the foregoing and in accordance with Section 14A of the Exchange Act, the Company is asking shareholders to approve the following resolution:
RESOLVED, that the shareholders approve, on an advisory basis, the compensation of the Company’s named executive officers described in the Proxy Statement for the 2024 annual shareholders’ meeting, including the Compensation Discussion and Analysis, the compensation tables, and the narrative executive compensation disclosures contained in the Proxy Statement.
Shareholders may vote FOR, AGAINST or ABSTAIN on this item. Because your vote is advisory, it will not be binding on the Company, and will not overrule any decision by the Board or require the Board to take any particular action. However, the Board values the views of shareholders on executive compensation matters and will consider the outcome of this vote when considering future executive compensation arrangements for the NEOs.
*THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THIS ADVISORY
RESOLUTION ON OUR NAMED EXECUTIVE OFFICER COMPENSATION*
Notice & Proxy Statement	67

PROPOSAL 4: SHAREHOLDER PROPOSAL
The Company has received notice of the intention of The Accountability Board to present the following proposal for voting at the Annual Meeting. The proponent’s address and numbers of shares held may be obtained upon request to our Corporate Secretary. In accordance with SEC rules, the following text of the proposal is presented exactly as it was submitted to the Company.
* * * * *

Dear fellow shareholders,
In 2023, Casey’s President and CEO, Darren Rebelez, also became the company’s Board Chair.
This combined CEO/Chair structure can weaken a corporation’s governance and harm shareholder value and has been increasingly falling out of practice.
In the Russell 3000—which includes companies representing approximately 96% of the U.S. equity market—most companies now have a separate CEO and board chair, and in the majority of those companies, the chair is independent.
The shift toward board chair independence makes sense, considering that management’s most important role is to effectively run the company and the board’s is to effectively provide oversight of management, so a lack of checks and balances may arise when the board is chaired by executive management.
“The chair of the board should ideally be an independent director,” reports Institutional Shareholder Services (ISS), “to help provide appropriate counterbalance to executive management.”
And reports Glass Lewis: “[Our] view is that shareholders are better served when the board is led by an independent chair, a role which we believe is better able to oversee the executives of the Company and set a pro-shareholder agenda without the management conflicts that exist when a CEO or other executive also serves as chair. This, in turn, leads to a more proactive and effective board of directors.”
“We believe that the presence of an independent chair fosters the creation of a thoughtful and dynamic board not dominated by the views of senior management,” concludes Glass Lewis.
To modernize the company’s corporate governance structure moving forward, we believe it ought to be chaired by an independent director.
RESOLVED: Shareholders ask the Board to adopt a policy, and amend the bylaws as necessary, to require the board chair to be an independent director. The policy may provide that (i) if a chair at any time ceases to be independent, the board shall replace the chair with a new, independent, chair, (ii) compliance with this policy is waived if no independent director is available and willing to serve as chair, and, (iii) that the policy shall apply prospectively so as not to violate any contractual obligation existing at its adoption.
Thank you.

Contact: CASY@TABholdings.org
* * * * *
Notice & Proxy Statement	68

The Company’s Statement in Opposition
The Board unanimously recommends a vote AGAINST this proposal for the following reasons:
The Board has a fiduciary duty to act as it believes to be in the best interests of the Company and its shareholders, including by determining the Board leadership structure that will best serve those interests. The Board has considered the proposal and believes that a prescriptive, one-size-fits-all policy to Board leadership is not in the best interests of the Company and its shareholders for the following reasons:
⯀ The Board should retain the flexibility to determine the most effective leadership structure for the Board in light of the Company’s circumstances, the qualifications of the individuals involved and the interests of the Company’s shareholders.
⯀ The Company’s strong corporate governance practices, including a well-defined Lead Independent Director role, a majority independent Board, and committees comprised entirely of independent directors, currently provide for a successful Board leadership and oversight structure.
Board Leadership Flexibility is Important and is in the Best Interests of the Board, the Company and our Shareholders
The Board has no fixed policy with respect to the combination of the positions of Board Chair and CEO, as it believes that it is in the best interests of the Company and its shareholders for the Board to maintain flexibility to determine the most effective leadership structure from time-to-time based on an assessment of the Company’s and the Board’s circumstances then existing, using its best business judgment. Removing this flexibility would restrict the Board’s ability to adapt and respond to its current circumstances and select a leadership structure that it believes to be in the best interests of the Company and its shareholders at the time.
The Board annually reviews its leadership structure, which it considers a key component of fulfilling its fiduciary duties to our shareholders, and evaluates whether the structure remains appropriate for the Company and in shareholders’ best interests. As part of that review, during the Company’s 2023 fiscal year the NGC Committee and the Board began a lengthy, detailed and thorough analysis of the Board’s leadership structure, particularly due to the approaching retirement of our prior Board Chair – H. Lynn Horak.
As a result of the review, and Mr. Horak’s subsequent retirement from the Board, the Board unanimously elected our current President and CEO, Mr. Rebelez, as Board Chair effective June 2, 2023. The Board believes that Mr. Rebelez’s inclusive leadership style, exceptional track record of success and deep understanding of the Company’s business, growth opportunities and challenges, make him uniquely qualified to provide strong and effective leadership to the Board, foster a collaborative relationship between the Board and management, and promote alignment of the Company’s latest long-term strategic plan with its operational and financial execution.
The Board Appointed a Lead Independent Director with Enhanced Responsibilities and Duties Under our Corporate Governance Guidelines
The Company’s Corporate Governance Guidelines require that the Board, on an annual basis, appoint a Lead Independent Director whenever the Board Chair is not an independent director. As such, the Board, following a thorough evaluation and selection process, appointed Ms. Schmeling, a seasoned director with outside public board chair experience, as Lead Independent Director.
Under the Corporate Governance Guidelines, the Lead Independent Director role has a clear mandate, significant authority and well-defined and robust responsibilities and duties, separate from those of the Board Chair, which collectively are related to Board leadership, Board culture, communications, shareholder engagement, and Board and CEO succession planning, performance evaluations, compensation and development. For a more detailed description, see pages 10-12, above, under the “Board Leadership” section.
The Board is Overwhelmingly Independent
Effective July 1, 2024, the Board added yet another highly qualified, independent director – Maria Castañón Moats – bringing the current size of the Board to eleven members. All directors other than Mr. Rebelez (91% of the Board), including all committee chairs and committee members, are independent as defined by the NASDAQ Stock Market listing rules. In addition, all committees and the Board each meet in separate executive sessions after all regularly scheduled meetings, with Board sessions chaired by the Lead Independent Director.
Notice & Proxy Statement	69

Company Performance has been Exceptional Since Mr. Rebelez was Appointed as Board Chair
The proponent states that the Board’s leadership structure can “harm shareholder value.” Our current results contradict that statement. To the contrary, since Mr. Rebelez’s appointment as Board Chair near the beginning of the Company’s 2024 fiscal year, the Company has delivered strong results for its shareholders. In fiscal 2024, Casey’s had a record fiscal year, exceeding $1 billion in EBITDA for the first time in the Company’s history, recorded strong growth in the prepared food and dispensed beverage category, as well as added 154 stores and entered its 17th state, Texas.
Summary
In summary, the flexibility of the Board to select the leadership structure that best meets the needs of the Company and its shareholders, combined with the strength and experience of our independent directors and the corporate governance practices memorialized in our Corporate Governance Guidelines, bylaws and other governance policies and practices, including the appointment and robust responsibilities and duties of our Lead Independent Director, reinforce the Board’s alignment with, and accountability to, the Company’s shareholders.
For these reasons, we recommend a vote against this proposal.
*THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE AGAINST PROPOSAL 4*
Notice & Proxy Statement	70

PROPOSAL 5: SHAREHOLDER PROPOSAL
The Company has received notice of the intention of the As You Sow Foundation Fund, and co-filer Glenmede Responsible ESG (RESGX), to present the following proposal for voting at the Annual Meeting. The proponents’ addresses and numbers of shares held may be obtained upon request to our Corporate Secretary. In accordance with SEC rules, the following text of the proposal is presented exactly as it was submitted to the Company.
* * * * *
WHEREAS: According to the Intergovernmental Panel on Climate Change, the window for limiting global warming to 1.5°C is quickly narrowing.1 Investor demand for science-aligned greenhouse gas (GHG) emission reductions reflects the reality that climate change poses a systemic risk to companies and to investor portfolios. Failure to limit global temperature rise will have dramatic economic consequences.2 Immediate and significant emissions reduction is therefore required of all market sectors.3
GHG emissions from transportation represent 29% of all emissions in the United States, primarily driven by emissions from cars and trucks.4 Casey’s General Stores is a major fuel retailer, selling over 2.6 billion gallons in its 2023 fiscal year.5 Additionally, Casey’s has significant upstream supply chain emissions associated with food production and distribution as one of the 40 largest North American food retailers.6 The Company identifies climate as a risk factor in its 10-K, stating that “changes in our climate, including the effects of carbon emissions in the environment, may lessen demand for fuel or lead to additional government regulation.”7 Casey’s discloses Scope 1 and 2 emissions and has announced plans to disclose its Scope 3, value-chain emissions, but has set no GHG reduction targets.8
Casey’s lags other major food and gasoline retailers in addressing climate risk. Walmart and Kroger both sell fuel and retail goods. Walmart has set, and Kroger has committed to set, targets approved by the Science Based Targets initiative.9 Others, including Costco, have adopted 2030 Scope 1 and 2 GHG reduction targets aligned with 1.5°C and Scope 3 targets.10 Alimentation Couche-Tard, a gasoline retailer including Circle K outlets, has set initial GHG reduction targets.11 One way gasoline retailers can reduce emissions is through providing electric vehicle (EV) charging stations. Although Casey’s has identified this as a potential decarbonization pathway, approximately 1% of Casey’s locations support EV charging.12
32.5% of investors supported this resolution last year, but the Company has failed to meaningfully address this request. By adopting science-based GHG reduction targets, Casey’s can align with peers, mitigate climate risk, and assure investors that the Company is reducing its contribution to climate change and meeting shifting consumer demand.
RESOLVED: Shareholders request the Board issue a report, at reasonable expense and excluding confidential information, disclosing how Casey’s intends to reduce its full value chain greenhouse gas emissions in alignment with the Paris Agreement’s 1.5°C goal requiring Net Zero emissions by 2050.
SUPPORTING STATEMENT: Proponents recommend, at Company discretion, the report include:
⯀ A timeline for setting Net Zero by 2050 targets for the Company’s full value chain GHG emissions and interim 1.5°C emissions reduction goals; and
⯀ Annual progress towards meeting emissions reduction goals.
* * * * *
[1]	https://www.ipcc.ch/report/ar6/wg3/downloads/report/IPCC_AR6_WGIII_FullReport.pdf p. 1
[2]	https://www.oxfordeconomics.com/resource/the-global-economic-costs-of-climate-inaction/
[3]	https://www.ipcc.ch/report/ar6/wg3/downloads/report/IPCC_AR6_WGIII_FullReport.pdf p. 1
[4]	https://www.epa.gov/transportation-air-pollution-and-climate-change/carbon-pollution-transportation#transportation
[5]	https://www.sec.gov/Archives/edgar/data/726958/000072695823000059/casy-20230430.htm p. 6
[6]	https://progressivegrocer.com/pg-100-biggest-players-grocery-retail
[7]	https://www.sec.gov/Archives/edgar/data/726958/000072695823000059/casy-20230430.htm#if4da3a91510e41378df36a5898e36d11_16 p. 14
[8]	https://s2.q4cdn.com/194594550/files/doc_downloads/sustainability/2023/sustainability-report-2023.pdf p. 42
[9]	https://corpo.couche-tard.com/fr/pilier/planete/
[10]	https://mobilecontent.costco.com/live/resource/img/23w10059/1-Craig-and-Ron_letter.pdf p. 1
[11]	https://corpo.couche-tard.com/wp-content/uploads/2023/07/ACT_Sustainability_Report_2023.pdf p. 47
[12]	https://s2.q4cdn.com/194594550/files/doc_downloads/sustainability/2023/sustainability-report-2023.pdf p. 43
Notice & Proxy Statement	71

The Company’s Statement in Opposition
The Board unanimously recommends a vote AGAINST this proposal for the following reasons:
Since our founding in 1968, we have been guided by our purpose, “to make life better for communities and guests every day.” Our commitment to sustainability is rooted in our core values, central to our strategy and operations, and supported by our strong governance practices. As described below, we have already taken important actions to address climate-related risks and enhance the overall sustainability of our business, and we have committed to do more. We believe that the proposal’s generic request for the expansion of reporting and goals is an unnecessary use of funds, resources and talent, and is not in the best interests of the Company or its shareholders, particularly considering the actions the Company is already taking to address climate change and sustainability and to report its progress in its public disclosures. Below we summarize the reasons we recommend a vote against the proposal:
⯀ We are acting responsibly in pursuing emissions reduction targets, along with other ongoing sustainability goals.
⯀ Our Board and management are actively involved in overseeing our sustainability efforts.
⯀ We believe that the proposal’s requests are duplicative of the sustainability efforts we are already undertaking, but on an unnecessarily aggressive timeline.
We are acting responsibly in pursuing emissions reduction targets, along with other ongoing sustainability goals.
We are investing time, effort, and resources to, among other things, evaluate and measure the GHG emissions of our business over time and to transparently report updates to this data in our sustainability reports. Our sustainability reporting efforts aim for – and have delivered – consistent, incremental improvement. In July 2021, after two years of foundational work, we released our first ever sustainability report. In 2022, we began comprehensive data collection of our energy usage and began tracking certain associated GHG emissions. In 2023, we disclosed Scope 1 and 2 emissions data in our report. In this year’s 2024 report, we will again disclose Scope 1 and 2 emissions data and, additionally, certain material Scope 3 emissions data.
Now that these critical foundational efforts related to data collection and reporting are maturing, we have turned our focus to evaluating and analyzing Scope 1 and 2 reduction targets with the assistance of our third-party sustainability consultant. We are taking a similarly thoughtful and deliberate approach, as it important to us, and we believe to our stakeholders, that any Scope 1 and 2 reduction targets we eventually set be grounded in credibility and achievability.
We have been transparent with our shareholders on our Scope 1 and 2 reduction target efforts, including the anticipated timeline, and we remain on track with our previously communicated timeline.
Our Board and management are actively involved in overseeing our sustainability efforts.
Our Board is committed to effective oversight of our climate-related risks and ensuring progress across our sustainability initiatives. Our Nominating and Corporate Governance (NCG) Committee has formal responsibility for leading the Board’s oversight on sustainability matters and overseeing our strategy and policies thereon. Together, our Board and management help ensure we are implementing a responsible strategy that serves the best interests of the Company and all its stakeholders.
The following highlight just a few foundational steps in our sustainability process:
⯀ We developed a management-led cross-functional “Sustainability Committee” that meets on a quarterly basis with our CEO and senior management team to discuss, strategize and prioritize sustainability efforts and disclosures.
⯀ We implemented Board-level oversight responsibilities for its sustainability efforts and reporting, as set forth in the NCG Committee charter. Sustainability, including presentations thereon from management, is a standing item on the Committee’s regular quarterly calendar.
⯀ We will publish our fourth annual sustainability report in late July 2024 (prepared in accordance with the standards published by the Sustainability Accounting Standards Board, which also identified the United Nations Sustainable Development Goals that we believe best align with our business activities and key priority areas).
In addition, over the past three years, our Investor Relations team and other members of senior management have engaged with several of our largest shareholders specifically to discuss sustainability-related topics, including the process of, and progress on, our sustainability journey, opportunities, and the associated timeline. These discussions have helped directly shape the approach and timeline of our sustainability efforts, including our GHG-related disclosures and ongoing efforts to analyze GHG-related reduction targets.
Notice & Proxy Statement	72

Casey’s has continued its GHG emissions reduction efforts in the 2024 fiscal year, delivering consistent, incremental improvement in areas including the following:
⯀ Increased our electric vehicle (EV) infrastructure to 170 charging stations at 37 locations across the Midwest – a 23% increase in chargers from the 2023 fiscal year.
⯀ Blended approximately 89% of all fuel we sell with renewable fuel – a 2% increase from the prior year, which is available for purchase at almost all stores; biodiesel is available at almost half of our stores.
⯀ Installed solar panels on 82 of our refrigerated trailers to provide an alternative source of energy with an additional 133 trailers slated for installation this fiscal year. Solar panels are now standard on new trailers.
⯀ Finalized plans to install “shore power” at our distribution centers, allowing certain trucks parked at our distribution centers to idle without burning diesel fuel.
⯀ Reduced idle time of our trucks by more than 50% since 2019.
⯀ Participated in community solar gardens at 45 stores – up from 30 in the prior year, where we commit to purchase an amount of solar- and wind-generated energy from the garden, resulting in an environmental offset of 25%-100% of the energy usage for participating stores.
⯀ Launched a pilot energy management system at 50 stores.
⯀ Generated, on average, nearly 1,700 kilowatt-hours of electricity per day during fiscal 2024 from the 1,408 solar panels on our third and newest distribution center in Joplin, Missouri (this energy output supports the refrigeration needs of the facility, which accounts for most of its electrical load, reducing the amount of purchased electricity needed from the grid). In addition, we are in the process of evaluating solar power at our other two distribution centers.
We believe that the proposal’s requests are duplicative of the sustainability efforts we are already undertaking, but on an unnecessarily aggressive timeline.
We oppose this proposal, which mandates the creation and publication of a report that would duplicate the Company’s efforts and disclosures, not from a lack of concern by our Board or the Company for this topic, but rather to honor our commitment to ensuring we can make consistent, credible progress towards the goals we set. Accordingly, our Board believes that the proposed report is not the most efficient or helpful method for setting GHG reduction goals, and that adopting the specifics of the proposal is an unnecessary use of the Company’s funds, resources and talent, and not in the best interests of the Company or its shareholders. The Company’s commitment to environmental sustainability is supported by its consistent efforts to integrate sustainability into its business operations and strategy, and the Company continues to push itself to find ways to further drive sustainability throughout the value chain.
For these reasons, we recommend a vote against this proposal.
*THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE AGAINST PROPOSAL 5*
Notice & Proxy Statement	73

ANNUAL REPORTS
The Notice of Annual Meeting of Shareholders, this Proxy Statement and the Annual Report to Shareholders for the year ended April 30, 2024, are available at http://materials.proxyvote.com/147528. The Annual Report, including consolidated financial statements, does not form a part of the material for the solicitation of proxies.
The Company will provide without charge to each shareholder, on written request, a copy of the Company’s Annual Report on Form 10-K for the year ended April 30, 2024, including the consolidated financial statements and schedules thereto, filed with the SEC. If a shareholder requests copies of any exhibits to the Form 10-K, the Company may require the payment of a fee covering its reasonable expenses. A written request should be addressed to Scott Faber, Corporate Secretary, Casey’s General Stores, Inc., One SE Convenience Blvd., Ankeny, Iowa 50021.
SHAREHOLDERS SHARING AN ADDRESS
Shareholders sharing an address with another shareholder may receive only one Notice of Internet Availability of Proxy Materials, or single copies of this Proxy Statement and the Annual Report to Shareholders for the year ended April 30, 2024, as applicable, at that address unless they have provided contrary instructions. Any such shareholder who wishes to receive a separate Notice of Internet Availability of Proxy Materials, or separate copies of this Proxy Statement and the Annual Report to Shareholders for the year ended April 30, 2024, as applicable, now or in the future may write or call Broadridge to request a separate copy from: Householding Department, Broadridge, 51 Mercedes Way, Edgewood, NY 11717; (866) 540-7095.
Broadridge will promptly, upon written or oral request, deliver a Notice of Internet Availability of Proxy Materials, or a separate copy of this Proxy Statement and our Annual Report to Shareholders for the year ended April 30, 2024, as applicable, to any shareholder at a shared address to which only a single copy was delivered. Similarly, shareholders sharing an address with another shareholder who have received multiple copies of the Company’s Notice of Internet Availability of Proxy Materials, or multiple copies of this Proxy Statement and our Annual Report to Shareholders for the year ended April 30, 2024, as applicable, may write or call the above address and phone number to request delivery of a single copy in the future.
SUBMISSION OF SHAREHOLDER PROPOSALS
Any proposal which a shareholder intends to submit for inclusion in the Company’s proxy statement and proxy card for the 2025 annual meeting pursuant to Rule 14a-8 of the Exchange Act must be received by the Company by March 19, 2025 (unless the date of the 2025 annual meeting is changed by more than 30 days from the first anniversary of the 2024 annual meeting, in which case the proposal must be received a reasonable time before the Company begins to print and send its proxy materials for the 2025 annual meeting).
Any shareholder intending to include a director nominee in the Company’s proxy materials for the 2025 annual meeting pursuant to Article III, Section 4 of the Bylaws (i.e., proxy access) should carefully review the requirements for using proxy access, as described in such Section. The Company must receive a shareholder’s nomination, with all required information, between the close of business on February 17, 2025 and the close of business on March 19, 2025. If the date of the 2025 annual meeting is more than 30 days before or more than 60 days after the first anniversary of the 2024 annual meeting, such nomination and required documentation must be delivered not less than 120 days nor more than 150 days or not later than the 10th day following the day on which public announcement of the date of the annual meeting is first made.
In addition, a shareholder may propose business to be conducted at an annual meeting, other than a proposal included in the Company’s proxy statement, or may submit nominations for directors under the Company’s advance notice requirements as set forth in Articles II and III of the Bylaws, respectively. Under the Bylaws, a shareholder must deliver written notice to the Corporate Secretary not earlier than April 30, 2025, and not later than May 30, 2025. For other business to be brought before the meeting, such notice must contain certain information as set forth in Article II of the Bylaws. For director nominations, such notice must contain certain information as set forth in Article III of the Bylaws. If the date of the 2025 annual meeting is more than 30 days before or more than 60 days after the first anniversary of the 2024 annual meeting, written notice must be received not less than 90 days nor more than 120 days prior to the date of the 2025 annual meeting or, if the first public announcement of the date of such advanced or delayed annual meeting is less than 100 days prior to the date of such annual meeting, not later than the 10th day following the day on which public announcement of the date of the annual meeting is first made.
In addition, to comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than Company nominees must deliver written notice not earlier than April 30, 2025, and not later than May 30, 2025 that sets forth the information required by Rule 14a-19(b) under the Exchange Act and comply with the advance notice requirements as set forth in the Company’s Bylaws as described above.
Notice & Proxy Statement	74

A shareholder proposing business to be conducted at an annual meeting or nominees for election to the Board of Directors at an annual meeting must be a shareholder of the Company both at the time of giving of notice and at the time of the meeting and who is entitled to vote at the meeting. Any shareholder desiring a copy of the Bylaws will be furnished a copy without charge upon written request addressed to Scott Faber, Corporate Secretary, Casey’s General Stores, Inc., One SE Convenience Blvd., Ankeny, Iowa 50021.
PROXY SOLICITATION
The Company will pay all solicitation expenses in connection with this Proxy Statement and related Company proxy soliciting material, including the expense of preparing, printing, assembling, mailing and otherwise making available this Proxy Statement and any other material used in the Company’s solicitation of proxies. We have retained MacKenzie Partners to assist in the solicitation of proxies for the Annual Meeting for a fee of approximately $15,000, plus associated costs and expenses. Certain directors, executive officers and other employees, on behalf of the Company and without additional compensation, may also solicit proxies personally, by telephone, fax, email or other electronic means. Shareholders may also be solicited by means of press releases issued by the Company and posted on its website.
The Company will request banks, brokers and other custodians, Nominees and fiduciaries to forward proxy soliciting material to the beneficial owners of shares held of record by such persons and obtain their voting instructions. The Company will reimburse such persons at approved rates for their expenses in connection with the foregoing activities.
OTHER MATTERS
So far as the Board and the management of the Company are aware, no matters other than those described in this Proxy Statement will be acted upon at the meeting. If, however, any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote the same in accordance with their judgment on such other matters.
By Order of the Board of Directors,

Scott Faber
Vice President, Deputy General Counsel and
Corporate Secretary
July 17, 2024
*YOUR VOTE IS IMPORTANT. PLEASE COMPLETE AND SIGN YOUR PROXY CARD AND RETURN IT PROMPTLY OR
OTHERWISE VOTE BY TELEPHONE OR THE INTERNET, AS DESCRIBED ABOVE*
Forward-Looking Statements

This Proxy Statement contains statements that may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, including those related to expectations for future periods, possible or assumed future results of operations, financial conditions, liquidity and related sources or needs, business and/or integration strategies, plans and synergies, supply chain, growth opportunities, and performance of our business and at our stores. There are a number of known and unknown risks, uncertainties, and other factors that may cause our actual results to differ materially from any results expressed or implied by these forward-looking statements, including but not limited to the execution of our new three-year strategic plan, the integration and financial performance of acquired stores, wholesale fuel, inventory and ingredient costs, distribution challenges and disruptions, the impact and duration of the conflict in Ukraine or other geopolitical disruptions, as well as other risks, uncertainties and factors which are described in the Company’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q, as filed with the Securities and Exchange Commission and available on our website. Any forward-looking statements contained in the Proxy Statement represent our current views as of the date of the Proxy Statement with respect to future events, and Casey’s disclaims any intention or obligation to update or revise any forward-looking statements in the Proxy Statement whether as a result of new information, future events, or otherwise.

Notice & Proxy Statement	75

APPENDIX A

Reconciliation of Non-GAAP Financial Measures
We define EBITDA as net income before net interest expense, income taxes, depreciation and amortization. We believe EBITDA is useful to investors in evaluating our operating performance because securities analysts and other interested parties use the calculation as a measure of financial performance and debt service capabilities, and it is regularly used by management for internal purposes including our capital budgeting process, evaluating acquisition targets, assessing performance, and compensation targets.
We define ROIC as operating profit after taxes (net income, plus net interest expenses, income taxes, tax effected) divided by average invested capital. We believe ROIC is useful to investors as a measure of financial performance and prudent capital allocation and is regularly used by management for internal purposes including our capital budgeting process, evaluating acquisition targets, assessing performance, and compensation targets.
Neither EBITDA nor ROIC are recognized terms under GAAP and should not be considered as a substitute for net income, net cash generated from operating activities or other income or cash flow statement data. These measures have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. We strongly encourage investors to review our financial statements and publicly filed reports in their entirety and not to rely on any single financial measure. Because non-GAAP financial measures are not standardized, EBITDA and ROIC, as defined by us, may not be comparable to similarly titled measures reported by other companies. It therefore may not be possible to compare our use of this non-GAAP financial measure with those used by other companies.
Net Income to EBITDA
(in thousands)
	Fiscal Year Ended
	April 30, 2024	April 30, 2023	April 30, 2022	April 30, 2021	April 30, 2020
Net income	$501,972	446,691	339,790	312,900	263,846
Interest, net	$53,441	51,815	56,972	46,679	53,419
Depreciation and amortization	$349,797	313,131	303,541	265,195	251,174
Federal and state income taxes	$154,188	140,827	100,938	94,470	78,202
EBITDA	$1,059,398	952,464	801,241	719,244	646,641
Calculation of ROIC
(in thousands, other than %s)
	Fiscal Year Ended
	April 30, 2024	April 30, 2023	April 30, 2022	April 30, 2021	April 30, 2020
Net income	$501,972	446,691	339,790	312,900	263,846
Federal and state income taxes	$154,188	140,827	100,938	94,470	78,202
Interest, net	$53,441	51,815	56,972	46,679	53,419
EBIT	$709,601	639,333	497,700	454,049	395,467
Tax effect*	$(166,746)	(153,247)	(113,986)	(105,295)	(90,415)
Operating profit after depreciation and taxes (a)	$542,855	486,086	383,714	348,754	305,052

Lines of credit	$—	—	—	—	120,000
Current maturities of long-term debt	$53,181	52,861	24,466	2,354	570,280
Long-term debt, net of current maturities	$1,582,758	1,620,513	1,663,403	1,361,395	714,502
Total shareholders’ equity	$3,015,381	2,660,666	2,240,838	1,932,679	1,643,205
Total invested capital	$4,651,320	4,334,040	3,928,707	3,296,428	3,047,987
Average invested capital (b)	$4,492,680	4,131,374	3,612,568	3,172,208	2,916,118

Return on invested capital (ROIC) (a) / (b)	12.1%	11.8%	10.6%	11.0%	10.5%
*	EBIT is tax effected using the effective tax rate for the reported period. Effective tax rate is federal and state income taxes divided by income before income taxes.
Notice & Proxy Statement	A-1

CASEY'S GENERAL STORES, INC.
ATTN: SCOTT FABER
ONE SE CONVENIENCE BLVD.
ANKENY, IA 50021-8045

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on August 27, 2024 for shares held directly and by 11:59 p.m. Eastern Time on August 25, 2024 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/CASY2024**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on August 27, 2024 for shares held directly and by 11:59 p.m. Eastern Time on August 25, 2024 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V53840-P15054 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CASEY'S GENERAL STORES, INC.

The Board of Directors recommends you vote FOR the following:

Nominees:	**For**	**Against**	**Abstain**
1a. Sri Donthi	☐	☐	☐
1b. Donald E. Frieson	☐	☐	☐
1c. Cara K. Heiden	☐	☐	☐
1d. David K. Lenhardt	☐	☐	☐
1e. Maria Castañón Moats	☐	☐	☐
1f. Darren M. Rebelez	☐	☐	☐
1g. Larree M. Renda	☐	☐	☐
1h. Judy A. Schmeling	☐	☐	☐
1i. Michael Spanos	☐	☐	☐
1j. Gregory A. Trojan	☐	☐	☐
1k. Allison M. Wing	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.	**For**	**Against**	**Abstain**
2. To ratify the appointment of KPMG LLP as the independent registered public accounting firm of the Company for the fiscal year ending April 30, 2025.	☐	☐	☐
3. Advisory vote on our named executive officer compensation.	☐	☐	☐
The Board of Directors recommends you vote AGAINST proposals 4 and 5.	**For**	**Against**	**Abstain**
4. Shareholder proposal regarding independent board chair policy.	☐	☐	☐
5. Shareholder proposal regarding greenhouse gas emissions reporting.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

V53841-P15054

CASEY'S GENERAL STORES, INC.
Annual Meeting of Shareholders
August 28, 2024 8:30 AM Central Time
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Darren M. Rebelez and Judy A. Schmeling or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of CASEY'S GENERAL STORES, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held via live webcast at 8:30 AM, Central Time on August 28, 2024, at www.virtualshareholdermeeting.com/CASY2024, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side